Filed Pursuant to Rule 424(b)(5)

Registration No. 333-140877
Registration No. 333-139888
Registration No. 333-138640

PROSPECTUS SUPPLEMENT

(To Prospectuses dated December 8, 2006, January 18, 2007 and March 8, 2007)

4,165,690 Shares

Common Stock

($0.001 par value per share)

We are offering 3,500,000 shares of our common stock, and the selling stockholders are offering 665,690 shares of our common stock. We will not receive any proceeds from the sale of shares by the selling stockholders.

Our common stock is traded on the Nasdaq Global Market under the symbol “RMKR.” On April 19, 2007, the closing sale price of our common stock on the Nasdaq Global Market was $8.56.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” beginning on page S-7 of this prospectus supplement.

	Per Share	Total
Public Offering Price	$ 8.50	$35,408,365
Underwriting Discount	$0.478	$ 1,991,200
Proceeds, before expenses, to Rainmaker	$8.022	$28,077,000
Proceeds, before expenses, to the Selling Stockholders	$8.022	$ 5,340,165

The underwriters may also purchase up to an additional 624,853 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectuses are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about April 25, 2007.

Needham & Company, LLC
A.G. Edwards
Craig-Hallum Capital Group LLC

The date of this prospectus supplement is April 19, 2007.

Rainmaker Systems, Inc.

S-i

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

As used in this prospectus supplement, references to “we,” “our,” “us,” “Rainmaker” and the “Company” refer to Rainmaker Systems, Inc. and its subsidiaries.

This prospectus supplement supplements three different prospectuses, which are separately included as part of three different registration statements. The prospectus dated January 18, 2007, which is a part of Registration Statement No. 333-139888 and which we refer to as the “accompanying company prospectus,” relates to the offering of common stock by us. The prospectus dated March 8, 2007, which is a part of Registration Statement No. 333-140877 and which we refer to as the “accompanying management/director selling stockholder prospectus,” relates to the offering of common stock by the selling stockholders who are our directors and/or officers. The prospectus dated December 8, 2006, which is part of Registration Statement No. 333-138640 and which we refer to as the “accompanying ViewCentral selling stockholder prospectus,” relates to the offering of common stock by the selling stockholders who acquired their shares in connection with our acquisition of certain assets of ViewCentral, Inc. on September 15, 2006. We refer collectively to the accompanying ViewCentral selling stockholder prospectus and the accompanying management/director selling stockholder prospectus as the “accompanying selling stockholder prospectuses.” We refer collectively to the accompanying company prospectus and the accompanying selling stockholder prospectuses as the “accompanying prospectuses.”

This document is in four parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectuses and the documents incorporated by reference in the accompanying prospectuses. The second, third and fourth parts are the accompanying prospectuses, which contain a description of our common stock and give more general information, some of which may not apply to the common stock. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in any of the accompanying prospectuses or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectuses, including the documents incorporated by reference described under the heading “Incorporation by Reference” on page S-59 of this prospectus supplement, in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” below.

You should rely on the information contained, incorporated or deemed incorporated by reference only in this prospectus supplement, the accompanying prospectuses and any free writing prospectus. We have not authorized anyone to give any information or to make any representation not contained, incorporated or deemed incorporated by reference in this prospectus supplement or the accompanying prospectuses in connection with the offering of shares of common stock in this offering. You should not assume that the information contained in this prospectus supplement and the accompanying prospectuses is correct as of any date after the respective dates of this prospectus supplement and the accompanying prospectuses, even though this prospectus supplement and the accompanying prospectuses are delivered or these shares of common stock are offered or sold on a later date.

This prospectus supplement and the accompanying prospectuses are not an offer to sell any security other than the shares of common stock and are not soliciting an offer to buy any security other than the common stock. This prospectus supplement and the accompanying prospectuses are not an offer to sell our common stock to any person, and they are not soliciting an offer from any person to buy our common stock, in any jurisdiction where the offer or sale to that person is not permitted.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectuses. This summary highlights only some of the information included or incorporated by reference in this prospectus supplement and the accompanying prospectuses. You should read the entire prospectus supplement, the accompanying prospectuses and the documents incorporated by reference carefully, including the section entitled “Risk Factors.”

Our Company

We are a leading provider of sales and marketing solutions, combining hosted application software and execution services designed to drive more revenue for our clients. We have developed an integrated solution, the Rainmaker Revenue Delivery PlatformSM, that combines proprietary, on-demand application software and advanced analytics with specialized sales and marketing execution services, which can include marketing strategy development, websites, e-commerce portal creation and hosting, both inbound and outbound e-mail, chat, direct mail and telesales services.

We use the Rainmaker Revenue Delivery Platform to drive more revenue for our clients in a variety of ways to:

•	sell, on behalf of our clients, the renewal of service contracts, software licenses and subscriptions, and warranties;

•	generate, qualify and develop corporate leads, turning these prospects into qualified appointments for our clients’ field sales forces or leads for their channel partners; and

•	provide a hosted application software platform that enables our clients to more effectively generate additional revenue from sales of Internet-based and in-person training.

We operate as an extension of our clients, in that all of our interactions with our clients’ customers, utilizing our multi-channel communications platform, incorporate our clients’ brands and trademarks, complementing and enhancing our clients’ sales and marketing efforts. Thus, our clients entrust us with some of their most valuable assets—their brand and reputation. In the course of delivering these services, we utilize our proprietary databases to access the appropriate technology buyers and key decision makers.

We currently have over 100 clients, primarily in the computer hardware and software, telecommunications and financial services industries.

We have acquired several businesses that have expanded our client base and enhanced the functionality of our Revenue Delivery Platform. These acquisitions have extended our technology capabilities and added new services which we offer across our expanding client base.

Our objective is to be the leading global provider of integrated sales and marketing solutions in selected vertical markets. Key elements of our strategy include:

•

Generate More Revenue for Our Existing Clients.    We continue to seek to identify areas where we can apply technology and our expertise to improve the renewal rates and sell higher levels of service on behalf of our service contract clients, to generate higher quality leads and appointments for our lead development clients, and to continually improve our hosted software to enable our clients to more efficiently sell their training solutions.

•

Cross-Sell Opportunities within Existing Clients.    We continually seek cross-selling opportunities to increase the range of services provided to our existing clients, most of which currently use our services to support only selected product or customer segments.

•

Sign New Clients.    Our focus on certain sectors, enabling us to employ industry experts, pursue targeted sales and marketing campaigns, develop effective marketing and customer retention programs, and capitalize on referrals from existing clients.

•

Enhance Technology and Add New Products and Services.    We believe our technology platform is a key factor in allowing us to compete effectively and we will continue to seek to identify new products and services that enhance our Revenue Delivery Platform.

•

Selectively Pursue Strategic Acquisitions.    We have completed five acquisitions in the past two years. We intend to continue to consider strategic acquisitions that complement the functionality of our solutions or that expand our geographic footprint, including internationally. The consideration paid by us in connection with any or all such acquisitions could include cash, stock or a combination of cash and stock.

Recent Developments

On April 16, 2007, we announced preliminary financial results for our first quarter ended March 31, 2007. For the first quarter of 2007, we expect to report net revenue between $16.0 million and $16.2 million, representing growth of approximately 44% to 46% from the same period for the prior year. We also expect to report GAAP net income between $400,000 and $500,000. Weighted average shares used to compute earnings per share for the first quarter are expected to be approximately 16.5 million shares. Since our results for the first quarter of 2007 are being finalized and have not yet been reviewed by our independent registered public accounting firm, these figures are preliminary and subject to change.

We have also reaffirmed our previously stated financial guidance to grow 2007 revenue to $65 million to $67 million, representing growth of approximately 33% to 37% from 2006. For the second quarter of 2007, we estimate revenue to be up significantly from our prior year second quarter and to be down slightly from our seasonally strong first quarter. Based on our near-term expansion opportunities with existing clients, including international activities, we are continuing our significant investment in technology and development during the second quarter, as previously discussed. Also, as previously discussed, we are increasing our spending in the second quarter related to Section 404 of the Sarbanes-Oxley Act. Accordingly, we could report in the range of a small GAAP net profit to a small GAAP net loss for the quarter ending June 30, 2007.

On April 2, 2007, Ritch Haselden tendered his resignation from our company. Mr. Haselden is a General Manager and one of the named executive officers identified in our Annual Report on Form 10-K for the year ended December 31, 2006. Mr. Haselden has informed us that he is leaving to pursue other business interests with a private company in another industry. His resignation will become effective on April 20, 2007.

Corporate Information

We were founded in 1991 and are headquartered in Silicon Valley in Campbell, California. We also have operation centers in Austin, Texas, Oakland, California and Montreal, Canada. We are incorporated in Delaware. Our principal office is located at 900 East Hamilton Ave., Suite 400, Campbell, California 95008 and our phone number is (408) 626-3800. Our website is www.rmkr.com. Information on our website is not a part of this prospectus supplement or the accompanying prospectuses.

The Offering

Common stock offered by:
Rainmaker	3,500,000 shares
Selling stockholders	665,690 shares
Total	4,165,690 shares

Common stock to be outstanding after this offering	18,675,812 shares

Use of proceeds

For general corporate purposes, including working capital, capital expenditures and potential acquisitions of complementary technologies or businesses. See “Use of Proceeds.” We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

Nasdaq Global Market symbol	RMKR

Our common stock to be outstanding after this offering is based on 15,175,812 shares outstanding as of February 28, 2007, which includes 430,802 shares underlying restricted stock awards and excludes the following as of that date:

•

1,726,585 shares of common stock issuable upon the exercise of options at a weighted average exercise price of $4.48 per share that we expect to be outstanding immediately following the completion of this offering;

•

40,556 shares of common stock issuable upon exercise of options at a weighted average price of $2.50 per share that we expect to be exercised by the selling stockholders in connection with this offering;

•	1,116,118 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average price of $4.96 per share;

•	961,244 shares of common stock reserved for future grant under our 2003 stock option plan;

•	601,035 shares of common stock reserved for sale under our 1999 employee stock purchase plan; and

•	automatic annual increases in the number of shares reserved for issuance under our 2003 stock option plan and 1999 employee stock purchase plan.

The underwriters have a 30-day option to purchase up to 624,853 additional shares from us to cover overallotments. Except as otherwise specified, the information in this prospectus supplement assumes that the underwriters will not exercise their overallotment option.

Summary Consolidated Financial Data

(in thousands, except per share data)

The following summary consolidated financial data should be read together with our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement. The consolidated statement of operations data and the consolidated balance sheet data are derived from our audited consolidated financial statements that are included elsewhere in this prospectus supplement. The as adjusted balance sheet data gives effect to the sale of 3,500,000 shares of common stock by us in the offering at the public offering price of $8.50 per share after deducting the underwriting discount and estimated offering expenses and after including proceeds to us from the exercise of options that we expect to be exercised by the selling stockholders in connection with this offering. Historical results of operations are not necessarily indicative of future results.

	Years Ended December 31,
	2006	2005	2004
Statement of Operations Data:
Net revenue	$48,921	$32,114	$15,323
Costs of services	24,385	18,716	7,709

Gross margin	24,536	13,398	7,614

Operating expenses:
Sales and marketing	4,250	2,838	1,651
Technology and development	5,990	4,248	2,826
General and administrative	7,483	8,134	6,385
Depreciation and amortization	3,299	3,114	1,740

Total operating expenses	21,022	18,334	12,602

Operating income (loss)	3,514	(4,936)	(4,988)
Interest and other income (expense), net	187	(68)	50

Income (loss) before income tax expense	3,701	(5,004)	(4,938)
Income tax expense (benefit)	298	—	—

Net income (loss)	$3,403	$(5,004)	$(4,938)

Basic net income (loss) per share(1)	$0.25	$(0.48)	$(0.57)

Diluted net income (loss) per share(1)	$0.23	$(0.48)	$(0.57)

Shares used to compute basic net income (loss) per share(1)	13,662	10,464	8,715

Shares used to compute diluted net income (loss) per share(1)	14,568	10,464	8,715

	As of December 31, 2006
	Actual	As Adjusted
Balance Sheet Data:
Cash and cash equivalents	$21,996	$49,375
Working capital	5,202	32,581
Total assets	54,258	81,637
Long-term debt and capital lease obligations, less current portion	417	417
Total stockholders’ equity	21,702	49,081

(1)	Adjusted to reflect the one-for-five reverse split of our outstanding common stock effected on December 15, 2005.

Summary Consolidated Quarterly Financial Data

(in thousands, except per share data)

You should read the following unaudited consolidated summary financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes in this prospectus supplement. The statement of operations data are derived from our unaudited consolidated financial statements, which, in our opinion, have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information for the quarters presented.

	Three Months Ended
	Dec. 31, 2006	Sept. 30, 2006	June 30, 2006	Mar. 31, 2006	Dec. 31, 2005(1)	Sept. 30, 2005	June 30, 2005	Mar. 31, 2005
Statement of Operations Data:
Net revenue	$14,365	$12,219	$11,267	$11,070	$9,063	$8,594	$8,037	$6,420
Costs of services	7,070	6,231	5,586	5,498	4,860	4,925	5,039	3,892

Gross margin	7,295	5,988	5,681	5,572	4,203	3,669	2,998	2,528

Operating expenses:
Sales and marketing	1,592	1,034	892	732	852	741	501	744
Technology and development	1,874	1,487	1,408	1,221	1,204	1,035	1,108	901
General and administrative	1,889	1,745	1,779	2,070	1,892	1,699	1,935	2,608
Depreciation and amortization	1,016	797	790	696	628	850	858	778

Total operating expenses	6,371	5,063	4,869	4,719	4,576	4,325	4,402	5,031

Operating income (loss)	924	925	812	853	(373)	(656)	(1,404)	(2,503)
Interest and other income (expense), net	133	56	(23)	21	65	(60)	(70)	(3)

Income (loss) before income tax expense	1,057	981	789	874	(308)	(716)	(1,474)	(2,506)
Income tax expense	114	112	18	54	—	—	—	—

Net income (loss)	$943	$869	$771	$820	$(308)	$(716)	$(1,474)	$(2,506)

Basic net income (loss) per share(2)	$0.06	$0.06	$0.06	$0.07	$(0.03)	$(0.06)	$(0.14)	$(0.26)

Diluted net income (loss) per share(2)	$0.06	$0.06	$0.05	$0.06	$(0.03)	$(0.06)	$(0.14)	$(0.26)

(1)	Net loss per share for the four quarters ended December 31, 2005 sums to a net loss of $(0.49) compared to a net loss of $(0.48) reported for the full year. This rounding difference is due to weighted average shares outstanding being calculated on a separate quarterly basis.
(2)	Adjusted to reflect the one-for-five reverse stock split of our outstanding common stock effected on December 15, 2005.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectuses contain forward-looking statements in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors,” that may cause our, or our industry’s, actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activities, performance or achievements expressed in or implied by such forward-looking statements.

Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, our ability to integrate acquisitions without disruption to our business, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that we are currently dependent on a few significant client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, and the financial condition of our clients’ businesses.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We assume no obligation to update such forward-looking statements publicly for any reason even if new information becomes available in the future, except as may be required by law.

RISK FACTORS

Risks Related to Our Business

Because we depend on a small number of clients for a significant portion of our revenue, the loss of a single client or any significant reduction in the volume of services we provide to any of our principal clients could result in a substantial decrease in our revenue.

During the year ended December 31, 2006, two clients, Dell and Hewlett-Packard, each accounted for more than 10% of our net revenue and collectively represented 48% of our net revenue for the year ended December 31, 2006. Our largest client, Dell, represented 38% of our net revenue for the year ended December 31, 2006. In the year ended December 31, 2005, these two clients each accounted for more than 10% of our net revenue and collectively represented 47% of our net revenue with the largest individual client, Dell, accounting for 36% of our net revenue.

We expect that a small number of clients will continue to account for a significant portion of our net revenue for the foreseeable future. The loss of any of our principal clients would cause a significant decrease in our net revenue. In addition, our software and technology clients operate in industries that experience consolidation from time to time, which could reduce the number of our existing and potential clients. Any loss of a single significant client may have a material adverse effect on our financial position, cash flows and results of operations.

Our clients may, from time to time, restructure their businesses, which may adversely impact the revenues we generate from those clients. For example, in March 2007, Dell informed us that it was restructuring a portion of its business for which we provide contract sales services. As a result, we now expect our revenue from Dell for 2007 to be flat from 2006. Any further restructuring by Dell, or any similar restructuring by one of our other clients, could reduce the volume of services we provide and further reduce our expected future revenues, which would likely have a material adverse effect on our financial position, cash flows and results of operations.

Our agreements with our clients allow for termination with short notice periods.

Our service sales agreements and our lead generation agreements generally allow our clients to terminate such agreements without cause with 90 to 180 days notice and 30 days notice, respectively. Our clients are under no obligation to renew their engagements with us when their contracts come up for renewal. In addition, our agreements with our clients are generally not exclusive.

We have strong competitors and may not be able to compete effectively against them.

Competition in our industry is intense, and such competition may increase in the future. Our competitors include providers of service contract sales and lead generation services, enterprise application software providers, providers of database marketing services, e-commerce service providers, online marketing services, and companies that offer training management systems. We also face competition from internal marketing departments of current and potential clients. Additionally, for portions of our service offering, we may face competition from outsource providers with substantial offshore facilities which may enable them to compete aggressively with similar service offerings at a substantially lower price. Many of our existing or potential competitors have greater brand recognition, longer operating histories, and significantly greater financial, technical and marketing resources, which could further impact our ability to address competitive pressures. Should competitive factors require us to increase spending for, and investment in, client acquisition and retention or for the development of new services, our expenses could increase disproportionately to our revenues. Competitive pressures may also necessitate price reductions and other actions that would likely affect our business adversely. Additionally, there can be no assurances that we will have the resources to maintain a higher level of spending to address changes in the competitive landscape. Failure to maintain or to produce revenue proportionate to any increase in expenses would have a negative impact on our financial position, cash flows and operating results.

Our revenue will decline if demand for our clients’ products and services decreases.

A significant portion of our business consists of marketing and selling our clients’ services to their customers. In addition, a significant percentage of our revenue is based on a “pay for performance” model in which our revenue is based on the amount of our clients’ services that we sell. Accordingly, if a particular client’s products and services fail to appeal to its customers for reasons beyond our control, such as preference for a competing product or service, our revenue may decline. In addition, revenue from our lead generation service offering could decline if our clients reduce their marketing efforts.

Any efforts we may make in the future to expand our service offerings may not succeed.

To date, we have focused our business on providing our service offerings to enterprises in selected vertical markets that retain our services and/or license our software in an effort to market and sell their offerings to their business customers. We may seek to expand our service offerings in the future to other markets, including other industry verticals or the business-to-consumer market. Any such effort to expand could cause us to incur significant investment costs and expenses and could ultimately not result in significant revenue growth for us. In addition, any efforts to expand could divert management resources from existing operations and require us to commit significant financial and other resources to unproven businesses.

Any acquisitions or strategic transactions in which we participate could result in dilution, unfavorable accounting charges and difficulties in successfully managing our business.

As part of our business strategy, we review from time to time acquisitions or other strategic transactions that would complement our existing business or enhance our technology capabilities. Future acquisitions or strategic transactions could result in potentially dilutive issuances of equity securities, the use of cash, large and immediate write-offs, the incurrence of debt and contingent liabilities, amortization of intangible assets or impairment of goodwill, any of which could cause our financial performance to suffer. Furthermore, acquisitions or other strategic transactions entail numerous risks and uncertainties, including:

•	difficulties assimilating the operations, personnel, technologies, products and information systems of the combined companies;

•	diversion of management’s attention;

•	risks of entering geographic and business markets in which we have no or limited prior experience; and

•	potential loss of key employees of acquired organizations.

We perform valuation analyses on all acquisitions and reassess the valuations and carrying value of goodwill and other intangible assets on our balance sheet at least annually. As of December 31, 2006, we had $7.0 million in goodwill and $5.6 million of unamortized intangibles. This reassessment has in the past resulted in adjustments in amortization schedules, and could in the future result in further adjustments, or in write-downs or write-offs of assets, which would negatively affect our financial position and operating results.

We cannot be certain that we would be able to successfully integrate any operations, personnel, technologies, products and information systems that might be acquired in the future, and our failure to do so could have a material adverse effect on our financial position, cash flows and operating results.

Our business strategy may include further expansion into foreign markets, which would require increased expenditures, and if our international operations are not successfully implemented, they may not result in increased revenue or growth of our business.

On January 25, 2007, we acquired the business of CAS Systems, which has significant operations in Montreal, Canada. Our growth strategy may include further expansion into international markets. Our international expansion may require significant additional financial resources and management attention, and could have a negative effect on our financial position, cash flows and operating results. In addition, we may be exposed to associated risks and challenges, including:

•	regional and economic political conditions;

•	foreign currency fluctuations;

•	different or lesser protection of intellectual property rights;

•	longer account receivable collection cycles;

•	different pricing environments;

•	difficulty in staffing and managing foreign operations;

•	laws and business practices favoring local competitors; and

•	foreign government regulations.

We cannot assure you that we will be successful in creating international demand for our services and software or that we will be able to effectively sell our clients’ services in international markets.

Our success depends on our ability to successfully manage growth.

Any future growth will place additional demands on our managerial, administrative, operational and financial resources. We will need to improve our operational, financial and managerial controls and information systems and procedures and will need to train and manage our overall work force. If we are unable to manage additional growth effectively, our business will be harmed.

The length and unpredictability of the sales and integration cycles could cause delays in our revenue growth.

Selection of our services and software can entail an extended decision making process on the part of prospective clients. We often must educate our potential clients regarding the use and benefit of our services and software, which may delay the evaluation and acceptance process. For the service contract sales portion of our solution, the selling cycle can extend to approximately 9 to 12 months or longer between initial client contact and signing of an agreement. Once our services and software are selected, integration with our clients’ systems can be a lengthy process, which further impacts the timing of revenue. Because we are unable to control many of the factors that will influence our clients’ buying decisions or the integration process of our services and software, it can be difficult to forecast the growth and timing of our revenue.

We have incurred recent losses and may incur losses in the future.

Although we reported net income for each of the four quarters during 2006 and for the year ended December 31, 2006, we incurred a net loss of $5.0 million for the year ended December 31, 2005, and a net loss of $4.9 million for the year ended December 31, 2004. Our accumulated deficit through December 31, 2006 is $59.6 million. We may incur losses in the future, depending on the timing of signing of new clients, costs to initiate service for new clients, our ability to retain and expand our service to existing clients, our ability to successfully compete, our decisions to further invest in our technology or infrastructure, and our ability to continue to increase our operating efficiencies.

We may need to raise additional capital which might not be available to us on acceptable terms, if at all.

We may require additional capital for the acquisition of businesses, products or technologies that are complementary to ours, or to fund our working capital and capital expenditure requirements. To date, we have raised capital through both equity and debt financings. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants and interest expenses that will affect our financial results. Additional funding may not be available when needed or on terms acceptable to us. If we are unable to obtain additional capital, we may be required to delay or reduce the scope of our operations.

Our quarterly operating results may fluctuate, and if we do not meet market expectations, our stock price could decline.

Our future operating results may not follow past trends in every quarter, even if they continue to improve overall. In any future quarter, our operating results may fall below the expectations of public market analysts and investors.

Factors which may cause our future operating results to be below expectations include:

•	the growth of the market for our sales and marketing solutions;

•	the demand for and acceptance of our services;

•	the demand for our clients’ products and services;

•	the length of the sales and integration cycle for our new clients;

•	our ability to expand relationships with existing clients;

•	our ability to develop and implement additional services, products and technologies;

•	the success of our direct sales force;

•	our ability to retain existing clients;

•	the costs of complying with Section 404 of the Sarbanes-Oxley Act;

•	the granting of additional stock options and/or restricted stock awards resulting in additional FAS 123R stock option expense;

•	new product and service offerings from our competitors;

•	general economic conditions;

•	regulatory compliance costs;

•	our ability to integrate acquisitions and the costs and write-downs associated with them, including the amortization of intangibles; and

•	our ability to expand our operations, including potential further international expansion.

We may experience seasonality in our sales, which could cause our quarterly operating results to fluctuate from quarter to quarter.

As we continue to grow our lead generation service offerings, we will experience seasonal fluctuations in our revenue as companies’ spending on marketing can be stronger in the second and fourth quarters than in the first and third. In addition, since our lead generation service offering has lower gross margins than our other service offerings, we may experience quarterly fluctuations in our financial performance as a result of a seasonal shift in the mix of our service offerings.

If we are unable to attract and retain highly qualified management, sales and technical personnel, the quality of our services may decline, and our ability to execute our growth strategies may be harmed.

Our success depends to a significant extent upon the contributions of our executive officers and key sales and technical personnel and our ability to attract and retain highly qualified sales, technical and managerial personnel. Competition for personnel is intense as these personnel are limited in supply. We have at times experienced difficulty in recruiting qualified personnel, and there can be no assurance that we will not experience difficulties in the future, which could limit our future growth. The loss of certain key personnel, particularly Michael Silton, our chief executive officer, and Steve Valenzuela, our chief financial officer, could seriously harm our business.

We rely heavily on our communications infrastructure, and the failure to invest in or the loss of these systems could disrupt the operation and growth of our business and result in the loss of clients or our clients’ customers.

Our success is dependent in large part on our continued investment in sophisticated computer, Internet and telecommunications systems. We have invested significantly in technology and anticipate that it will be necessary to continue to do so in the future to remain competitive. These technologies are evolving rapidly and are characterized by short product life cycles, which require us to anticipate technology developments. We may be unsuccessful in anticipating, managing, adopting and integrating technology changes on a timely basis, or we may not have the capital resources available to invest in new technologies.

Our operations could suffer from telecommunications or technology downtime, disruptions or increased costs.

In the event that one of our operations facilities has a lapse of service or damage to such facility, our clients could experience interruptions in our service as well as delays, and we might incur additional expense in arranging new facilities and services. Our disaster recovery computer hardware and systems located at our facilities in California, Texas and Canada have not been tested under actual disaster conditions and may not have sufficient capacity to recover all data and services in the event of an outage occurring at one of our operations facilities. In the event of a disaster in which one of our operations facilities is irreparably damaged or destroyed, we could experience lengthy interruptions in our service. While we have not experienced extended system failures in the past, any interruptions or delays in our service, whether as a result of third party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with clients and our reputation. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These factors in turn could damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability, cause us to issue credits or cause clients to fail to renew their contracts, any of which could adversely affect our business, financial condition and results of operations. Temporary or permanent loss of these systems could limit our ability to conduct our business and result in lost revenue.

We have made significant investments in technology systems that operate our business operations. Such assets are subject to reviews for impairment in the event they are not fully utilized.

We have made technology and system improvements and capitalized those costs while the technology was being developed. During the year ended December 31, 2006, we deployed our new customer relationship management, or CRM, system, which we had developed over an 18-month period. We invested $3.2 million in this system, which has a carrying value of $2.7 million as of December 31, 2006 as capitalized software, and is being amortized over five years. We are using it as a CRM platform for our service sales clients. If unforeseen events or circumstances prohibit us from using this system with all clients, we may be forced to impair some or all of this asset, which could result in a charge to our financial results.

Defects or errors in our software could harm our reputation, impair our ability to sell our services and result in significant costs to us.

Our software is complex and may contain undetected defects or errors. We have not suffered significant harm from any defects or errors to date, but we have from time to time found defects in our software and we may discover additional defects in the future. We may not be able to detect and correct defects or errors before releasing software. Consequently, we or our clients may discover defects or errors after our software has been implemented. We have in the past implemented and may in the future need to implement corrections to our software to correct defects or errors. The occurrence of any defects or errors could result in:

•	our inability to execute our services on behalf of our clients;

•	delays in payment to us by customers;

•	damage to our reputation;

•	diversion of our resources;

•	legal claims, including product liability claims, against us;

•	increased service and warranty expenses or financial concessions; and

•	increased insurance costs.

Our liability insurance may not be adequate to cover all of the costs resulting from these legal claims. Moreover, we cannot assure you that our current liability insurance coverage will continue to be available on acceptable terms or that the insurer will not deny coverage as to any future claim. The successful assertion against us of one or more large claims that exceeds available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business and operating results. Furthermore, even if we succeed in the litigation, we are likely to incur substantial costs and our management’s attention will be diverted from our operations.

If we are unable to safeguard our networks and clients’ data, our clients may not use our services and our business may be harmed.

Our networks may be vulnerable to unauthorized access, computer hacking, computer viruses and other security problems. An individual who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in our operations. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems caused by any breaches. Security measures that we adopt from time to time may be inadequate.

If we fail to adequately protect our intellectual property or face a claim of intellectual property infringement by a third party, we may lose our intellectual property rights and be liable for significant damages.

We cannot guarantee that the steps we have taken to protect our proprietary rights and information will be adequate to deter misappropriation of our intellectual property. In addition, we may not be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. If third parties infringe or misappropriate our trade secrets, copyrights, trademarks, service marks, trade names or other proprietary information, our business could be seriously harmed. In addition, third parties may assert infringement claims against us that we violated their intellectual property rights. These claims, even if not true, could result in significant legal and other costs and may be a distraction to management. In addition, protection of intellectual property in many foreign countries is weaker and less reliable than in the U.S., so if our business further expands into foreign countries, risks associated with protecting our intellectual property will increase.

Our business may be subject to additional obligations to collect and remit sales tax and, any successful action by state, foreign or other authorities to collect additional sales tax could adversely harm our business.

We file sales tax returns in certain states within the U.S. as required by law and certain client contracts for a portion of the sales and marketing services that we provide. We do not collect sales or other similar taxes in other states and many of the states do not apply sales or similar taxes to the vast majority of the services that we provide. However, one or more states could seek to impose additional sales or use tax collection and record-keeping obligations on us. Any successful action by state, foreign or other authorities to compel us to collect and remit sales tax, either retroactively, prospectively or both, could adversely affect our results of operations and business.

Risks Related to Our Industry and Other Risks

We are subject to government regulation of direct marketing, which could restrict the operation and growth of our business.

The Federal Trade Commission’s, or FTC’s, telesales rules prohibit misrepresentations of the cost, terms, restrictions, performance or duration of products or services offered by telephone solicitation and specifically addresses other perceived telemarketing abuses in the offering of prizes. Additionally, the FTC’s rules limit the hours during which telemarketers may call consumers. The Federal Telephone Consumer Protection Act of 1991 contains other restrictions on facsimile transmissions and on telemarketers, including a prohibition on the use of automated telephone dialing equipment to call certain telephone numbers. The Federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 contains restrictions on the content and distribution of commercial e-mail. A number of states also regulate telemarketing and some states have enacted restrictions similar to these federal laws. In addition, a number of states regulate e-mail and facsimile transmissions. State regulations of telesales, e-mail and facsimile transmissions may be more restrictive than federal laws. Any failure by us to comply with applicable statutes and regulations could result in penalties. There can be no assurance that additional federal or state legislation, or changes in regulatory implementation, or judicial interpretation of existing or future laws would not limit our activities in the future or significantly increase the cost of regulatory compliance.

The demand for sales and marketing services is highly uncertain.

Demand and acceptance of our sales and marketing services is dependent upon companies’ willingness to allow third parties to provide these services. It is possible that these solutions may never achieve broad market acceptance. If the market for our services does not grow or grows more slowly than we anticipate at any time, our business, financial condition and operating results may be materially adversely affected.

Increased government regulation of the Internet could decrease the demand for our services and increase our cost of doing business.

The increasing popularity and use of the Internet and online services may lead to the adoption of new laws and regulations in the U.S. or elsewhere covering issues such as online privacy, copyright and trademark, sales taxes and fair business practices or which require qualification to do business as a foreign corporation in certain jurisdictions. Increased government regulation, or the application of existing laws to online activities, could inhibit Internet growth. A number of government authorities are increasingly focusing on online personal data privacy and security issues and the use of personal information. Our business could be adversely affected if new regulations regarding the use of personal information are introduced or if government authorities choose to investigate our privacy practices. In addition, the European Union has adopted directives addressing data privacy that may limit the collection and use of some information regarding Internet users. Such directives may limit our ability to target our clients’ customers or collect and use information. A decline in the growth of the Internet could decrease demand for our services and increase our cost of doing business and otherwise harm our business.

Failure by us to achieve and maintain effective internal control over financial reporting in accordance with the rules of the SEC could harm our business and operating results and/or result in a loss of investor confidence in our financial reports, which could in turn have a material adverse effect on our business and stock price.

Based on current SEC rules and if our public float remains above $75 million as of June 30, 2007, we will be required to comply by December 31, 2007 with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We are in the process of documenting our internal controls systems to allow management to evaluate and report on, and our independent auditors to audit, our internal controls over financial reporting. Once the documentation is complete, we will be performing the system and process evaluation and testing (and any necessary remediation) required to comply. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. We are required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to materially affect internal controls over financial reporting. A “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory authorities such as the SEC. In addition, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our consolidated financial statements, and our stock price may be adversely affected as a result. If we fail to remedy any material weakness, our consolidated financial statements may be inaccurate, we may face restricted access to the capital markets and our stock price may be adversely affected.

Changes in the accounting treatment of stock options will adversely affect our reported results of operations.

In December 2004, the Financial Accounting Standards Board, or FASB, announced its decision to require companies to expense employee stock options. The pro forma disclosure that the FASB previously permitted will no longer be an alternative to the financial statement recognition of the expense. We adopted the new accounting pronouncement, Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, beginning on January 1, 2006. This change in accounting practices may adversely affect our fiscal 2007 reported results of operations due to future changes to various assumptions used to determine the fair value of awards issued or the amount and type of equity awards granted, but will have no impact on cash flows.

Terrorist acts and acts of war may harm our business and revenue, costs and expenses, and financial position.

Terrorist acts or acts of war may cause damage to our employees, facilities, clients, our clients’ customers, and vendors, which could significantly impact our revenues, costs and expenses, financial position and results of operations. The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to national security, and other acts of war or hostility have created many economic and political uncertainties that could adversely affect our business and results of operations in ways that cannot be presently predicted. We are predominantly uninsured for losses and interruptions caused by terrorist acts and acts of war.

Risks Associated with Our Stock

Our charter documents and Delaware law contain anti-takeover provisions that could deter takeover attempts, even if a transaction would be beneficial to our stockholders.

Our certificate of incorporation and bylaws and certain provisions of Delaware law may make it more difficult for a third party to acquire us, even though an acquisition might be beneficial to our stockholders. For example, our certificate of incorporation provides our board of directors the authority, without stockholder action, to issue up to 5,000,000 shares of preferred stock in one or more series. Our board determines when we will issue preferred stock, and the rights, preferences and privileges of any preferred stock. Our certificate of incorporation also provides for a classified board, with each board member serving a staggered three-year term. When our common stock was listed on the Nasdaq Capital Market, we were subject to various restrictions under California law that prohibited us from having a classified board. Now that our common stock is listed on the Nasdaq Global Market, we are no longer subject to those restrictions. Accordingly, we intend to implement a classified board at our 2007 annual meeting of our stockholders. In addition, our bylaws establish an advance notice procedure for stockholder proposals and for nominating candidates for election as directors. Delaware law also contains provisions that can affect the ability of a third party to take over a company. For example, we are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, unless certain conditions are met. Section 203 may discourage, delay or prevent an acquisition of our company even at a price our stockholders may find attractive.

Our common stock price may be volatile.

During the year ended December 31, 2006, the price for our common stock has fluctuated between $2.41 per share and $8.32 per share. The trading price of our common stock may continue to fluctuate widely due to:

•	quarter to quarter variations in results of operations;

•	loss of a major client;

•	announcements of technological innovations by us or our competitors;

•	changes in, or our failure to meet, the expectations of securities analysts;

•	new products or services offered by us or our competitors;

•	changes in market valuations of similar companies;

•	announcements of strategic relationships or acquisitions by us or our competitors;

•	other events or factors that may be beyond our control; or

•	dilution resulting from the raising of additional capital.

In addition, the securities markets in general have experienced extreme price and trading volume volatility in the past. The trading prices of securities of companies in our industry have fluctuated broadly, often for reasons unrelated to the operating performance of the specific companies. These general market and industry factors may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Our stock price is volatile, and we could face securities class action litigation. In the past, following periods of volatility in the market price of their stock, many companies have been the subjects of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management’s attention and resources and could cause our stock price to fall.

We may have difficulty obtaining director and officer liability insurance in acceptable amounts for acceptable rates.

We cannot assure that we will be able to obtain in the future sufficient director and officer liability insurance coverage at acceptable rates and with acceptable deductibles and other limitations. Failure to obtain such insurance could materially harm our financial condition in the event that we are required to defend against and resolve any future securities class actions or other claims made against us or our management. Further, the inability to obtain such insurance in adequate amounts may impair our future ability to retain and recruit qualified officers and directors.

If we fail to meet the Nasdaq Global Market listing requirements, our common stock will be delisted.

Trading of our common stock moved from the Nasdaq Capital Market to the Nasdaq Global Market on January 8, 2007. The Nasdaq Global Market listing requirements are more onerous than the listing requirements for the Nasdaq Capital Market. If we experience losses from our operations, are unable to raise additional funds or our stock price does not meet minimum standards, we may not be able to maintain the standards for continued listing on the Nasdaq Global Market, which include, among other things, that our common stock maintain a minimum closing bid price of at least $1.00 per share (subject to applicable grace and cure periods). If, as a result of the application of such listing requirements, our common stock is delisted from the Nasdaq Global Market, our stock would become harder to buy and sell. Consequently, if we were removed from the Nasdaq Global Market, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline. As a result, the ability to resell shares of our common stock could be adversely affected.

Our directors, executive officers and their affiliates own a significant percentage of our common stock and can significantly influence all matters requiring stockholder approval.

As of February 28, 2007, our directors, executive officers and entities affiliated with them together beneficially control approximately 16.4% of our outstanding shares. As a result, these stockholders, acting together, may have the ability to disproportionately influence all matters requiring stockholder approval, including the election of all directors, and any merger, consolidation or sale of all or substantially all of our assets. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company, which, in turn, could depress the market price of our common stock.

Shares eligible for sale in the future could negatively affect our stock price.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock or the perception that these sales could occur. This might also make it more difficult for us to raise funds through the issuance of securities. As of December 31, 2006, we had 15,088,294 outstanding shares of common stock. As of December 31, 2006, there were an aggregate of 2,831,604 shares of common stock issuable upon exercise of outstanding stock options and warrants, including 1,715,486 shares of common stock issuable upon exercise of options outstanding under our option plan and 1,116,118 shares of common stock issuable upon exercise of the outstanding warrants issued to the investors in our private placement transactions completed on February 7, 2006, June 15, 2005 and February 20, 2004. As of December 31, 2006, we also had a total of 368,802 shares issued pursuant to restricted stock awards granted to certain employees. These restricted shares will become available for public sales subject to the respective employees continued employment with our company over vesting periods of not more than four years. As of December 31, 2006, under our existing stock option plan and employee stock purchase plan, we may issue up to an additional 506,744 shares and 521,035 shares of our common stock, respectively, subject to the terms and conditions of such plans. Since December 31, 2006, an additional 600,000 shares became available for issuance under our existing stock option plan and an additional 80,000 shares became available for issuance under our existing employee stock purchase plan, subject to the terms and conditions of such plans. We may issue and/or register additional shares, options, or warrants in the future in connection with acquisitions, compensation or otherwise. In addition, shares issued in connection with our acquisitions of ViewCentral and Metrics, after taking into account the shares being offered in this offering, will be available for sale upon the lapse of contractual lock-ups as follows: 51,475 on March 15, 2007, 31,696 on May 13, 2007 and 304,737 on September 15, 2007. In addition, up to 31,696 shares and up to 145,493 shares will be released from escrow restrictions on May 12, 2007 and September 15, 2007, respectively. In connection with this offering, we, along with our officers, directors and selling stockholders, have agreed, subject to limited exceptions and extensions, not to sell or transfer any shares of common stock for 90 days after the date of this prospectus without Needham & Company, LLC’s consent. However, Needham & Company, LLC may release these shares from these restrictions at any time. In evaluating whether to grant such a request, Needham & Company, LLC may consider a number of factors with a view toward maintaining an orderly market for, and minimizing volatility in the market price of, our common stock. These factors include, among others, the number of shares involved, recent trading volume and prices of the stock, the length of time before the lock-up expires and the reasons for, and the timing of, the request. We cannot predict what effect, if any, market sales of shares held by any stockholder or the availability of these shares for future sale will have on the market price of our common stock.

Our management will have broad discretion over the use of the net proceeds from this offering and may invest or spend the net proceeds of this offering in ways with which you disagree.

Our management will have broad discretion in the application of the net proceeds we receive from this offering. Management’s failure to apply these funds effectively could impair our ability to execute our business plan and on the value of your investment. In addition, our stock price may fall if the investment community does not view our use of the proceeds from this offering favorably.

Investors in this offering will experience immediate and substantial dilution.

The market price of our common stock is substantially higher than the net tangible book value per share of our common stock immediately after the completion of this offering. Therefore, if you purchase our common stock in this offering, you will incur immediate dilution of $6.54 in net tangible book value per share from the price you paid, based on the public offering price of $8.50 per share. In the past, we have issued options to acquire common stock at prices significantly below the public offering price. To the extent these outstanding options are exercised, there will be further dilution to investors.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the 3,500,000 shares of our common stock by us will be approximately $27.3 million, based on the public offering price of $8.50 per share, and after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters exercise their overallotment option in full, we estimate the net proceeds from this offering to us will be approximately $32.3 million. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

We expect to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. We may also use a portion of the net proceeds to acquire complementary technologies or businesses when the opportunity arises; however, we currently have no commitments or agreements with respect to any such transactions. As of the date of this prospectus supplement, we cannot specify with certainty the particular uses for the net proceeds we will receive in this offering. Accordingly, our management will have broad discretion in applying our net proceeds of this offering. Pending such uses, the net proceeds of this offering will be invested in investment grade, interest-bearing instruments.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on the Nasdaq Global Market under the symbol “RMKR.” The following table sets forth for the periods indicated the high and low sale prices per share of our common stock as reported by the Nasdaq Global Market.

	High	Low
Fiscal Year Ended December 31, 2004
First Quarter	$15.65	$6.50
Second Quarter	17.50	9.00
Third Quarter	10.50	5.45
Fourth Quarter	8.50	4.55
Fiscal Year Ended December 31, 2005
First Quarter	$6.70	$2.35
Second Quarter	3.45	1.90
Third Quarter	3.75	2.45
Fourth Quarter	3.20	2.10
Fiscal Year Ended December 31, 2006
First Quarter	$4.32	$2.41
Second Quarter	6.74	4.00
Third Quarter	6.74	5.11
Fourth Quarter	8.32	5.51
Fiscal Year Ending December 31, 2007
First Quarter (through April 19, 2007)	$11.21	$7.11

On April 19, 2007 the last reported sale price of our common stock on the Nasdaq Global Market was $8.56 per share. As of February 28, 2007, there were 15,175,812 shares of our common stock outstanding held by approximately 230 holders of record.

DIVIDEND POLICY

We have never paid dividends on our common stock. We intend to retain our earnings for use in our business and, therefore, do not anticipate paying any cash dividends on our common stock for the foreseeable future. Additionally, pursuant to the terms of our existing Business Loan Agreement with Bridge Bank, any decision to pay dividends on our common stock would be subject to the bank’s approval.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2006:

•	on an actual basis; and

•

on an as adjusted basis to reflect the sale of 3,500,000 shares of our common stock we are offering at the public offering price of $8.50 per share after deducting the underwriting discount and estimated offering expenses payable by us and after including proceeds to us from the exercise of options that we expect to be exercised by the selling stockholders in connection with this offering.

	As of December 31, 2006
	Actual	As Adjusted
	(in thousands, except share data)
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	$—	$—
Common stock, $0.001 par value; 50,000,000 shares authorized; 15,088,294 shares issued and outstanding (actual); 18,588,294 shares issued and outstanding (as adjusted)	15	19
Additional paid-in capital	81,265	108,640
Accumulated deficit	(59,578)	(59,578)
Total stockholders’ equity	21,702	49,081

Total capitalization	$21,702	$49,081

The table above includes 368,802 shares underlying restricted stock awards and excludes the following as of December 31, 2006:

•	1,674,930 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $4.24 per share;

•

40,556 shares of common stock issuable upon the exercise of options at a weighted average exercise price of $2.50 per share that we expect to be exercised by the selling stockholders in connection with this offering;

•	1,116,118 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $4.96 per share;

•	506,744 shares of common stock reserved for future grants under our 2003 stock option plan;

•	521,035 shares of common stock reserved for sale under our 1999 employee stock purchase plan; and

•	automatic annual increases in the number of shares reserved for issuance under our 2003 stock option plan and 1999 employee stock purchase plan.

DILUTION

Our unaudited net tangible book value as of December 31, 2006 was approximately $9.1 million, or $0.60 per share of common stock. Net tangible book value is total assets minus the sum of liabilities and intangible assets. Net tangible book value per share is net tangible book value divided by the total number of shares of common stock outstanding.

After giving effect to the sale of 3,500,000 shares of common stock offered by us in this offering at the public offering price of $8.50 per share and after deducting the underwriting discounts and our estimated offering expenses and after including proceeds to us from the exercise of options that we expect to be exercised by the selling stockholders in connection with this offering, our adjusted net tangible book value on December 31, 2006 would have been $36.5 million, or $1.96 per share of common stock. The adjustments made to determine adjusted net tangible book value per share are the following:

•	an increase in total assets to reflect the net proceeds of the offering to us as described under “Use of Proceeds”; and

•	the addition of the number of shares offered by our company to the number of shares outstanding.

The following table illustrates the adjusted increase of $1.36 per share in net tangible book value and the dilution (the difference between the offering price per share and net tangible book value per share) to new investors:

Public offering price per share		$8.50
Net tangible book value per share as of December 31, 2006	0.60
Increase in net tangible book value per share attributable to offering	1.36

Adjusted net tangible book value per share as of December 31, 2006, after giving effect to the offering		1.96

Dilution per share to new investors in the offering		$6.54

The above discussion and tables are based on 15,088,294 shares of common stock outstanding at December 31, 2006, and excludes:

•	1,674,930 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $4.24 per share;

•

40,556 shares of common stock issuable upon the exercise of options at a weighted average exercise price of $2.50 per share that we expect to be exercised by the selling stockholders in connection with this offering;

•	1,116,118 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $4.96 per share;

•	506,744 shares of common stock reserved for future grants under our 2003 stock option plan;

•	521,035 shares of common stock reserved for sale under our 1999 employee stock purchase plan; and

•	automatic annual increases in the number of shares reserved for issuance under our 2003 stock option plan and 1999 employee stock purchase plan.

If the underwriters exercise their over-allotment option to purchase up to 624,853 additional shares in this offering, adjusted net tangible book value per share as of December 31, 2006 will be $2.15, representing an immediate increase in net tangible book value per share attributable to this offering of $1.55 to our existing investors and an immediate dilution per share to new investors in this offering of $6.35.

Assuming the exercise in full of the 2,831,604 outstanding options and warrants, net tangible book value before this offering at December 31, 2006 would be $1.22 per share, representing an immediate increase of $0.62 per share to our existing stockholders, and, after giving effect to the sale of shares of common stock in this offering, there would be an immediate dilution of $6.21 per share to new investors in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

This prospectus supplement contains forward-looking statements within the meaning of Section 72A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual events and/or future results of operations may differ materially from those contemplated by such forward-looking statements, as a result of the factors described here, and in the documents incorporated herein by reference, including, those factors described under “Risk Factors.”

Overview

We are a leading provider of sales and marketing solutions, combining hosted application software and execution services designed to drive more revenue for our clients. We have developed an integrated solution, the Rainmaker Revenue Delivery PlatformSM, that combines proprietary, on-demand application software and advanced analytics with expert sales and marketing execution services, which can include marketing strategy development, websites, e-commerce portal creation and hosting, both inbound and outbound e-mail, direct mail, chat and telesales services. Our Revenue Delivery Platform combines (1) our proprietary technology platform, including hosted application software, (2) our proprietary database of corporate buyers of technology products and services, (3) our data development and analytics services and (4) our sales and marketing execution services. We are headquartered in Silicon Valley in Campbell, California, and have additional operations in Austin, Texas, Oakland, California, and Montreal, Canada. Our current clients consist primarily of large enterprises operating in the computer hardware and software, telecom and financial services industries.

Our strategy for long-term, sustained growth is to maintain and improve our position as a leading global provider of integrated sales and marketing solutions. Key elements of our strategy include continuing to enhance the execution of our service offerings to generate more revenue for our existing clients thereby increasing our revenue, continuing to seek cross-selling opportunities to increase the range of services provided to our more than 100 existing clients, signing new clients, continuing to identify new services and capabilities that enhance or complement our Revenue Delivery Platform and selectively pursuing strategic acquisitions.

Prior to 2005, substantially all of our net revenue was derived from the commissions we earned on the sale of service contract renewals, software licenses and subscriptions, and warranties. Since 2005, we have added multiple sources of revenue, including lead development services and hosted application software.

Background

We completed our initial public offering in November 1999, raising net proceeds of approximately $37 million. During the period from the initial public offering through 2004, we focused on expanding our market share of the sale of service contracts for our clients, and added two major computer hardware clients which today remain our most significant clients.

In February 2005, we completed our first acquisition, Sunset Direct, which added a new service offering—the generation of sales leads, or lead generation, for clients. Sunset Direct provided us with new clients for our service contract sales solution and also added management talent. We relocated most of our operations from California to Sunset Direct’s lower cost location in Texas. Our net revenues grew to $32.1 million in 2005 from $15.3 million in 2004. This growth was due both to $3.9 million, or 25%, year-over-year growth (excluding acquisitions) in our service contract sales solution and $12.9 million from our lead development services. In 2005, we incurred losses of $5.0 million, due in part to redundancy, severance and other transition costs incurred in moving our base of operations to Texas.

Since September 2004 we have added a number of key executives, and in March 2005 our chief executive officer reassumed operational control of our company. In addition, we have continued to add top management both through hiring and through acquisitions. The present management team has substantially been in place since early 2005.

We achieved our first profitable quarter in the quarter ended March 31, 2006 due primarily to revenue growth from existing and new customers and the lower costs resulting from the relocation of our operations to Texas. Our acquisition of ViewCentral in September 2006 added hosted application software for training sales to our service offerings and a significant new customer base. We reported net revenue of $48.9 million for the year 2006, representing year-over-year growth, excluding acquisitions, of 49%, in addition to the $1.2 million of net revenue from our hosted application software for training sales offering. We were profitable in each quarter of 2006 and reported net income of $3.4 million for the year.

In January 2007, we acquired CAS Systems to provide additional complementary lead development functionality, customers, execution expertise and an international presence with its location in Montreal, Canada.

Net Revenue

We derive revenue from the following: the sale of service contract renewals, software licenses and subscriptions, and warranties; from the provision of services related to the development of qualified leads and appointments; and from the licensing of our hosted application software platform for our clients’ training sales.

Service Contract Renewals, Software Licenses and Subscriptions, and Warranty Extensions.    We sell, on behalf of our clients, service contract renewals, software licenses and subscriptions and warranty extensions. We earn commissions on the sale of these services to our clients’ customers, which we report as our revenue. We are typically responsible for the complete sales process, including marketing and customer identification and order processing. We also take responsibility for collecting the amount paid by our client’s customer. As a result, when we complete a sale, we record the full amount of the sale on our balance sheet as accounts receivable. We record revenue for the commissions we earn on the transaction, which is based on a fixed percentage of the renewal amount based on the agreement with our client. We record the difference between the sale amount and our commission as an account payable, representing the amount we will remit to our client according to our payment terms, generally 30 to 60 days from the initial sale. Our clients’ customers pay us by credit card, check or on payment terms which are generally 30 days from sale, and none of our clients’ customers represented more than 10% of our revenue. Because our revenue from sales of service contract renewals, software licenses and subscriptions, and warranty extensions are commission-based, this revenue can vary significantly. Our agreements with our clients for these services typically have two to three year terms, with automatic renewal provisions. These agreements are generally terminable on 90 to 180 days notice by either party.

We recently started to provide hosted application software which enables our clients’ resellers to renew service contracts with end-users directly. In these situations we earn commissions on sales by our clients or their resellers but take no responsibility or credit risk for collection from the end user of the services.

Lead Development.    We provide lead development services to generate, qualify and develop corporate leads, turning these prospects into sales opportunities and qualified appointments for our clients’ field sales forces and for their channel partners. Our agreements with our clients are generally for fixed fees, have terms ranging from three months to one year and require us to provide fixed resources for the term of the contract. Some of our contracts contain performance requirements. For the significant majority of our lead generation agreements, we recognize revenue as our services are provided; for our performance based contracts, we recognize revenue as we meet the performance objectives. To the extent that our clients pay us in advance of the provision of services, we record deferred revenue and recognize the revenue ratably over the contract period.

Application Software.    We license our hosted application software that our clients use to manage their online and in-person training programs. The licenses are usually for one year terms, and are often paid in advance. These advance payments are recorded as deferred revenue, and recognized ratably over the contract period.

Gross Profit; Gross Margin

Gross profit is calculated as net revenue less the costs associated with selling our clients’ products or delivering our services to our clients; gross margin is gross profit expressed as a percentage of net revenue. Cost of services include compensation costs of sales personnel, sales commissions and bonuses, costs of designing, producing and delivering marketing services, credit card fees, bad debts, and salaries and other personnel expenses related to fee-based activities. Costs of services also include the cost of allocated facility and telephone usage for our telesales representatives as well as other direct costs associated with the delivery of our services. Cost of services related to training sales relates primarily to the cost of personnel to support our hosted application. Most of the costs are personnel related and are relatively fixed. Bonuses and sales commissions will typically change in proportion to net revenue or profitability. Commission and bonus expense included in gross margin are related to incentives paid to our telesales representatives for incremental sales of our clients’ contracts and leads generated. Our gross margins will fluctuate in the future with changes in our product mix. Margins from sales of our clients’ service contract renewals are higher than our lead generation services, and licensing from our hosted application software is our highest margin service.

Sales and Marketing Expenses

Sales and marketing expenses are primarily costs associated with client acquisition, including compensation costs of marketing and sales personnel, sales commissions, bonuses, marketing and promotional expenses, participation in trade shows and conferences and client integration costs. Commission expense included in sales and marketing expenses relates to the variable compensation paid to our sales people who generate sales growth from new and existing clients. The sales cycle required to generate new clients varies within our product mix. In some cases, the lead time to create a new client can be substantial and we will incur sales and marketing costs for efforts that may not be successful.

Technology and Development Expenses

Technology and development expenses include costs associated with the technology infrastructure that supports our Rainmaker Revenue Delivery Platform. These costs include compensation and related costs for technology personnel, consultants, purchases of non-capitalizable software and hardware, and support and maintenance costs related to our systems. We are also investing in the continued development of our Revenue Delivery Platform. Technology and Development Expenses do not include depreciation of hardware and software systems.

General and Administrative Expenses

General and administrative expenses include costs associated with the administration of our business and consist primarily of compensation and related costs for administrative personnel, insurance, and legal and other professional fees. Most of these costs relate to personnel, insurance and facilities and are relatively fixed. In 2007 we expect that we will be required to be compliant with the auditor attestation provisions of Section 404 of the Sarbanes-Oxley Act of 2002. We will incur substantial additional costs in 2007 to achieve compliance with the Sarbanes-Oxley Act and therefore expect a significant increase in absolute dollars in general and administrative expenses in 2007.

Stock-Based Compensation

Prior to 2006, cost of revenue and operating expenses include stock-based compensation expense to the extent the fair value of our common stock exceeds the exercise price of stock options granted to employees on the date of grant. Effective in the first quarter of fiscal 2006, we adopted accounting provisions pursuant to the requirements of SFAS 123(R), “Share Based Payment.” SFAS 123(R) addresses all forms of share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS 123(R) requires us to expense share-based payment awards with compensation cost for share-based payment transactions measured at fair value.

Depreciation and Amortization Expenses

Depreciation and amortization expenses consist of depreciation and amortization of property, equipment and software licenses, and intangible assets. We have completed the acquisition of four businesses in the past two years, and accordingly have been increasing our intangible amortization expense. In the first quarter of 2007, we completed the acquisition of CAS Systems, and will therefore incur higher intangible asset amortization in the future.

Interest and Other Income (Expense), Net

Interest and other income (expense), net reflects income received on cash and cash equivalents, interest expense on leases to secure equipment, software and other financing agreements, and other income and expense.

Critical Accounting Policies/Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts in our consolidated financial statements. We evaluate our estimates on an on-going basis, including those related to our revenue, asset impairments, business combinations, income taxes and commitments and contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Although actual results have historically been reasonably consistent with management’s expectations, future results may differ from these estimates or our estimates may be affected by different assumptions or conditions.

Management has discussed the development of our critical accounting policies with the audit committee of the board of directors and has reviewed the disclosures of such policies and management’s estimates in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

We disclosed our critical accounting policies and estimates in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Management believes there have been no significant changes during the year ended December 31, 2006 to the items, except for the newly applicable accounting policies and estimates relating to FAS 123R.

Use of Estimates

The preparation of the financial statements and related disclosures, in conformity with accounting principles generally accepted in the U.S., requires us to establish accounting policies that contain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We evaluate our estimates on an on-going basis, including those related to revenue recognition and presentation policies, valuation of accounts receivable, and the assessment of recoverability and measuring impairment of goodwill, intangible assets and fixed assets. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The policies that contain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes include:

•	revenue recognition;

•	the allowance for doubtful accounts;

•	impairment of long-lived assets, including goodwill, intangible assets and property and equipment;

•	measurement of our deferred tax assets and corresponding valuation allowance;

•	allocation of purchase price in business combinations; and

•	fair value estimates for the expense of employee stock options.

We have other equally important accounting policies and practices. However, once adopted, these policies either generally do not require us to make significant estimates or assumptions or otherwise only require implementation of the adopted policy, not a judgment as to the application of policy itself. Despite our intention to establish accurate estimates and assumptions, actual results could differ from those estimates under different assumptions or conditions.

Revenue Recognition and Financial Statement Presentation

Substantially all of our revenue is generated from the sale of service contract renewals, lead development services and software licenses for hosted application software for training sales. We recognize revenue from the sale of our clients’ service contract renewals under the provisions of Staff Accounting Bulletin (“SAB”) 104 “Revenue Recognition” and on the “net basis” in accordance with EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” Revenue from the sale of service contract renewals is recognized when a purchase order from the client’s customer is received; the service contract agreement is delivered; the fee is fixed or determinable; the collection of the receivable is reasonably assured; and no significant post-delivery obligations remain unfulfilled. Revenue from lead development services we perform is recognized as the services are accepted and is generally earned ratably over the service contract period. Some of our lead development service revenue is earned when we achieve certain attainment levels and is recognized upon customer acceptance of the service. We earn revenue from our licensing of hosted software applications for training sales ratably over each contract period, having considered EITF 00-03: Application of AICPA SOP 97-2, “Software Revenue Recognition,” to Arrangements That Include the Right to Use Software Stored on Another Entity’s Hardware, which distinguishes hosting services that might fall under the scope of SOP 97-2: Software Revenue Recognition. Since these software licenses are usually paid in advance, we record a deferred revenue liability on our balance sheet that represents the prepaid portions of licenses that will be earned over the next one to two years. We generally do not enter into multiple-element revenue arrangements with our clients.

Our revenue recognition policy involves significant judgments and estimates about collectibility. We assess the probability of collection based on a number of factors, including past transaction history and/or the creditworthiness of our clients’ customers, which is based on current published credit ratings, current events and circumstances regarding the business of our clients’ customer and other factors that we believe are relevant. If we determine that collection is not reasonably assured, we defer revenue recognition until such time as collection becomes reasonably assured, which is generally upon receipt of cash payment.

In addition we provide an allowance in accrued liabilities for the cancellation of service contracts that occurs within a specified time after the sale, which is typically less than 30 days. This amount is calculated based on historical results and constitutes a reduction of the net revenue we record for the commission we earn on the sale.

Allowance for Doubtful Accounts

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our clients’ customers to make required payments of amounts due to us. The allowance is comprised of specifically identified account balances for which collection is currently deemed doubtful. In addition to specifically identified accounts, estimates of amounts that may not be collectible from those accounts whose collection is not yet deemed doubtful but which may become doubtful in the future are made based on historical bad debt write-off experience. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. At December 31, 2006 and 2005, our allowance for potentially uncollectible accounts was $233,000 and $422,000, respectively.

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is recorded using the straight-line method over the assets’ estimated useful lives. Computer equipment and capitalized software are depreciated over two to five years and furniture and fixtures are depreciated over five years. Amortization of leasehold improvements is recorded using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Amortization of fixed assets under capital leases is included in depreciation expense.

Costs of internal use software are accounted for in accordance with Statement of Position 98-1 (“SOP 98-1”), “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” and Emerging Issue Task Force Issue No. 00-02 (“EITF 00-02”), “Accounting for Website Development Costs.” SOP 98-1 and EITF 00-02 require that we expense computer software and website development costs as they are incurred during the preliminary project stage. Once the capitalization criteria of SOP 98-1 and EITF 00-02 have been met, external direct costs of materials and services consumed in developing or obtaining internal-use software, including website development, the payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software and associated interest costs, are capitalized. Capitalized costs are amortized using the straight-line method over the shorter of the term of related client agreement, if such development relates to a specific client, or the software’s estimated useful life, ranging from two to five years. Capitalized internal use software and website development costs are included in property and equipment in the accompanying balance sheets. During 2006, we put in place a new customer relationship management system that included capitalized internal development costs. In total, the system cost $3.2 million and is being amortized over five years on a straight-line basis.

Net Operating Loss Carryforwards

As of December 31, 2006, we had net operating loss carryforwards for federal and state of California tax purposes of $48 million and $31 million respectively. The net operating loss carryforwards will expire at various dates beginning in 2020 through 2024, if not utilized.

During 2006, we performed an analysis of prior ownership changes which would result in a limitation on the availability of our net operating losses. This analysis indicated that our company twice had ownership changes as defined under IRC section 382 which limit the utilization of our net operating losses. The amount of net operating losses available for utilization during 2007 will be approximately $32 million, increasing to $41 million in 2008. All historic losses incurred will be available as of 2010. In the event that we experience another ownership change as defined under IRC Section 382, the utilization of these losses could be further limited.

Goodwill and Other Intangible Assets

We apply the guidance of the Financial Accounting Standards Board (FASB) Statement No. 141, Business Combinations in accounting for the assets related to our acquisitions. Goodwill represents the excess of the acquisition purchase price over the estimated fair value of net tangible and intangible assets acquired. Goodwill is not amortized, but instead tested for impairment at least annually or more frequently if events and circumstances indicate that the asset might be impaired. In our analysis of goodwill and other intangible assets we apply the guidance of FASB Statement No. 142, Goodwill and Other Intangible Assets in determining whether any impairment conditions exist. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. Intangible assets are attributable to the various technologies, customer relationships and tradenames of the businesses we have acquired. To date, no circumstances or indicators have arisen to indicate that the carrying value has been impaired.

Long-Lived Assets

Long-lived assets (excluding goodwill) including our purchased intangible assets are amortized over their estimated useful lives. In accordance with FASB No. 144, Accounting for the Impairment or Disposal of Long

Lived Assets, long-lived assets, such as property, equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Significant Concentrations

In 2006, Dell and Hewlett-Packard each accounted for more than 10% of our net revenue and collectively represented 48% of our net revenue, with Dell representing 38% of our net revenue. In 2005, these two clients accounted for 47% of net revenue, with Dell accounting for 36% of our net revenue. In 2004, four clients, including Dell and Hewlett-Packard, each accounted for more than 10% of our net revenue. In 2004, combined sales to these four clients accounted for 96% of net revenue, with Dell accounting for 47% of our net revenue.

No individual client’s end-user customer accounted for 10% or more of our net revenue in any period presented.

We have service agreements with our clients that expire at various dates ranging through April 2009. Many of our client agreements contain automatic renewal clauses. These clients may, however, terminate their contracts for cause in accordance with the provisions of each contract. Substantially all clients must provide us with advance written notice of their intention to terminate. Dell and Hewlett-Packard may terminate their contracts with 180 and 90 days notice, respectively. Any loss of a significant client would likely have a material adverse effect on the Company’s consolidated financial position, cash flows and results of operations. Our clients may, from time to time, restructure their businesses, which may adversely impact the revenues we generate from those clients. For example, in March 2007, Dell informed us that it was restructuring a portion of its business for which we provide contract sales services. As a result, we now expect our revenue from Dell for 2007 to be flat from 2006. Any further restructuring by Dell, or any similar restructuring by one of our other clients, could reduce the volume of services we provide and further reduce our expected future revenues, which would likely have a material adverse effect on our financial position, cash flows and results of operations.

We expect that a substantial portion of our net revenue will continue to be concentrated among a few significant clients. In addition, our technology clients operate in industries that are experiencing consolidation, which may reduce the number of our existing and potential clients.

Related Party Transactions

We have made purchases of computer equipment and services from several vendors including Dell and Hewlett-Packard, our two largest clients. During the year ended December 31, 2006, we purchased equipment from Dell and Hewlett-Packard totaling $399,000 and $95,000, respectively.

During 2004, we purchased certain of our computer equipment and software from Dell through arrangements accounted for as capital leases. The single remaining lease bears interest at 4.9% per annum and expires in February 2007.

As of December 31, 2006, our property and equipment included amounts held under capital leases with Dell of approximately $24,000 and related accumulated depreciation of approximately $20,000. Principal and interest owed to Dell amounted to approximately $2,000 at December 31, 2006. These capital lease obligations are collateralized by the related leased property and equipment. We also lease computers from Hewlett-Packard, another significant client, on a month-to-month basis. These capital lease obligations are collateralized by the related leased property and equipment.

The Chairman of our board of directors also serves on the board of Saama Technologies, a technology services firm. During the year ended December 31, 2006, we paid Saama Technologies $150,000 for technology services. We continue to utilize their services and may expand the scope of Saama Technologies’ engagement.

Results of Operations

The following table presents, for the periods shown, selected financial data.

	Years Ended December 31,
	2006	2005	2004
	(in thousands, except per share data)
Statement of Operations Data:
Net revenue	$48,921	$32,114	$15,323
Costs of services	24,385	18,716	7,709

Gross margin	24,536	13,398	7,614

Operating expenses:
Sales and marketing	4,250	2,838	1,651
Technology and development	5,990	4,248	2,826
General and administrative	7,483	8,134	6,385
Depreciation and amortization	3,299	3,114	1,740

Total operating expenses	21,022	18,334	12,602

Operating income (loss)	3,514	(4,936)	(4,988)
Interest and other income (expense), net	187	(68)	50

Income (loss) before income tax expense	3,701	(5,004)	(4,938)
Income tax expense (benefit)	298	—	—

Net income (loss)	$3,403	$(5,004)	$(4,938)

Basic net income (loss) per share(1)	$0.25	$(0.48)	$(0.57)

Diluted net income (loss) per share(1)	$0.23	$(0.48)	$(0.57)

Shares used to compute basic net income (loss) per share(1)	13,662	10,464	8,715

Shares used to compute diluted net income (loss) per share(1)	14,568	10,464	8,715

(1)	Adjusted to reflect the one-for-five reverse split of our outstanding common stock effected on December 15, 2005. Effective January 1, 2006, we adopted FAS 123R as more fully described in Note 8 to our consolidated financial statements.

The following table presents, for the periods given, selected financial data as a percentage of our net revenue.

	Years Ended December 31,
	2006	2005	2004
Net revenue	100.0%	100.0%	100.0%
Costs of services	49.8	58.3	50.3

Gross margin	50.2	41.7	49.7

Operating expenses:
Sales and marketing	8.7	8.9	10.8
Technology and development	12.2	13.2	18.4
General and administrative	15.3	25.3	41.7
Depreciation and amortization	6.7	9.7	11.4

Total operating expenses	42.9	57.1	82.3

Operating income (loss)	7.3	(15.4)	(32.6)
Interest and other income (expense), net	0.3	(0.2)	0.4

Income (loss) before income tax expense	7.6	(15.6)	(32.2)
Income tax expense	0.6	0.0	0.0

Net income (loss)	7.0%	(15.6)%	(32.2)%

Comparison of Years Ended December 31, 2006 and 2005

Net Revenue.    Net revenue increased $16.8 million, or 52%, to $48.9 million in 2006 from $32.1 million in 2005. Revenue from service contract sales grew $9.7 million, or 51%, to $28.9 million substantially as a result of increased sales from existing clients. Revenue from lead development grew $5.9 million, or 45%, to $18.8 million primarily due to expansion with existing clients and, to a lesser extent, the addition of new clients. Our acquisition of ViewCentral on September 15, 2006 added $1.2 million in revenue from the licensing of hosted software for training sales.

Costs of Services and Gross Margin.    Costs of services increased $5.7 million, or 30%, to $24.4 million in 2006 from $18.7 million in 2005. Our gross margin percentage improved to 50% in 2006 from 42% in 2005 primarily as a result of the efficiencies and lower costs associated with the move of our base of operations from California to Texas which was completed in 2005. In 2005, we incurred significant redundancy and transition expenses associated with managing two facilities. Accordingly, the company does not expect to achieve significant margin improvement in the foreseeable future. Our margins are dependent on the mix among our highest margin hosted software license revenue, our service contract sales revenue and our lowest margin lead generation revenue, which can vary from period to period.

Sales and Marketing Expenses.    Sales and marketing expenses increased $1.5 million, or 50%, to $4.3 million in 2006 from $2.8 million in 2005. In 2006 we increased our corporate marketing activities by $710,000 as a result of the addition of staff, the improvement of our website and participation in trade shows and conferences. The balance of the increased costs in 2006 was due to increased commissions arising from greater success by our sales force and, to a slightly lesser extent, sales and marketing costs associated with ViewCentral, which was acquired in September 2006. We expect sales and marketing expenses to continue to increase in absolute dollars and slightly as a percentage of revenue for the foreseeable future as we continue to grow.

Technology and Development Expenses.    Technology expenses increased $1.8 million, or 41%, to $6.0 million in 2006 from $4.2 million in 2005. Despite this significant increase in absolute dollars, technology and development costs decreased as a percentage of net revenue from 13.2% to 12.2%. We are engaged in continuing significant efforts to enhance our infrastructure. During 2005 and through the first quarter of 2006, we developed a new customer relationship management, or CRM, system that we use for service sales. Certain internal costs were required to be capitalized in connection with this project, which resulted in approximately $700,000 less expense in 2005 than 2006 Approximately $200,000 of the increase in 2006 was due to infrastructure hosting costs associated with additional software and network upgrades. We believe that by using outsourced hosting for parts of our technology infrastructure, we will be able to leverage the future expansion of our business. We also incurred an additional $500,000 in technology consulting expense in 2006 relating to the general expansion of our technology infrastructure to support our growing business. We expect technology and development expenses to increase on a absolute dollar basis and as a percentage of net revenues in 2007.

General and Administrative Expenses.    General and administrative expenses decreased $651,000, or 8%, from $8.1 million in 2005 to $7.5 million in 2006. General and Administrative expenses as a percentage of net revenue declined significantly, to 15% from 25%. In late 2005, we completed the transition of most of our finance operations from California to Texas. The completion of this transition resulted in the reduction of redundant positions and reduced the need for more expensive temporary staff and contractors who were retained during the transition. We recorded $443,000 in severance costs in 2005 associated with a former officer that were not repeated in 2006. In 2007, we will likely be required to be compliant with the auditor attestation provisions of Section 404 of the Sarbanes-Oxley Act of 2002. We will incur additional and substantial costs in 2007 to achieve compliance with the Sarbanes-Oxley Act and, therefore, expect our general and administrative expenses to increase significantly in absolute dollars.

Depreciation and Amortization Expenses.    Depreciation and amortization expenses increased $185,000, or 6%, to $3.3 million from $3.1 million in 2005. Amortization of intangible assets increased by $570,000 in 2006 as a result of additional acquisitions, partially offset by a decrease in depreciation expenses of $385,000 as some assets became fully depreciated. Because of our acquisitions and the growth of our infrastructure, we expect depreciation and amortization expense to increase significantly in 2007.

Interest and Other (Expense) Income, Net.    The components of interest and other (expense) income, net are as follows (dollars in thousands):

	Years Ended December 31,		Increase/ (Decrease)
	2006	2005	$ Amt	%
Interest income	$377	$113	$264	234%
Interest expense	(178)	(177)	(1)	(1)
Other	(12)	(4)	(8)	(200)

	$187	$(68)	$255	375%

The increase in interest income is attributable to an increase in cash available to invest in interest bearing deposits. Interest expense is the result of the $3.0 million Term Loan obtained in February 2005 in connection with the acquisition of Sunset Direct, interest on the $1.5 million June 2005 Term Loan to fund the purchase and implementation of our new client management system and interest on obligations under capital leases. We have been making principal payments on these term loans and interest expense was therefore reduced in 2006. In 2005, we were required to capitalize $100,000 in interest costs associated with the development of our client management system, amortization of which began in 2006.

Comparison of Years Ended December 31, 2005 and 2004

Net Revenue.    Net revenue from services increased $16.8 million, or 110%, to $32.1 million in 2005 from $15.3 million in 2004. The increase in net revenue is primarily the result of $13.1 million of lead development revenues contributed by Sunset Direct, which we acquired in February 2005. In addition, net revenues from our service contracts product line increased $3.9 million, or 25%, from $15.3 million in 2004 to $19.2 million in 2005.

Costs of Services and Gross Margin.    Costs of services increased $11.0 million, or 143%, to $18.7 million in 2005 from $7.7 million in 2004. Costs of services also increased as a percentage of revenue from 50% in 2004 to 58% in 2005. Our gross margin decreased to 42% in 2005 from 50% in 2004, primarily as a result of the duplicative costs that were incurred when we moved a significant part of our operations from California to our location in Texas. The increase in costs of services in absolute dollars was due to an overall increase in direct sales and marketing personnel as a result of our acquisition of Sunset Direct, as well as the aforementioned duplication of costs during the move.

Sales and Marketing Expenses.    Sales and marketing expenses increased $1.1 million, or 72%, to $2.8 million in 2005 from $1.7 million in 2004. This was primarily attributable to the addition of sales and marketing personnel through our acquisition of Sunset Direct and the increase of salespeople focused on adding new clients to our business, and $139,000 in severance costs related to employees terminated in 2005.

Technology and Development Expenses.    Technology expenses increased $1.4 million, or 50%, to $4.2 million in 2005 from $2.8 million in 2004. This increase was primarily attributable to the addition of technology personnel and operations through our acquisition of Sunset Direct. In addition, we incurred higher consulting and support fees in connection with the on-going upgrade of our IT infrastructure.

General and Administrative Expenses.    General and administrative expenses increased $1.7 million, or 27%, to $8.1 million in 2005 as compared to $6.4 million in 2004. The increase is primarily due to the addition of Sunset Direct administrative personnel, the rent expense of $372,000 associated with the Sunset Direct facility in Texas and severance costs of $443,000 related to executive terminations in 2005. Additionally, during 2005, we moved a significant part of our operations from California to our location in Texas. During this transition we incurred some duplicate staffing costs as well as other costs associated with the hiring of employees.

Depreciation and Amortization Expenses.    Depreciation and amortization expenses increased $1.4 million, or 79%, to $3.1 million from $1.7 million in 2004. The increase is due to $845,000 of amortization expense associated with intangibles acquired in connection with our acquisition of Sunset Direct, and the result of higher net book values of depreciable assets, primarily related to capitalized internal software development projects, as compared to 2004.

Interest and Other (Expense) Income, Net.    The components of interest and other (expense) income, net are as follows (dollars in thousands):

	Years Ended December 31,		Increase/ (Decrease)
	2005	2004	$ Amt	%
Interest income	$113	$87	$26	29%
Interest expense	(177)	(30)	147	(490)%
Other	(4)	(7)	(3)	42%

	$(68)	$50	$(118)	(236)%

The increase in interest income is attributable to an increase in interest rates on investments in interest bearing instruments. The increase in interest expense is the result of increased borrowings during the period, primarily the $3.0 million Term Loan obtained in February 2005 in connection with the acquisition of Sunset Direct, interest on the $1.5 million June 2005 Term Loan to fund the purchase and implementation of our new client management system, in addition to interest on obligations of Sunset Direct under capital leases.

Selected Quarterly Operating Results

The tables below show our unaudited consolidated quarterly income statement data for each of our eight most recent quarters. This information has been derived from our unaudited financial statements, which, in our opinion, have been prepared on the same basis as our audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information for the quarters presented. This information should be read in conjunction with the financial statements and related notes included elsewhere in this filing.

	Three Months Ended
	Dec. 31, 2006	Sept. 30, 2006	June 30, 2006	Mar. 31, 2006	Dec. 31, 2005(1)	Sept. 30, 2005	June 30, 2005	Mar. 31, 2005
Statement of Operations Data:
Net revenue	$14,365	$12,219	$11,267	$11,070	$9,063	$8,594	$8,037	$6,420
Costs of services	7,070	6,231	5,586	5,498	4,860	4,925	5,039	3,892

Gross margin	7,295	5,988	5,681	5,572	4,203	3,669	2,998	2,528

Operating expenses:
Sales and marketing	1,592	1,034	892	732	852	741	501	744
Technology and development	1,874	1,487	1,408	1,221	1,204	1,035	1,108	901
General and administrative	1,889	1,745	1,779	2,070	1,892	1,699	1,935	2,608
Depreciation and amortization	1,016	797	790	696	628	850	858	778

Total operating expenses	6,371	5,063	4,869	4,719	4,576	4,325	4,402	5,031

Operating income (loss)	924	925	812	853	(373)	(656)	(1,404)	(2,503)
Interest and other income (expense), net	133	56	(23)	21	65	(60)	(70)	(3)

Income (loss) before income tax expense	1,057	981	789	874	(308)	(716)	(1,474)	(2,506)
Income tax expense	114	112	18	54	—	—	—	—

Net income (loss)	$943	$869	$771	$820	$(308)	$(716)	$(1,474)	$(2,506)

Basic net income (loss) per share(2)	$0.06	$0.06	$0.06	$0.07	$(0.03)	$(0.06)	$(0.14)	$(0.26)

Diluted net income (loss) per share(2)	$0.06	$0.06	$0.05	$0.06	$(0.03)	$(0.06)	$(0.14)	$(0.26)

(1)	Net loss per share for the four quarters ended December 31, 2005 sums to a net loss of $(0.49) compared to a net loss of $(0.48) reported for the full year. This rounding difference is due to weighted average shares outstanding being calculated on a separate quarterly basis.
(2)	Adjusted to reflect the one-for-five reverse split of our common stock effected on December 15, 2005.

The following table presents, for the periods given, selected financial data as a percentage of our net revenue.

	Three Months Ended
	Dec. 31, 2006	Sept. 30, 2006	June 30, 2006	Mar. 31, 2006	Dec. 31, 2005	Sept. 30, 2005	June 30, 2005	Mar. 31, 2005
Net revenue	100%	100%	100%	100%	100%	100%	100%	100%
Costs of services	49	51	50	50	54	57	63	61

Gross margin	51	49	50	50	46	43	37	39

Operating expenses:
Sales and marketing	11	8	8	7	9	8	6	11
Technology and development	13	12	12	11	13	12	14	14
General and administrative	14	14	16	18	21	20	24	41
Depreciation and amortization	7	7	7	6	7	10	11	12

Total operating expenses	45	41	43	42	50	50	55	78

Operating income (loss)	6	8	7	8	(4)	(7)	(18)	(39)
Interest and other income (expense), net	1	—	—	—	1	(1)	—	—

Income (loss) before income tax expense	7	8	7	8	(3)	(8)	(18)	(39)
Income tax expense	—	1	—	1	—	—	—	—

Net income (loss)	7%	7%	7%	7%	(3)%	(8)%	(18)%	(39)%

Revenue

We have increased our revenue sequentially in each quarter from the first quarter of 2005. These increases have been primarily due to organic revenue growth in our service contract sales and lead development service offerings. We added our hosted application software for training sales near the end of the third quarter of 2006, which contributed $1.1 million of revenue in the fourth quarter of 2006.

Gross Margin

Gross margin generally improved throughout 2005 as we completed the transition of a majority of our operations to a lower cost location in Texas. Gross margins have remained almost constant in 2006, with minor fluctuations as a result of changes in our mix of services provided to our clients.

Operating Expenses

We experienced unusually high operating expenses as a percentage of revenue in the first quarter of 2005 due to severance costs related to management terminations. Operating expenses as a percentage of revenues declined in the remainder of 2005, and have remained within a narrow range in 2006. General and administrative expenses have declined since the first quarter of 2005 primarily as a result of our significant revenue growth while we maintained tight controls over general and administrative expenses. Commencing in the fourth quarter of 2005, we have increased our investment in sales and marketing by undertaking various corporate marketing initiatives, including trade shows and conferences, and by adding sales staff. Sales and marketing expenses increased more significantly in the fourth quarter of 2006 due to our acquisition of ViewCentral. Beginning in 2006, we have incurred increasing technology and development expenses relating to our investment in technology infrastructure, software development and tools in support of future growth. However, we have experienced only slight growth in technology and development expense as a percentage of net revenue. We will continue to accelerate our investment in technology and development in 2007.

Income (Loss) from Operations

We reduced our operating losses sequentially in each quarter of 2005. We became profitable in the first quarter of 2006 and have maintained profitability in each quarter of 2006. Our operating income as a percentage of revenue remained relatively constant in 2006 due primarily to increases in non-cash costs for the amortization of intangibles related to acquisitions, and, in the fourth quarter of 2006, an increase in stock based compensation expense as a result of additional equity awards to employees.

Liquidity and Sources of Capital

We generated $10.5 million of cash from operating activities in 2006. We used cash in operating activities in substantially all years prior to 2006 and we funded our operations from cash proceeds from the sale of common stock and the incurrence of debt. From 2004 through 2006, we raised aggregate net proceeds of $14.2 million from private placements of common stock. During the same period, we raised an aggregate of $4.5 million from term loans from institutional lenders to fund our operations and support our acquisitions of other businesses.

Cash flow from operating activities for 2006 was $10.5 million as compared to cash used in operating activities of $112,000 in 2005. Cash provided by operating activities in 2006 was primarily the result of net income totaling $3.4 million, non-cash expenditures of depreciation and amortization of property and intangibles, stock-based compensation and the provision for allowance for doubtful accounts that totaled $3.8 million and changes in operating assets and liabilities, net of assets acquired and liabilities assumed, that provided $3.4 million.

The two largest components of our changes in operating assets and liabilities are accounts payable and accounts receivable. When we sell a service or maintenance contract for a client, we record the sales price of the contract to the client’s customer as our receivable and also record our payable to the client for our cost of the contract, which is effectively the same amount less our compensation for obtaining the contract for our client. For this reason, our accounts payable is composed primarily of amounts due to our clients for service and maintenance contracts we sold on their behalf. Accounts payable therefore increases in relation to our increased sales of service contracts on behalf of our clients. However, because we report as revenue only the net difference between our account receivable from the customer of our client and our account payable to our client, any increase in net revenue from service contract sales results in a much larger increase in our accounts payable, which is treated as positive cash flow from operating activities.

Accounts receivable increased at December 31, 2006 as compared to December 31, 2005 as a result of higher overall sales at the end of 2006 as compared to the end of 2005. Our days sales outstanding, or DSO, remained at 28 days for both December 31, 2006 and 2005. Since we record the gross billing to the end customer of our clients in our accounts receivable, we calculate DSO based on our ability to collect those gross billings from the end customers. Our accounts payable has increased at a faster rate than the increase in accounts receivable. In August 2005, we enhanced our collections management and staff, which has greatly improved our collections efforts. The difference in growth between our accounts payable and accounts receivable generated cash flows of $1.6 million in 2006 and $0.7 million in 2005.

The $0.6 million increase in accrued compensation and benefits at December 31, 2006 as compared to December 31, 2005 was due to higher accruals for commissions and bonuses as result of higher sales volumes and positive operating results. The $0.5 million increase in deferred revenue was primarily a result of the increase in our lead generation service offerings which are invoiced and often paid in advance of the work to be performed. In connection with our acquisition of ViewCentral, we acquired additional deferred revenue that represents the prepayment of subscriptions for our online event management services. The $0.6 million increase in other accrued liabilities is attributable, in part, to increased sales tax liability due to increased sales volumes and current tax liability for income and franchise tax.

Our use of cash in operating activities during 2005 was primarily caused by our net loss of $5.0 million and an increase in accounts receivable of $1.3 million due to higher net revenue. These uses were partially offset by $3.1 million in non-cash depreciation and amortization due to acquisitions and depreciation of property and equipment, an increase of $2.0 million in accounts payable due to higher service contract sales and an increase in other accrued liabilities and compensation and benefits of $1.2 million primarily due to the acquisition of Sunset Direct.

Cash used in investing activities was $1.0 million and $8.3 million in 2006 and 2005, respectively. The decrease in cash used in investing activities was primarily due to our acquisition of Sunset Direct for $4.5 million in 2005. In March 2006, we completed the development of our new order entry system. The completion of that project was the primary reason for our reduction of purchases of property and equipment from $3.2 million in 2005 to $1.7 million in 2006. Restricted cash represents the reserve for the refund due for non-service payments inadvertently paid to the Company by its customers instead of paid directly to the Company’s clients. At the time of cash receipt the Company records a current liability for the amount of non-service payments received. The decrease in restricted cash represents the reduction of our balance of refunds due to customers. During the year ended December 31, 2006, we completed two business acquisitions. While the consideration we paid in both acquisitions was predominately our common stock, in the Metrics transaction, we incurred $68,000 of acquisition costs, and in the ViewCentral transaction, we received cash of $433,000 net of acquisition costs. These two items are combined and recorded as acquisitions of businesses, net of cash acquired, in 2006.

Cash provided by financing activities was $2.7 million in 2006 and $8.1 million in 2005. Cash provided by financing activities in 2006 was primarily a result of net proceeds totaling $5.3 million from our placement of common stock in February 2006. We also received $1.3 million from the exercise of stock options, warrants and employee stock purchase plans. These amounts were offset in part by principal payments totaling $3.9 million on our line of credit, term loans and other financing obligations. Cash provided by financing activities in 2005 was primarily the result of loan proceeds of $6.5 million and net proceeds totaling $2.6 million from a private placement of common stock in June 2005. These amounts were partially offset by the repayment of capital lease and other financing arrangements.

Our principal source of liquidity as of December 31, 2006 consisted of $22.0 million of cash and cash equivalents and $3.0 million remaining on our secured revolving line of credit, or Revolving Credit Facility. In connection with a financial covenant related to our term loans, we are required to maintain unrestricted cash deposits of $2.0 million with our lender Bridge Bank, N.A., or Bridge Bank, which is included in the $22.0 million of cash and cash equivalents. We anticipate that our existing capital resources and cash flow expected to be generated from future operations will enable us to maintain our current level of operations, our planned operations and our planned capital expenditures for at least the next twelve months.

Credit Arrangements

On July 6, 2006, we executed a further amendment to our Revolving Credit Facility with our lender, Bridge Bank. The amendment extended the maturity date of the Revolving Credit Facility from December 10, 2006 to October 10, 2007. The amount of credit available to the company remains at $4.0 million with a $1.0 million subfacility for standby letters of credit, and the interest rate for any advances under the Revolving Credit Facility remains at the prime lending rate, currently at 8.25%. As of December 31, 2006, we had no borrowings under the Revolving Credit Facility and had two undrawn letters of credit outstanding under the Revolving Credit Facility and together combine for a face amount of $425,000. We had originally entered into this Revolving Credit Facility with our lender in April 2004.

In July 2005, we issued an irrevocable standby letter of credit in the amount of $100,000 to our landlord for a security deposit for our new corporate headquarters located in Campbell, California. In 2004, we issued an irrevocable standby letter of credit to one of our clients. The letter of credit was issued in the amount of $325,000 as a guarantee for service contracts sold by us on behalf of our client and will expire in September 2007. The letters of credit were issued under the Revolving Credit Facility described above. As of December 31, 2006, no amounts have been drawn against the letters of credit.

In June 2005, we entered into a business loan agreement with Bridge Bank, pursuant to which we obtained a $1.5 million term loan, or the June 2005 Term Loan, that was utilized to fund the purchase and implementation of our new client management system. The June 2005 Term Loan is to be repaid in 36 monthly installments of $42,000 plus interest at a variable rate of prime per annum (8.25% per annum at December 31, 2006). The interest rate on the June 2005 Term Loan was reduced from prime plus 1% to prime in July 2006.

Concurrently with the closing of the merger transaction with Sunset Direct in February 2005, we entered into a Business Loan Agreement and Commercial Security Agreement with Bridge Bank, and obtained a $3.0 million term loan, or the Term Loan, that we used to retire certain indebtedness and certain other liabilities of Sunset Direct. The Term Loan is repayable in 36 monthly installments of $83,000 plus interest at a variable rate of prime per annum (8.25% per annum at December 31, 2006). The interest rate on the Term Loan was reduced from prime plus 1% to prime in July 2006.

The Term Loan, June 2005 Term Loan and Revolving Credit Facility are secured by substantially all of our consolidated assets, including intellectual property. We are subject to certain financial covenants, including maintenance of unrestricted cash of $2.0 million with Bridge Bank, reducing from time to time to the outstanding amount of the Term Loan and June 2005 Term Loan referenced above rounded upwards to the nearest $250,000 increment. We are obligated to maintain a specified minimum net income and minimum debt service coverage ratio. The Term Loan, the June 2005 Term Loan and the Revolving Credit Facility contain customary covenants that will, subject to limited exceptions, limit our ability to, among other things, (i) create liens; (ii) make capital expenditures; (iii) pay cash dividends; and (iv) merge or consolidate with another company. The Term Loan, June 2005 Term Loan and the Revolving Credit Facility also provide for customary events of default, including nonpayment, breach of covenants, payment defaults of other indebtedness, and certain events of bankruptcy, insolvency and reorganization that may result in acceleration of outstanding amounts under the Term Loan, the June 2005 Term Loan and Revolving Credit Facility. At December 31, 2006, we were in compliance with all loan covenants and had $1.2 million and $750,000 outstanding on the Term Loan and June 2005 Term Loan, respectively, and no amount outstanding on the Revolving Credit Facility.

Off-Balance Sheet Arrangements

Leases

As of December 31, 2006, our off-balance sheet arrangements include operating leases for our facilities and certain property and equipment that expire at various dates through 2010, including an additional facility operating lease commitment assumed in connection with our acquisition of Sunset Direct in February 2005 and the lease for our corporate headquarters in Campbell, California, as described below. These arrangements allow us to obtain the use of the equipment and facilities without purchasing them. If we were to acquire these assets, we would be required to obtain financing and record a liability related to the financing of these assets. Leasing these assets under operating leases allows us to use these assets for our business while minimizing the obligations and up front cash flow related to purchasing the assets.

On November 13, 2006, we executed an amendment to the operating lease for our corporate headquarters in Campbell, California. Under the lease and its amendment, we have a total of 23,149 square feet of usable office space. The lease term originally began on November 1, 2005 and will now end on January 31, 2010. Beginning January 1, 2007 and through the expiration of the lease term, base rent will escalate from approximately $392,000 in 2007 to $440,000 in 2010, the final full year of the lease. In addition, we must pay its proportionate share of operating costs and taxes. In connection with the execution of the lease, we have issued a letter of credit to the landlord in the amount of $100,000 as a security deposit.

In Austin, Texas we have rented a total 53,989 square feet of office space under a lease and its amendments that expire in June of 2009. In August 2005, we renewed the existing lease for 46,366 square feet of space and then in March 2006 we further amended the lease for an additional 7,623 square feet of space. Under the lease and its amendments, our base rent will escalate from approximately $407,000 in 2007 to $447,000 in the final full year of the lease that ends in June 2009. In both the California and the Texas facilities, we pay rent and maintenance on some of the common areas in each of our leased facilities.

Rent expense under operating lease agreements during the years ended December 31, 2006, 2005 and 2004 was $869,000, $771,000 and $311,000, respectively.

Guarantees

In July 2005, we issued an irrevocable standby letter of credit in the amount of $100,000 to our landlord for a security deposit for our new corporate headquarters located in Campbell, California. In 2004, we issued an irrevocable standby letter of credit to one of our clients. The letter of credit was issued in the amount of $325,000 as a guarantee for service contracts sold by us on behalf of our client and will expire in September 2007. The letters of credit were issued under the Revolving Credit Facility described above. As of December 31, 2006, no amounts have been drawn against the letters of credit.

From time to time, we enter into certain types of contracts that contingently require us to indemnify parties against third party claims. These obligations primarily relate to certain agreements with our officers, directors and employees, under which we may be required to indemnify such persons for liabilities arising out of their employment relationship. The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated. Because the obligated amounts of these types of agreements often are not explicitly stated, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, we have not had to make any payments for these obligations, and no liabilities have been recorded for these obligations on our balance sheets as of December 31, 2006 and 2005.

Contractual Obligations

Capital Leases

We lease certain property under capital leases that expire in early 2007. The effective annual imputed interest rate on our single remaining capital lease obligation is 4.9%. The capital lease obligation is collateralized by the related leased property and equipment.

Term Loans

In June 2005, we entered into a business loan agreement with Bridge Bank, pursuant to which we obtained a $1.5 million term loan that is being utilized to fund the implementation of the Company’s new client management system. The June 2005 Term Loan is to be repaid in 36 monthly installments of $42,000 plus interest at a variable rate of prime per annum (8.25% per annum at December 31, 2006). As of December 31, 2006, we had $750,000 outstanding on the June 2005 Term Loan. The interest rate on the June 2005 Term Loan was reduced from prime plus 1% to prime by the amendment that we executed with our lender on July 6, 2006.

In February 2005, concurrent with the closing of the acquisition of Sunset Direct, we entered into a business loan agreement and commercial security agreement with Bridge Bank. The Term Loan is to be repaid in 36 monthly installments of $83,000 plus interest at a variable rate of prime per annum (8.25% per annum at December 31, 2006). As of December 31, 2006, we had $1.2 million outstanding on the Term Loan. The interest rate on the Term Loan was reduced from prime plus 1% to prime by the amendment that we executed with our lender on July 6, 2006.

Revolving Credit Facility

In April 2004, we entered into a business loan agreement and a commercial security agreement with Bridge Bank. The Revolving Credit Facility originally matured in May 2005, and provided borrowing availability up to a maximum of $3.0 million through a secured revolving line of credit that includes a $1.0 million letter of credit facility. In December 2005, the total available under the Revolving Credit Facility was increased to $4.0 million and the maturity was extended to December 2006. In July 2006, the maturity date of the Revolving Credit Facility was further extended to October 2007. As of December 31, 2006, we had no amounts outstanding under the Revolving Credit Facility.

Financing Obligations

In November 2005, we entered into a commercial insurance premium finance and security agreement, or Financing Agreement, to finance certain of our liability insurance premiums in the amount of $334,000. Amounts owed under the Financing Agreement bear interest at an annual rate of 6.0% and principal and interest are payable in monthly installments of approximately $33,000. At December 31, 2005, our liability related to the Financing Agreement was $301,000 which was paid off through monthly installments in 2006. In 2006, we paid for the renewed insurance premiums in advance without financing.

Future payments under our contracts and obligations at December 31, 2006 are as follows (dollars in thousands):

	Capital Leases	Term Loan (1)	June 2005 Term Loan (1)	Operating Leases	Total
2007	$2	$1,000	$500	$816	$2,318
2008	—	167	250	852	1,269
2009	—	—	—	670	670
2010	—	—	—	37	37

Total minimum payments	$2	$1,167	$750	$2,375	$4,294

(1)	Excludes interest payments.

BUSINESS

Introduction

We are a leading provider of sales and marketing solutions, combining hosted application software and execution services designed to drive more revenue for our clients. We have developed an integrated solution, the Rainmaker Revenue Delivery PlatformSM, that combines proprietary, on-demand application software and advanced analytics with specialized sales and marketing execution services, which can include marketing strategy development, websites, e-commerce portal creation and hosting, both inbound and outbound e-mail, chat, direct mail and telesales services.

We use the Rainmaker Revenue Delivery Platform to drive more revenue for our clients in a variety of ways to:

•	sell, on behalf of our clients, the renewal of service contracts, software licenses and subscriptions, and warranties;

•	generate, qualify and develop corporate leads, turning these prospects into qualified appointments for our clients’ field sales forces or leads for their channel partners; and

•	provide a hosted application software platform that enables our clients to more effectively generate additional revenue from sales of Internet-based and in-person training.

We operate as an extension of our clients, in that all of our interactions with our clients’ customers, utilizing our multi-channel communications platform, incorporate our clients’ brands and trademarks, complementing and enhancing our clients’ sales and marketing efforts. Thus, our clients entrust us with some of their most valuable assets—their brand and reputation. In the course of delivering these services, we utilize our proprietary databases to access the appropriate technology buyers and key decision makers.

We currently have over 100 clients, primarily in the computer hardware and software, telecommunications and financial services industries.

We have acquired several businesses that have expanded our client base and enhanced the functionality of our Revenue Delivery Platform. These acquisitions have extended our technology capabilities and added new services which we offer across our expanding client base.

Industry Background

The growth of the Internet, online advertising and multi-channel communications have created new methods for generating revenue. Although these developments have provided new ways of reaching existing and potential customers, they have also created numerous challenges for companies. Organizations, unable to manage large volumes of customer and prospect information, are finding it increasingly difficult to efficiently convert prospect interactions into actionable leads. In addition, competitive pressures are pushing companies to focus their direct sales force and other scarce sales and marketing resources on their most significant opportunities and new product sales rather than on contract renewals, warranty sales and other after-sales products and services. Additional challenges and issues around data quality, sales channel complexity, marketing and sales efficiency, and resource allocation require companies to consider new approaches and solutions for efficiently meeting the needs of their customers and maximizing revenue.

Companies spend over $160 billion per year on direct marketing in the U.S., according to the Direct Marketing Association, or DMA, a marketing trade association. In addition, META Group, a technology research firm, estimates that approximately 70% of all leads generated are never contacted, and that about half of these prospects purchased products or services from competitors within a year, which leads us to believe that companies are experiencing relatively poor returns on their sales and marketing investments. As a result, third party sales and marketing solutions and services in the U.S. are growing more than 20% annually as more companies seek to reduce infrastructure costs, increase revenue conversion and focus on other core functions internally, according to Selling Power magazine, an industry publication. Similarly, the Interactive Advertising Bureau, an online marketing trade association, reports that Internet referral and lead generation advertising in the U.S. grew 71% to $592 million in the first half of 2006 compared to $347 million in the first half of 2005.

Changing Market Dynamics.    The continued growth of the Internet as an effective marketing channel has enabled companies to market to a broader audience, using a variety of alternative sales channels to support sales and follow-on services to these customers. At the same time, increasing competition has motivated companies to target their direct sales forces at higher quality opportunities. These developments have increased the complexity of companies’ sales channels, partner relationships and the ability to measure the effectiveness of its marketing and sales efforts.

The Internet has become an important and more efficient way of reaching existing and potential customers. However, Internet leads often provide limited information on the real intentions of prospective customers. Integrating this information with qualified data on key decision makers and past buying patterns can increase its value. Gathering this qualified information usually involves direct marketing, including website development, direct mail correspondence, e-mail, telesales or chat, or any combination of these. Managing these disparate sales channels, especially if used to address the same customer, can be very challenging. Once a prospect has been qualified, the lead must be delivered to the right sales person or channel partner at the right time in the buying process.

Many companies, in addition to focusing on new customer growth, are also trying to maximize revenue from existing customers. For many technology companies, particularly hardware and software vendors, this requires renewing software subscriptions and service contracts, and selling new software licenses and warranty extensions. An additional source of revenue is the sale of training classes and online courses to a company’s customers and channel partners. These products are often very profitable, recurring revenue streams for technology companies. Many of the same processes and technologies used to generate qualified leads for new customers can be applied to selling and renewing service contracts or selling online training courses.

The increasingly complex and competitive environment is motivating companies to maximize the value of investments across their business. Measuring, analyzing and optimizing the effectiveness of their investment in lead generation, contract renewals and training sales require sophisticated data-mining and analytical technology and expert personnel.

Existing Sales and Marketing Solutions and Services.    Companies have tried a variety of approaches to address these changing industry dynamics. Many organizations simply task their internal sales and marketing personnel with the additional responsibilities of designing effective lead generation campaigns or selling service contracts. Some organizations purchase third party technology point solutions, such as sales force automation software, analysis and reporting tools, and data cleansing technology. Alternatively, some companies have tried to shift part of their sales and marketing efforts to channel partners or other third party service providers such as dedicated lead generation companies.

Many of these traditional approaches suffer from the following challenges:

•

Inefficient Resource Allocation.    Building effective sales and marketing programs for service sales, lead generation and training sales requires a substantial investment of time, money and other resources. Using a company’s direct sales force and marketing departments for these functions can be inefficient as it defocuses the sales force from driving new customer sales. Investing in and integrating the appropriate technology and other infrastructure utilizes resources which could be redirected to the company’s primary selling efforts.

•

Inadequate Information.    Unqualified or mistimed leads result in a significant loss of time and productivity for an organization’s sales personnel. Over time, sales personnel may become frustrated and less inclined to follow up on leads, realizing that most unqualified leads are unlikely to generate customers. Building and maintaining a comprehensive and accurate database of corporate buyers is a long-term effort and may not be a priority for many sales and marketing organizations given their other responsibilities. As a result, organizations and their channel partners are frequently unable to reach the appropriate corporate buyer or other point of contact at the right time, leading to poor sales and renewal rates.

•

Lack of Integration.    Many organizations that have invested in technologies have not integrated their selling efforts into a cohesive sales and marketing platform. In part, this is the result of a lack of cross-departmental coordination and the complexity of managing and integrating multiple systems and third party service providers. It is complex to integrate data cleansing, database population, marketing campaign management and data analytics with a company’s customer relationship management, or CRM, and other internal systems. Effective programs should be executed across multiple channels, and integrate with other sales and marketing initiatives, as well as with existing information technology, or IT, infrastructure.

Rainmaker Solutions

We provide an integrated solution to the complex sales and marketing needs of our clients. We believe our solution helps our clients address the challenges created by changing industry conditions more efficiently and effectively than traditional approaches. Our Revenue Delivery Platform combines (1) our proprietary technology platform, including hosted application software, (2) our proprietary database of corporate buyers of technology products and services, (3) our data development and analytics services and (4) our sales and marketing execution services.

The capabilities of our Revenue Delivery Platform fall into three broad areas: integration and enhancement of our clients’ customer and prospect data; marketing strategy development and execution; and delivering a result to our clients or their partners, typically either a qualified lead or a closed sale. While these capabilities are individually useful to our clients, we believe that they are significantly more valuable and effective when provided as part of an integrated solution. Our Revenue Delivery Platform’s capabilities are described more fully below:

•

Data Integration and Enhancement.    At the launch of a client engagement, we are typically either provided with a customer list or are asked to source and identify qualified prospects from our client’s website or a website we develop using our client’s branding. We take these lists and profile, cleanse and supplement the data with information from third party databases, as well as our own proprietary data sources. The data cleansing and integration process improves the financial, contact and other relevant information that is used in our marketing processes. This process can be applied equally to prospect information and to our client’s current customer information which is often not updated with regard to financial and key decision maker information.

We have an extensive set of technology tools that we use to integrate and enhance our contact information, including our proprietary Prospect Intelligence™ database which contains information on the appropriate technology buyers and key decision makers. Our database contains contact details of individuals collected over the course of 15 years. We can also further qualify leads by contacting them using our extensive marketing campaign capabilities.

•

Marketing Strategy Development and Execution.    We develop multi-channel sales and marketing strategies, which integrate a combination of Internet, e-mail, direct mail, chat and telesales. Our clients trust us to use their brand on the websites and multi-channel marketing materials we develop in the execution of our services and in all interactions with their customers. Our technology enables us to create integrated marketing approaches to allow our clients’ customers to obtain key information and purchase our clients’ products and services online. We believe this integration differentiates our solution from the approaches many companies are taking to solve these complex sales and marketing problems.

•

Customer Deliverables and Integration.    Our data integration and enhancement capabilities, and our ability to contact customers and prospects using our marketing strategy execution services, enable us to deliver to our clients closed sales of service contracts, software licenses and subscriptions and warranty renewals, qualified leads and training revenue. These transactions require tight integration with our clients’ systems to allow us to pass the leads to the appropriate sales force or enter the sale and contract information appropriately. We have invested significantly in developing the technology to enable us to create these integrations when we sign new clients.

In support of our Revenue Delivery Platform we offer a suite of analytics software and services to enable us and our clients to measure the effectiveness of our data integration and enhancement technologies and our marketing strategy development and execution. Our analytic software allows us to quickly determine what is working and what is not for a particular campaign, and make adjustments to improve efficiency even while a campaign is ongoing. In addition, we frequently review past activity to better understand buying patterns so that we can identify more valuable leads for our clients and design more effective sales processes, marketing campaigns and materials in the future.

We believe that we compete effectively by combining:

•

our proprietary technology platform, including our on-demand hosted application software, which includes Contract Renewals Plus® for subscriptions and warranties, LeadworksSM for lead management, and our hosted training sales application;

•	our understanding of technology buyers’ behavior resulting, in part, from our proprietary Prospect Intelligence database;

•	our multi-channel direct marketing capability, which includes marketing campaigns through e-mail, chat, personalized web portals, or microsites, phone, direct mail, facsimile and voicemail;

•	our advanced data analytics expertise;

•	the efficiency of our business processes and the expertise and knowledge of our staff; and

•	our proficiency in integrating our proprietary technology platform with our clients’ technology systems.

Strategy

Our objective is to be the leading global provider of integrated sales and marketing solutions in selected vertical markets. Key elements of our strategy include:

Generate More Revenue for Our Existing Clients.    We continue to seek to identify areas where we can apply technology and our expertise to improve the renewal rates and sell higher levels of service on behalf of our service contract clients, to generate higher quality leads and appointments for our lead development clients, and to continually improve our hosted software to enable our clients to more efficiently sell their training solutions.

Cross-Sell Opportunities within Existing Clients.    We continually seek cross-selling opportunities to increase the range of services provided to our existing clients, most of which currently use our services to support only selected product or customer segments. Our growth strategy includes seeking opportunities to expand our services within our existing customer base. We believe our clients desire to reduce the number of vendors they utilize, therefore providing us significant cross-sales opportunities to expand our services to our existing clients.

Sign New Clients.    Our focus on certain sectors enables us to employ industry experts, pursue targeted sales and marketing campaigns, develop effective marketing and customer retention programs, and capitalize on referrals from existing clients. We anticipate that for the foreseeable future we will continue to direct our service offerings to clients in the computer hardware and software, telecommunications and financial services industries; however, our longer term strategy includes targeting clients in other industry verticals, such as healthcare.

Enhance Technology and Add New Products and Services.    We believe our technology platform is a key factor in allowing us to compete effectively and we will continue to seek to identify new products and services that enhance our Revenue Delivery Platform. We also plan to continue to develop and refine our technology for integrating with our clients’ IT infrastructure.

Selectively Pursue Strategic Acquisitions.    We have completed five acquisitions in the past two years. We intend to continue to consider strategic acquisitions that complement the functionality of our solutions or that expand our geographic footprint, including internationally. We intend to be selective with our acquisitions and pursue those that meet our required financial and operational criteria and provide us with clear strategic and financial benefits.

Services and Software

We have developed our Revenue Delivery Platform to address many aspects of customer acquisition and retention. We believe that technology is changing the role of sales and marketing. Although our customers may select any one of our service offerings, we designed all of our products around our integrated Revenue Delivery Platform that combines technology, data, marketing expertise and services. With the expertise of our people and the efficiency of our processes, combined with our proprietary technology, we offer individual and integrated services that increase our clients’ revenue potential.

Our services and software are focused on generating incremental revenue for our clients by maximizing existing customer revenue and adding new revenue through the acquisition of new customers. Our activities are comprised of the following: service contract sales and renewals, software license sales, subscription renewals and warranty extension sales; lead generation, qualification and management; and hosted application software for training sales. In addition to helping to generate increased revenue for our clients, we also enable our clients to deepen the relationship they have with their existing customers. By selecting us to improve the effectiveness of their sales and marketing activities, our clients can focus their attention on other business priorities.

Our core services and software are highlighted below:

Service Contract Sales and Renewals.    Some clients engage us to market and sell their service contracts and subscription renewals directly to their customers on a commission basis. By allowing us to perform this service, our clients entrust us with a major revenue generating business process.

We designed our solution to effectively analyze a client’s customer base and then market and sell relevant products and service contracts. We believe that the more information we obtain concerning a client’s customer, the more likely that we will be able to market and sell services that meet the needs of that customer. We implement our solution using a variety of proprietary systems and multiple communication channels, including direct mail, e-mail, Internet and e-commerce technology, online marketing, and one-to-one personal assistance. We deliver revenue from the sale of extended warranties, subscription renewals and service contract sales. By keeping more customers under contract and by focusing on getting customers onto premium levels of support, we seek to maximize the revenue available from a client’s existing customers, as well as improve customer satisfaction so if a maintenance or service issue arises, our client’s customer is taken care of. Since all of the communications are under a client’s brand we are also reinforcing that brand with their existing customers. We seek to generate additional sales and cultivate closer customer relationships through innovative sales and marketing programs that include:

•	Website Portals and E-mail Interaction. Our client-branded websites and e-commerce portals combined with e-mail interaction allow our clients’ customers to obtain key information and purchase online. We develop, host and operate websites that reflect the look and feel of our clients’ corporate branding. E-mail marketing campaigns include links to microsites, or personalized web portals, which alert our clients’ customers of product enhancements, special promotions or upcoming renewal dates. When they visit the microsite, customers can view a secure, personalized listing of the services or add-on products associated with the initial products they have purchased from our clients. The microsite gives the customer the ability to view the service or product offerings, customize a quote, enter in its credit card information and transact an online order.

•

Channel Enablement.    Our channel enablement services include a leading proprietary hosted technology portal which helps our clients and their resellers in managing their customer base and selling software license subscription renewals. As a result of increasing reliance on resellers, our clients need to more effectively and profitably sell services through their channel partners. Furthermore, the complexities involved in managing and selling services generally exceed the capabilities of a traditional reseller. We believe that by providing our platform to our clients’ resellers, our clients generate more service revenue through their channel, increasing the revenue for themselves and the reseller. Our channel solution provides direct marketing, reseller support, management services and telesales support to improve the end customer experience while also supporting the channel partners.

•

Direct Mail Marketing.    In addition to Internet and e-mail, we use sophisticated direct mail marketing programs. These campaigns alert our clients’ customers to services and products, special promotions and renewal opportunities, which direct them to contact our telesales team, to purchase through our client-branded e-commerce sites or to transact through the mail.

•

Personal Assistance and Telesales.    Our client teams are organized by vertical industry and trained to answer questions, provide detailed product information, pursue cross-sell opportunities and close orders. We also provide inbound response and sales management to our clients’ customers who e-mail, call or fax in response to marketing campaigns.

With our service sales and subscription renewal offering, we believe we have been effective in driving incremental revenues for our clients. By renewing contracts that might otherwise expire, we maintain contact with our clients’ customers on their behalf. As a result, we generate incremental revenue for our clients, while at the same time maintaining our clients’ relationships with their customers.

Strategic Lead Development and Management.    Some clients engage us to deliver a variety of lead generation services including identification of potential customer needs and decision makers, appointment setting, and product trials and sales. We utilize Prospect Intelligence, supplemented by the client’s database, to contact potential customers through a variety of channels to identify product needs, key decision makers and other relevant marketing data. We utilize our advanced analytics and reporting tools to measure and track the results of each marketing campaign so that we can improve our efficiency over time. We also provide these services to the channel partners of our clients.

Data Development and Analytics.    Data management of customer contact information is one of the differentiators that we believe makes our sales and marketing solution a compelling business proposition for our clients, whether it is through our process of taking client data and validating the information, or the use of our technology to identify anonymous website visits, or clicks to a client’s website as potential customers to be contacted. We apply years of experience and what we believe to be best practices to monetize customer data.

At the launch of a client engagement, we are able to profile, cleanse, supplement and append data, as required, to ensure program success. By utilizing our marketing technology platform, our proprietary scoring tools turn data into actionable strategies for sales and direct marketing activities. Many of our clients also engage us to provide data resources for cleansing, supplementing and appending data. This occurs when the customer information they have on file has not been updated and there is a need to contact the customers and conform or update their information. In conjunction with these processes, we believe our proprietary Prospect Intelligence database provides access to the appropriate technology buyers and key decision makers. Our database contains key titles with contact details, organizational profiles and purchasing plans in the major market segments that we target. We also leverage this database for the sales and marketing campaigns that we offer.

As the Internet has changed the way companies conduct business, it has also changed the way companies find new customers. We have developed a proprietary process whereby anonymous hits to a website are actively pursued to identify potential customers and convert them into paying customers, called Click to CashSM. By working with our clients to help manage their website, we can source the data of prospect inquiries, white paper downloads, evaluations and live chat to narrow the scope of who or where a potential customer may be. This data, combined with our integrated sales and marketing services, is intended to develop prospects by providing relevant content based on the discovery profile created and convert them into customers with greater lifetime value potential.

Webcasts and Event Management.    Increasingly, companies are using events on the Internet as a format to provide product information to their potential or existing clients. Our service can invite potential attendees of these webcasts, register and then follow up for feedback after the event. This service provides a format whereby all available customer information is captured and retained for future sales and marketing activities.

Online Sales of Training Classes.    We offer a hosted application software solution designed to enable our clients to more efficiently manage the sales of their online or in-person training classes. Our clients create their own content, and use our proprietary hosted software solution for e-mail communications, automated event registration and confirmation, pre- and post-training surveys and payment processing. The solution offers streamlined, automated handling of such events, which is intended to increase our clients’ training revenue and allows them to gauge the effectiveness of their training programs. Our solution also automatically tracks and reports compliance data to meet regulatory requirements. Increasingly, companies are using events on the Internet as a forum to provide product information and training for their business customers. Our clients benefit both from the revenue as well as from having a customer base that is better educated on how to get the most out of their products. We believe these customers are often more loyal and spend more over time on our clients’ products.

Our Clients

Our clients consist of large enterprises in a range of industries, including computer hardware and software, telecommunications and financial services. Our clients typically have large customer bases and products and services that require complex selling processes to generate sales, thereby enabling them to benefit from our focused sales and marketing programs to generate more revenue. On a combined basis, sales of our top two clients’ services accounted for 48% of our net revenues in 2006, compared to 47% in 2005. In 2006, we renewed our agreements with our largest clients, Dell and Hewlett-Packard, for additional three year terms, subject to the right to terminate early upon 180 and 90 days’ prior written notice, respectively. We believe that there are significant opportunities for cross-selling our services within our existing customer base.

Sales and Marketing

We market our services through a direct sales force of 17 representatives as of December 31, 2006. We believe we also have an opportunity to cross-sell our solutions to our existing and acquired clients. We use direct marketing, public relations and trade association programs to communicate our service offerings to potential clients. Our direct sales professionals typically have significant enterprise-level sales experience. We employ sales professionals who are responsible for developing new clients, as well as new opportunities with existing clients. We support the sales process with cross-functional representation from other departments, including operations, finance, order management and technology. We also support this effort with product management professionals responsible for continued development and enhancement of our service offerings.

Technology and Development

As of December 31, 2006, we employed 41 technology and development personnel, who maintain and develop the software and hardware platforms that support our marketing and sales operations. We collect customer input and conduct regular internal reviews to identify areas for improvement of our existing processes and systems as well as opportunities for development of new service offerings. Our technology platform is based on a combination of internally developed, proprietary software and commercially available hardware and software.

Our practice is to select market-leading commercial products and to leverage open-systems development environments for our internal development efforts. We believe this provides a stable technical foundation for the development and operation of our technical systems. We focus our proprietary technology development on business functions that are part of the sales and marketing process. These business functions include: profiling, cleansing and analyzing of data, direct marketing and telesales activities such as customer interaction tracking, pricing configuration and tracking, e-commerce tools, rapid deployment of client branded service, contract websites, and billing and reporting systems that expedite invoicing and collections as well as the transfer of data and reports to our clients.

Employees

As of December 31, 2006, we employed 415 people. We also use temporary personnel from time to time, and they are not included in our headcount. None of our employees are represented by a labor union or are subject to a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relationships with our employees to be good.

Competition

The market for sales and marketing solutions is intensely competitive, evolving rapidly and highly fragmented. We believe the following factors are the principal methods of competition in our market:

•	ability to offer integrated solutions, for both Internet and traditional sales and marketing;

•	sales and marketing focus and domain expertise;

•	product performance, scalability and reliability;

•	breadth and depth of solutions;

•	strong reference customers;

•	return on investment; and

•	total cost of ownership.

In addition to the competitors listed below, we face competition from internal departments of current and potential clients. The competition we encounter includes:

•	Solutions designed to sell service contracts and provide lead generation services from companies such as Encover and ServiceSource;

•	Providers of business databases, data processing and database marketing services such as Harte-Hanks and infoUSA;

•	E-commerce capabilities from companies such as Digital River and GSI Commerce;

•	Companies that offer various online marketing services, technologies and products, including aQuantive, Unica and ValueClick;

•	Companies that offer training management systems, such as Saba and SumTotal; and

•	Enterprise application software providers such as Oracle and SAP.

Many of our current and potential competitors have significantly greater financial, technical, marketing, service and other resources than we have. In addition, many of these companies also have a larger installed base of users, longer operating histories and greater name recognition than we have. Competitors with greater financial resources may be able to offer lower prices, additional products or services, or other incentives that we cannot match or offer. These competitors may be in a stronger position to respond quickly to new technologies and may be able to undertake more extensive marketing campaigns.

Intellectual Property

We protect our intellectual property through a combination of service mark, trade name and copyright protection, trade secret protection and confidentiality agreements with our employees and independent contractors, and have procedures to control access to and distribution of our technology, documentation and other proprietary information and the proprietary information of our clients. We do not own or have rights with respect to any patents or patent applications. Effective trade name, trademark, service mark, copyright and trade secret protection may not be available in every country in which our services and products are made available on the Internet. The steps we take to protect our proprietary rights may not be adequate and third parties may infringe or misappropriate our copyrights, trade names, trademarks, service marks and similar proprietary rights. In addition, other parties may assert claims of infringement of intellectual property or other proprietary rights against us. The legal status of many aspects of intellectual property on the Internet is currently uncertain. We have applied to register the “Rainmaker Systems,” “Rainmaker” and design, “Contract Renewals Plus” and “Education Sales Plus” marks in the U.S. and certain foreign countries, and have received registrations for the “Rainmaker Systems” mark in the U.S., Canada, Australia, the European Community, Switzerland and Norway, the “Rainmaker” mark and design in the U.S. and the European Community, the “Contract Renewals Plus” mark in the U.S. and Switzerland, and the “Education Sales Plus” mark in the U.S. and Switzerland.

Government Regulation

We are subject, both directly and indirectly, to various laws and governmental regulations relating to our business. In addition, laws with respect to online commerce may cover issues such as pricing, distribution, characteristics and quality of products and services. Laws affecting the Internet may also cover content, copyrights, libel and personal privacy. Any new legislation or regulation or the application of existing laws and regulations to the Internet could have a material adverse effect on our business.

Although our online transmissions currently originate in California and Texas, the governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. As our services are available over the Internet virtually anywhere in the world, multiple jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of those jurisdictions. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. It is possible that state and foreign governments might also attempt to regulate our transmissions of content on our website or prosecute us for violations of their laws. We cannot assure you that state or foreign governments will not charge us with violations of local laws or that we might not unintentionally violate these laws in the future.

A number of government authorities are increasingly focusing on online personal data privacy and security issues and the use of personal information. Our business could be adversely affected if new regulations regarding the use of personal information are introduced or if government authorities choose to investigate our privacy practices. In addition, the European Union has adopted directives addressing data privacy that may limit the collection and use of some information regarding Internet users. Such directives may limit our ability to target our client’s customers or to collect and use such information.

Our business is also subject to regulation in connection with our direct marketing activities. The Federal Trade Commission’s, or FTC’s, telesales rules prohibit misrepresentations of the cost, terms, restrictions, performance or duration of products or services offered by telephone solicitation and specifically addresses other perceived telesales abuses in the offering of prizes. Additionally, the FTC’s rules limit the hours during which telemarketers may call consumers. The Federal Telephone Consumer Protection Act of 1991 contains other restrictions on facsimile transmissions and on telemarketers, including a prohibition on the use of automated telephone dialing equipment to call certain telephone numbers. The Federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 contains restrictions on the content and distribution of commercial e-mail. A number of states also regulate telesales and some states have enacted restrictions similar to these federal laws. In addition, a number of states regulate e-mail and facsimile transmissions. State regulations of telesales, e-mail and facsimile transmissions may be more restrictive than federal laws. The failure to comply with applicable statutes and regulations could have a material adverse effect on our business. There can be no assurance that additional federal or state legislation, changes in regulatory implementation or judicial interpretation of existing or future laws would not limit our activities in the future or significantly increase the cost of regulatory compliance.

MANAGEMENT

The following table provides the name, age and positions of our directors, executive officers and certain key employees as of February 28, 2007.

Name	Age	Position
Michael Silton	42	President, Chief Executive Officer and Director
Steve Valenzuela	50	Vice President, Finance, Chief Financial Officer and Corporate Secretary
Kenneth Forbes	58	Vice President and Chief Technology Officer
Ritch Haselden (1)	41	General Manager, Service Sales
Clinton Hauptmeier	38	General Manager, Lead Generation
Robert Langer	51	General Manager, Service Sales
Alok Mohan (2)(3)	58	Chairman of the Board
Robert Leff (2)(4)	60	Director
Mitchell Levy (3)	46	Director
Bradford Peppard (2)(4)	51	Director

(1)	Mr. Haselden tendered his resignation from our company on April 2, 2007, which resignation will be effective April 20, 2007.
(2)	Member of the Audit Committee
(3)	Member of the Nominating Committee
(4)	Member of the Compensation Committee

Set forth below is a description of the backgrounds, including business experience over the past five years, for each of our directors, executive officers and certain key employees.

Michael Silton has served as Chief Executive Officer of our company since October 1997 and as President of our company since March 2005. He also served as Chairman of the Board since our company’s inception through July 2003. In 1991, he founded our former business UniDirect, which specialized in the direct marketing and sales of business software. Mr. Silton’s current term as director expires upon our company’s 2007 annual meeting of stockholders.

Steve Valenzuela joined our company in September 2004 as Vice President of Finance and Chief Financial Officer and was appointed Corporate Secretary in March 2005. Prior to joining our company, from February 2003 to September 2004, Mr. Valenzuela served as the Vice President of Finance and Chief Financial Officer for the Thomas Kinkade Company, formerly Media Arts Group. From September 2000 to July 2002, Mr. Valenzuela served as the Senior Vice President and Chief Financial Officer for Silicon Access Networks, and from February 1999 to August 2000 as Senior Vice President and Chief Financial Officer for PlanetRx. Prior to PlanetRx, from August 1998 to February 1999, Mr. Valenzuela served as the Chief Financial Officer for LinkExchange. Mr. Valenzuela earned an MBA from Santa Clara University and a BS degree in Accounting from San Jose State University.

Kenneth Forbes joined our company in May 2006 as Vice President and Chief Technology Officer following our acquisition of Metrics Corporation. Prior to Metrics, Mr. Forbes served as Chief Technology Officer for Blue Pumpkin Software. Mr. Forbes was also a founder, Chief Technology Officer and patent holder of Hiho Technologies, a software-as-a-service provider of workforce management solutions. Prior to Hiho, he also held senior executive positions as CEO of TouchStone Software, Vice President, Worldwide Engineering, at NetManage, and United Parcel Service.

Ritch Haselden joined our company in March 1998 and remained until 2002. Mr. Haselden re-joined our company in 2005 as General Manager, Service Sales. Between 2003 and 2005, Mr. Haselden held operational management positions at Movana and Encover. Prior to 1998, Mr. Haselden held senior positions at several Fortune 100 companies, including Bell South, SBC, and Apple. Since re-joining our company he has led programs in Sales Management, Client Operations and Business Development. Mr. Haselden earned a Bachelor’s degree in Business Administration/Finance from California State University Stanislaus.

Clinton Hauptmeier joined our company in February 2005 as General Manager of Lead Development following our acquisition of Sunset Direct. During his tenure at Sunset Direct from 1995 to 2005, Mr. Hauptmeier held several management positions, including VP of Sales, President and Chief Executive Officer. Mr. Hauptmeier began his technology sales and marketing career at Harte Hanks in 1994. Mr. Hauptmeier attended Northwest Missouri State and received a degree in Communications from the University of Nebraska-Lincoln.

Robert Langer joined our company in May 2005 as General Manager, Service Sales. Prior to joining our company, Mr. Langer was a Partner with the Peppers & Rogers Group from March 2002 to May 2005. Prior to that, Mr. Langer was the Director of Online for Dell Computer Corporation from March 1998 to April 2001. Mr. Langer has also held management positions at Sun Microsystems. Mr. Langer earned a BA degree in Political Science from Fairleigh Dickinson University.

Alok Mohan has served as a director of our company since 1996 and as our company’s Chairman of the Board since July 2003. Mr. Mohan has also served on the board of directors of Saama Technologies, a privately held technology services firm, since April 2006 and on the board of directors of Tech Team Global, Inc., a provider of outsourced, multilingual help desk services and specialized IT solutions listed on the Nasdaq Global Market, since May 2006. Mr. Mohan served as the Chairman of the board of directors of Tarantella, until its acquisition by Sun Microsystems in 2005. Prior to that appointment, he served as Chief Executive Officer of Santa Cruz Operations, or SCO, from July 1995 until April 1998. Prior to that, from May 1994 to July 1995, Mr. Mohan served as Senior Vice President, Operations and Chief Financial Officer of SCO. Prior to joining SCO, Mr. Mohan was employed with NCR, a business software and services company, where he served as Vice President of Strategic Planning and Controller from July 1993 to May 1994. From January 1990 until July 1993, Mr. Mohan served as Vice President and General Manager of the Workstation Products Division at NCR. Mr. Mohan also serves on the board of directors of Stampede and Crystal Graphics. Mr. Mohan’s current term as director expires upon our company’s 2007 annual meeting of stockholders.

Robert Leff is a strategic consultant to early and growth stage companies in the personal computer industry. He is also a director of PackageX, a private company that delivers a web-based collaboration system for the packaging industry. He co-founded Merisel (formerly Softsel Computer Products) in 1980 and successfully developed the venture into one of the nation’s largest and fastest growing service companies. In 1993 Merisel was named to both the Forbes 500 and Fortune Service 500 lists. Mr. Leff served as President of Softsel for five years. Under his direction the company grew rapidly into a $200 million multinational computer products distributor. In 1985, Softsel was rated the fourth fastest growing private company in the US by Inc. magazine. As Co-Chairman and European Managing Director he ran the company’s European operations from its London headquarters during 1985 and 1986. He was responsible for product acquisitions from 1986 through 1990 and then served as Senior Vice President of Worldwide MIS through 1992. Mr. Leff was named one of the PC industry’s 25 most influential executives by CRN (Computer Reseller News) in 1988. In 1994 he retired from Merisel. Prior to founding Softsel, he worked in various data processing development and management positions for companies including BASF, Informatics and Citibank. Mr. Leff earned a BS degree in business administration and a MS degree in computer science from the University at Albany. Mr. Leff’s current term as director expires upon our company’s 2007 annual meeting of stockholders.

Mitchell Levy has served as a director of our company since 2004. He is Chief Executive Officer of Happy About, a quick2publish book publishing company, a partner in CXOnetworking and a Director of the Silicon Valley Executive Business Program. Mr. Levy is an author, consultant, educator, and evangelist of strategic management and a frequent public speaker on business trends. Previously, he was the conference chair at four Comdex conferences, founded and operated the E-Commerce Management Program at San Jose State University and spent nine years at Sun Microsystems, the last four of which he ran the e-commerce component of Sun Microsystems’ supply chain. Mr. Levy’s current term as director expires upon our company’s 2007 annual meeting of stockholders.

Bradford Peppard has served as a director of our company since 2004. Since 2003, Mr. Peppard has been president of LTP, a consulting firm specializing in high tech sales & marketing, direct marketing and market research. In addition, since 2002, Mr. Peppard has been president of Lime Tree Productions, a strategic marketing consulting firm. From 1999 to 2002, Mr. Peppard was president of CinemaScore Online, an online source of movie rating information. Prior to that, Mr. Peppard held vice president of marketing positions at Aladdin Systems, Software Publishing Corporation and Quarterdeck Office Systems. Mr. Peppard’s financial experience includes positions as Treasurer of Trader Joe’s, Director of Finance and Administration (Controller) for CBS TV and CBS/Fox Studios, an MBA from Stanford Business School with a concentration in Finance, and prior audit committee experience with a number of public companies, including: Aladdin Systems, Monterey Bay Technology, and Oppenheimer Industries. Mr. Peppard’s current term as director expires upon our company’s 2007 annual meeting of stockholders.

SELLING STOCKHOLDERS

The following table sets forth, to our knowledge, certain information about the selling stockholders as of February 28, 2007, based on 15,175,812 shares of common stock outstanding as of February 28, 2007. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable under stock options that are exercisable within 60 days after February 28, 2007 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Each of the selling stockholders has informed us that it is neither a broker-dealer nor an affiliate of a broker-dealer.

The amounts set forth in the table below reflect the amounts each selling stockholder has indicated he or she may sell in the offering. We or the underwriters may limit or deny the ability of any selling stockholder to sell his or her shares in the offering for any reason, including the failure of a selling stockholder to produce the appropriate stock certificates or option exercise forms and related documents to our satisfaction. The selling stockholders will not sell any additional shares in connection with any exercise by the underwriters of their overallotment option.

Name of Selling Stockholder(1)	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering
	Number	Percentage		Number	Percentage
Michael Silton(2)	1,550,009	10.0%	255,000	1,295,009	6.8%
Entities affiliated with Novus Ventures, L.P.(3)	548,073	3.6	219,229	328,844	1.8
Alok Mohan(4)	227,151	1.5	30,818	196,333	1.0
Steve Valenzuela(5)	201,111	1.3	40,000	161,111	*
Robert Leff(6)	173,121	1.1	20,000	153,121	*
Clinton Hauptmeier(7)	129,066	*	33,200	95,866	*
Robert Langer(8)	102,611	*	5,000	97,611	*
Kenneth Forbes(9)	83,392	*	31,696	51,696	*
Artemis Ventures Fund, L.P.(10)	51,869	*	20,747	31,122	*
Carmela Wong(11)	43,142	*	10,000	33,142	*
Total	3,109,545	19.5%	665,690	2,443,855	12.5%

*	Less than one percent.

(1)	Unless otherwise indicated, the address of each of the individuals listed in this table is c/o Rainmaker Systems, Inc., 900 East Hamilton Avenue, Suite 400, Campbell, California 95008.

(2)	Common stock holdings include 1,268,009 shares held (110,000 of which are restricted shares), 280,000 shares issuable upon the exercise of options and 2,000 shares issuable upon the exercise of warrants. Mr. Silton is our Chief Executive Officer and President and is a member of our Board of Directors.

(3)

Includes 33,391 shares held by Novus Ventures, L.P., 501,297 shares held by Novus Ventures II, L.P. and 13,385 shares held by Novus Annex Fund, L.P. The entities affiliated with Novus Ventures, L.P. acquired shares under an Asset Purchase Agreement dated September 1, 2006 between ViewCentral, Inc. and us. The address of the entities affiliated with Novus Ventures, L.P. is c/o Dan Tompkins, Novus Ventures, 20111 Stevens Creek Blvd., Suite 130, Cupertino, California 95014. Approximately 20% of the shares of the common stock consideration issued to the Novus entities in connection with the Asset Purchase Agreement are being held in escrow until September 15, 2007 to secure certain indemnity obligations under the Asset Purchase Agreement.

(4)	Common stock holdings include 83,818 shares held (31,000 of which are restricted shares), 142,000 shares issuable upon the exercise of options and 1,333 shares issuable upon the exercise of warrants. Mr. Mohan is the Chairman of our Board of Directors and serves on each of the audit committee and the nominating committee of our Board of Directors.

(5)	Common stock holdings include 80,444 shares held (75,000 of which are restricted shares), 120,000 shares issuable upon the exercise of options and 667 shares issuable upon the exercise of warrants. Mr. Valenzuela is our Vice President, Finance, Chief Financial Officer and Corporate Secretary.

(6)	Common stock holdings include 91,288 shares held in trust, 80,500 shares issuable upon the exercise of options and 1,333 shares issuable upon the exercise of warrants. Mr. Leff is a member of our Board of Directors and serves on each of the audit committee and compensation committee of our Board of Directors.

(7)	Common stock holdings include 53,999 shares held (20,000 of which are restricted shares), 75,000 shares issuable upon the exercise of options and 67 shares acquired upon the exercise of warrants. Mr. Hauptmeier is a General Manager for our company.

(8)	Common stock holdings include 34,444 shares held (all of which are restricted shares), 67,500 shares issuable upon the exercise of options and 667 shares issuable upon the exercise of warrants. Mr. Langer is a General Manager of our company.

(9)	Common stock holdings include 67,544 shares held by Mr. Forbes (20,000 of which are restricted shares) and 15,848 shares held by Business Telemetry, Inc., of which Mr. Forbes is a shareholder. Mr. Forbes is our Vice President and Chief Technology Officer.

(10)	Artemis Ventures Fund L.P. acquired shares under an Asset Purchase Agreement dated September 1, 2006 between ViewCentral, Inc. and us. Artemis Ventures Fund L.P.’s address is c/o Helen R. S. MacKenzie, 1030 University Avenue, Palo Alto, California 94301. Approximately 20% of the shares of the common stock consideration issued to Artemis Ventures Fund in connection with the Asset Purchase Agreement are being held in escrow until September 15, 2007 to secure certain indemnity obligations under the Asset Purchase Agreement.

(11)	Common stock holdings include 15,000 shares held (all of which are restricted shares) and 28,142 shares issuable upon the exercise of options. Ms. Wong is our Vice President of Marketing of our company.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of February 28, 2007, we had 15,175,812 shares of common stock and no shares of preferred stock outstanding.

The following summary of certain provisions of our common stock, preferred stock, restated certificate of incorporation and amended and restated bylaws is not intended to be complete and is qualified by reference to the provisions of applicable law and to our restated certificate of incorporation and bylaws.

Common Stock

All outstanding shares of our common stock are, and all shares of our common stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time. To date, we have not paid dividends on our common stock. For the foreseeable future, we intend to invest any earnings in further business development and do not intend to issue cash dividends.

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our restated certificate of incorporation.

In addition, our restated certificate of incorporation and bylaws provide that certain actions require the approval of two-thirds, rather than a majority, of the shares entitled to vote.

No Preemptive, Conversion or Redemption Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Each outstanding share of common stock is fully paid and nonassessable.

Preferred Stock

Under our restated certificate of incorporation, our board of directors is authorized, without further stockholder approval, to issue up to 5,000,000 shares of preferred stock in one or more series and fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights which are superior to the rights of common stock or which could adversely affect the voting power and other rights of the holders of common stock. The issuance of preferred stock also may have the affect of delaying, deferring or preventing a change in control of the company or the removal of management.

Certain Anti-Takeover Provisions

Certain provisions of Delaware law, our restated certificate of incorporation and our bylaws may make it more difficult to acquire control of us by various means. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of stock owned by them. In addition, they may adversely affect the prevailing market price of the stock.

Delaware Law

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with his affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

Classified Board of Directors

Our restated certificate of incorporation provides for a classified board of directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. When our common stock was listed on the Nasdaq Capital Market, we were subject to various restrictions under California law that prohibited us from having a classified board. Now that our common stock is listed on the Nasdaq Global Market, we are no longer subject to those restrictions. Accordingly, we intend to implement a classified board at our 2007 annual meeting of our stockholders. As a result, approximately one-third of the board of directors will be elected each year. These provisions are likely to increase the time required for stockholders to change the composition of our board of directors. For example, in general at least two annual meetings will be necessary for stockholders to effect a change in the majority our board of directors. Subject to the rights of the holders of any outstanding series of preferred stock, our restated certificate of incorporation authorizes only the board of directors to fill vacancies, including newly created directorships. Our restated certificate of incorporation also provides that directors may be removed by stockholders only for cause and only by affirmative vote of holders of 66 2/3% of the outstanding shares of voting stock entitled to vote at an election of directors.

Special Stockholder Meetings

Our restated certificate of incorporation provides that special meetings of the stockholders for any purpose or purposes, unless required by law, may only be called by a majority of the entire board. This limitation on the ability to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the board. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board with respect to unsolicited takeover bids. In addition, the limited ability to call a special meeting of stockholders may make it more difficult to change the existing board and management.

Supermajority Vote to Amend Charter and Bylaws

Our restated certificate of incorporation authorizes our board of directors to amend and repeal our bylaws without stockholder vote. Our restated certificate of incorporation also provides that our bylaws may be amended by the affirmative vote of holders of at least 66 2/3% of the outstanding shares of voting stock of the Company entitled to vote at an election of directors. In addition, our restated certificate of incorporation provides that its provisions related to bylaw amendments and indemnification may only be amended by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock of the Company entitled to vote at the election of directors.

Advance Notice Requirements for Stockholders Proposals and Director Nominations.

Our bylaws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive office not less than 120 days nor more than 150 days prior to the first anniversary of the date of the previous year’s annual meeting of stockholders; provided that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days earlier than or 60 calendar days after such anniversary, notice by the stockholder, to be timely, must be so received not more than 90 days nor later than the later of (i) 60 days prior to the annual meeting of stockholders or (ii) the close of business on the 10th day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever first occurs. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act. Our certificate of incorporation further provides that we are authorized to indemnify our directors and officers to the fullest extent permitted by law through the bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law and require us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

We also have directors’ and officers’ liability insurance. In addition, we have entered into agreements to indemnify our directors and certain of our officers, in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements, among other things, indemnify our directors and certain of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as our director or officer or as a director or officer of any subsidiary of ours, or as a director or officer of any other company or enterprise that the person provides services to at our request.

Our restated certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us or our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

UNDERWRITING

We intend to offer the shares through the underwriters. Needham & Company, LLC, A.G. Edwards & Sons, Inc. and Craig-Hallum Capital Group LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions described in an underwriting agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us and the selling stockholders, the number of shares listed opposite their names below. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of shares, but is not responsible for the commitment of any other underwriter to purchase shares.

Underwriter	Number of Shares
Needham & Company, LLC	2,291,130
A.G. Edwards & Sons, Inc.	1,457,991
Craig-Hallum Capital Group LLC	416,569

Total	4,165,690

The underwriters have agreed to purchase all the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.28 per share. After the public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us and the selling stockholders. This information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$8.50	$35,408,365	$40,719,616
Underwriting discount	0.478	1,991,200	2,289,880
Proceeds, before expenses, to Rainmaker	8.022	28,077,000	33,089,571
Proceeds, before expenses, to the selling stockholders	8.022	5,340,165	5,340,165

In compliance with the guidelines of the National Association of Securities Dealers, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not exceed 8% for the sale of any securities being offered pursuant to this prospectus supplement.

The expenses of the offering, not including the underwriting discount, are estimated at $800,000 and are payable by us.

Overallotment Option

We have granted an option to the underwriters to purchase up to 624,853 shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We have agreed, subject to customary exceptions, not to offer, sell, contract to sell, grant options to purchase, or otherwise dispose of any shares of our common stock or securities exchangeable for or convertible into our common stock for a period of 90 days after the date of this prospectus supplement without the prior written consent of Needham & Company, LLC.

Our directors and executive officers and selling stockholders have agreed, subject to certain exceptions, not to, directly or indirectly, offer, sell, contract to sell, grant options to purchase, or otherwise dispose of any shares of common stock or securities exchangeable for or convertible into shares of common stock for a period of 90 days after the date of this prospectus supplement without the prior written consent of Needham & Company, LLC, subject to customary exceptions. Needham & Company, LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements.

Listing on the Nasdaq Global Market

Our shares are listed on the Nasdaq Global Market under the symbol “RMKR.”

Price Stabilization and Short Positions

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may overallot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus supplement. This creates a short position in our common stock for their own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares overallotted by the underwriters is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. To close out a short position or to stabilize the price of our common stock, the underwriters may bid for, and purchase, common stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the overallotment option. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. If the underwriters sell more shares than could be covered by the overallotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our common stock in this offering because the underwriters repurchase that stock in stabilizing or short covering transactions.

The underwriters may also bid for, and purchase, shares of our common stock in market making transactions. These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Global Market or otherwise.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

LEGAL MATTERS

The validity of the common stock offered hereby and certain other legal matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, Palo Alto, California. Certain legal matters with respect to this offering will be passed upon for the underwriters by Latham & Watkins LLP, Menlo Park, California. Certain legal matters with respect to this offering will be passed upon for the management/director selling stockholders by O’Melveny & Myers LLP. Certain legal matters with respect to this offering will be passed upon for the ViewCentral selling stockholders by Heller Ehrman LLP.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at www.sec.gov.

This prospectus supplement and the accompanying prospectuses are part of registration statements that we filed with the SEC. The registration statements contain more information than this prospectus supplement regarding us and our common stock, including certain exhibits and schedules. You can obtain copies of the registration statements from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate” into this prospectus supplement information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus supplement. Information contained in this prospectus supplement and information that we file with the SEC in the future and incorporate by reference in this prospectus supplement automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus supplement.

(i)	the Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(ii)	the Current Report on Form 8-K filed with the SEC on January 31, 2007;

(iii)	the Current Report on Form 8-K filed with the SEC on February 5, 2007;

(iv)	the Current Report on Form 8-K filed with the SEC on April 5, 2007; and

(v)	the description of our common stock contained in our Registration Statement on Form S-1 dated November 9, 1999, including any amendments or reports filed for the purpose of updating this description.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information: Rainmaker Systems, Inc., 900 East Hamilton Avenue, Suite 400, Campbell, California 95008, (408) 626-9800.

FI NANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Rainmaker Systems, Inc.

We have audited the accompanying consolidated balance sheets of Rainmaker Systems, Inc. as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rainmaker Systems, Inc. at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 8 to the Consolidated Financial Statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment.

/s/    BDO SEIDMAN, LLP

San Francisco, California

February 22, 2007

RAINMAKER SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$21,996	$9,746
Restricted cash	315	586
Accounts receivable, less allowance for doubtful accounts of $233 and $422 at December 31, 2006 and 2005, respectively	13,547	10,374
Prepaid expenses and other current assets	1,172	1,212

Total current assets	37,030	21,918
Property and equipment, net	4,293	4,410
Intangible assets, net	5,604	3,652
Goodwill	7,006	3,921
Other noncurrent assets	325	257

Total assets	$54,258	$34,158

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,522	$17,741
Accrued compensation and benefits	1,979	1,427
Other accrued liabilities	2,368	1,732
Deferred revenue	3,457	882
Obligations under financing arrangements	—	301
Current portion of capital lease obligations	2	99
Current portion of notes payable	1,500	3,500

Total current liabilities	31,828	25,682
Deferred tax liability	43	440
Long term deferred revenue	268	—
Notes payable, less current portion	417	1,917

Total liabilities	32,556	28,039

Commitments and contingencies (Notes 4, 5, 6, 9 and 10)

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized, 15,088,294 and 11,306,937 shares outstanding at December 31, 2006 and 2005, respectively	15	11
Additional paid-in capital	81,265	69,089
Accumulated deficit	(59,578)	(62,981)

Total stockholders’ equity	21,702	6,119

Total liabilities and stockholders’ equity	$54,258	$34,158

See accompanying notes.

RAINMAKER SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Years Ended December 31,
	2006	2005	2004
Net revenue	$48,921	$32,114	$15,323
Costs of services	24,385	18,716	7,709

Gross margin	24,536	13,398	7,614

Operating expenses:
Sales and marketing	4,250	2,838	1,651
Technology and development	5,990	4,248	2,826
General and administrative	7,483	8,134	6,385
Depreciation and amortization	3,299	3,114	1,740

Total operating expenses	21,022	18,334	12,602

Operating income (loss)	3,514	(4,936)	(4,988)
Interest and other income (expense), net	187	(68)	50

Income (loss) before income tax expense	3,701	(5,004)	(4,938)
Income tax expense	298	—	—

Net income (loss)	$3,403	$(5,004)	$(4,938)

Basic net income (loss) per share	$0.25	$(0.48)	$(0.57)

Diluted net income (loss) per share	$0.23	$(0.48)	$(0.57)

Shares used to compute basic net income (loss) per share	13,662	10,464	8,715

Shares used to compute diluted net income (loss) per share	14,568	10,464	8,715

See accompanying notes.

RAINMAKER SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance at January 1, 2004	7,833,686	$8	$56,878	$(53,039)	$3,847
Exercise of employee stock options	101,496	—	283	—	283
Issuance of common stock under employee stock purchase plan	14,499	—	79	—	79
Issuance of common stock for executive bonuses	938	—	8	—	8
Issuance of common stock in private placement	933,340	1	6,296	—	6,297
Net loss	—	—	—	(4,938)	(4,938)

Balance at December 31, 2004	8,883,959	9	63,544	(57,977)	5,576
Exercise of employee stock options	258,116	—	314	—	314
Issuance of common stock under employee stock purchase plan	20,338	—	46	—	46
Issuance of common stock in private placement	1,340,444	1	2,596	—	2,597
Issuance of common stock for Sunset acquisition	664,080	1	2,204	—	2,205
Issuance of common stock for Launch Project assets	140,000	—	385	—	385
Net loss	—	—	—	(5,004)	(5,004)

Balance at December 31, 2005	11,306,937	11	69,089	(62,981)	6,119
Exercise of employee stock options	405,285	1	1,015	—	1,016
Issuance of common stock upon exercise of warrants	79,083	—	190	—	190
Issuance of common stock under employee stock purchase plan	14,739	—	53	—	53
Issuance of common stock in private placement	2,000,000	2	5,310	—	5,312
Issuance of common stock for Metrics assets	158,480	—	898	—	898
Issuance of common stock for ViewCentral assets	754,968	1	4,438	—	4,439
Issuance of restricted stock awards	368,802	—	—	—	—
Stock based compensation – option plan	—	—	98	—	98
Stock based compensation – employee stock purchase plan	—	—	6	—	6
Stock based compensation – restricted stock awards	—	—	103	—	103
Tax benefit of stock option exercises	—	—	65	—	65
Net income	—	—	—	3,403	3,403

Balance at December 31, 2006	15,088,294	$15	$81,265	$(59,578)	$21,702

See accompanying notes.

RAINMAKER SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2006	2005	2004
Operating activities:
Net income (loss)	$3,403	$(5,004)	$(4,938)
Adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	1,831	2,216	1,740
Amortization of intangible assets	1,468	898	—
Stock based compensation charges	207	—	—
Provision for allowances for doubtful accounts	267	321	186
Loss on disposal of fixed assets	10	62	—
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed:
Accounts receivable	(3,184)	(1,322)	(2,129)
Prepaid expenses and other assets	18	(153)	429
Accounts payable	4,781	2,015	6,075
Accrued compensation and benefits	552	299	29
Other accrued liabilities	637	934	(1,184)
Deferred tax liability	43	—	—
Deferred revenue	503	(378)	—

Net cash provided by (used in) operating activities	10,536	(112)	208

Investing activities:
Purchases of property and equipment	(1,660)	(3,245)	(1,840)
Restricted cash, net	271	(586)	1,096
Acquisition of businesses, net of cash acquired	365	(4,509)	—

Net cash used in investing activities	(1,024)	(8,340)	(744)

Financing activities:
Proceeds from issuance of common stock from option exercises	1,016	314	283
Proceeds from issuance of common stock from ESPP	53	46	79
Proceeds from issuance of common stock from warrant exercises	190	—	—
Proceeds from issuance of common stock and warrants from private placement	5,312	2,597	6,297
Tax benefit of stock option exercises	65
Proceeds from notes payable	—	6,500	—
Proceeds under financing arrangements	—	334	—
Repayment of notes payable	(3,500)	(1,083)	—
Repayment of financing arrangements	(301)	(388)	(674)
Repayment of capital lease/debt obligations	(97)	(226)	(199)

Net cash provided by financing activities	2,738	8,094	5,786

Net increase (decrease) in cash and cash equivalents	12,250	(358)	5,250

Cash and cash equivalents at beginning of year	9,746	10,104	4,854

Cash and cash equivalents at end of year	$21,996	$9,746	$10,104

Supplemental disclosures of cash flow information:
Cash paid for interest	$254	$148	$30

Cash paid for income taxes	$108	$—	$—

Supplemental non-cash investing and financing activities:
Acquisition of assets under capital lease	$—	$—	$252

Insurance premiums financed	$—	$334	$525

Issuance of common stock for executive bonus accrual	$—	$—	$8

Common stock issued in acquisitions	$5,337	$2,590	$—

See accompanying notes.

RAINMAKER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Business

Rainmaker Systems, Inc. (“we,” “our” or the “Company”) is a leading provider of sales and marketing solutions, combining hosted application software and execution services designed to drive more revenue for our clients. Our core services include the following: service contract sales and renewals, software license sales, subscription renewals and warranty extension sales; lead generation, qualification and management; and hosted application software for training sales.

We operate in one business as determined by revenue generated from sales and marketing solutions. Our operations are conducted within the United States of America where we perform services on behalf of our clients to customers who are almost entirely located in North America. We have contracted with third parties on behalf of our clients to perform marketing services in Europe and Asia.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Rainmaker Systems, Inc. and its wholly-owned subsidiaries. All inter-company balances and transactions have been eliminated in consolidation.

Basis of Presentation

Reclassifications. Certain prior year amounts have been reclassified to conform to the current year presentation. Such reclassifications had no effect on previously reported results of operations, total assets or accumulated deficit.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Our estimates are based on historical experience, input from sources outside of the company, and other relevant facts and circumstances. Actual results could differ from those estimates. Accounting policies that include particularly significant estimates are revenue recognition and presentation policies, valuation of accounts receivable, measurement of our deferred tax asset and the corresponding valuation allowance, allocation of purchase price in business combinations, fair value estimates for the expense of employee stock options and the assessment of recoverability and measuring impairment of goodwill, intangible assets and fixed assets.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents generally consist of money market funds and certificates of deposit. The fair market value of cash equivalents represents the quoted market prices at the balance sheet dates and approximates their carrying value.

RAINMAKER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of our cash and cash equivalents at December 31, 2006 and 2005, respectively (in thousands):

	December 31,
	2006	2005
Cash and cash equivalents:
Cash	$1,411	$5,549
Certificates of deposit	—	200
Money market funds	20,585	3,997

Total cash and cash equivalents	$21,996	$9,746

Included in cash and cash equivalents is $2 million of unrestricted cash which must be maintained on deposit with a lending institution as required under the loan agreement with the lender. (Note 4)

Allowance for Doubtful Accounts

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our clients’ customers to make required payments of amounts due to us. The allowance is comprised of specifically identified account balances for which collection is currently deemed doubtful. In addition to specifically identified accounts, estimates of amounts that may not be collectible from those accounts whose collection is not yet deemed doubtful but which may become doubtful in the future are made based on historical bad debt write-off experience. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. At December 31, 2006 and 2005, our allowance for potentially uncollectible accounts was $233,000 and $422,000, respectively.

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is recorded using the straight-line method over the assets’ estimated useful lives. Computer equipment and capitalized software are depreciated over two to five years and furniture and fixtures are depreciated over five years. Amortization of leasehold improvements is recorded using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Amortization of fixed assets under capital leases is included in depreciation expense.

Costs of internal use software are accounted for in accordance with Statement of Position 98-1 (SOP 98-1), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and Emerging Issue Task Force Issue No. 00-02 (EITF 00-02), Accounting for Website Development Costs. SOP 98-1 and EITF 00-02 require that we expense computer software and website development costs as they are incurred during the preliminary project stage. Once the capitalization criteria of SOP 98-1 and EITF 00-02 have been met, external direct costs of materials and services consumed in developing or obtaining internal-use software, including website development, the payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal use computer software and associated interest costs are capitalized. Capitalized costs are amortized using the straight-line method over the shorter of the term of related client agreement, if such development relates to a specific outsource client, or the software’s estimated useful life, ranging from two to five years. Capitalized internal use software and website development costs are included in property and equipment in the accompanying balance sheets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill and Other Intangible Assets

We apply the guidance of the Financial Accounting Standards Board (FASB) Statement No. 141, Business Combinations in accounting for the assets related to our acquisitions. Goodwill represents the excess of the acquisition purchase price over the estimated fair value of net tangible and intangible assets acquired. Goodwill is not amortized, but instead tested for impairment at least annually or more frequently if events and circumstances indicate that the asset might be impaired. In our analysis of goodwill and other intangible assets we apply the guidance of FASB Statement No. 142, Goodwill and Other Intangible Assets in determining whether any impairment conditions exist. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. Intangible assets are attributable to the various technologies, customer relationships and tradenames of the businesses we have acquired. To date, no circumstances or indicators have arisen to indicate that the carrying value has been impaired.

Long-Lived Assets

Long-lived assets including our purchased intangible assets are amortized over their estimated useful lives. In accordance with FASB No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, long-lived assets, such as property, equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Revenue Recognition and Presentation

Substantially all of our revenue is generated from the sale of service contracts and maintenance renewals, lead development services and software subscriptions for hosted Internet sales of web based training. We recognize revenue from the sale of our client’s service contracts and maintenance renewals under the provisions of Staff Accounting Bulletin (SAB) 104, Revenue Recognition and on the “net basis” in accordance with EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. Revenue from the sale of service contracts and maintenance renewals is recognized when a purchase order from the client’s customer is received; the service contract or maintenance agreement is delivered; the fee is fixed or determinable; the collection of the receivable is reasonably assured; and no significant post-delivery obligations remain unfulfilled. Revenue from lead development services we perform is recognized as the services are accepted and is generally earned ratably over the service contract period. Some of our lead development service revenue is earned when we achieve certain attainment levels and is recognized upon customer acceptance of the service. We earn revenue from our software application subscriptions of hosted online sales of web based training ratably over each contract period, having considered EITF 00-03: Application of AICPA SOP 97-2, Software Revenue Recognition, to Arrangements that Include the Right to Use Software Stored on Another Entity’s Hardware, which distinguishes hosting services that might fall under the scope of SOP 97-2: Software Revenue Recognition. Since these software subscriptions are usually paid in advance, we have recorded a deferred revenue liability on our balance sheet that represents the prepaid portions of subscriptions that will be earned over the next one to two years. We generally do not enter into multiple-element revenue arrangements with our clients.

Our revenue recognition policy involves significant judgments and estimates about collectability. We assess the probability of collection based on a number of factors, including past transaction history and/or the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

creditworthiness of our clients’ customers, which is based on current published credit ratings, current events and circumstances regarding the business of our clients’ customer and other factors that we believe are relevant. If we determine that collection is not reasonably assured, we defer revenue recognition until such time as collection becomes reasonably assured, which is generally upon receipt of cash payment.

In addition we provide an allowance in accrued liabilities for the cancellation of service contracts that occurs within a specified time after the sale, which is typically less than 30 days. This amount is calculated based on historical results and constitutes a reduction of the net revenue we record for the commission we earn on the sale.

Costs of Services

Costs of services consist of costs associated with promoting and selling our clients’ products and services including compensation costs of sales personnel, sales commissions and bonuses, costs of designing, producing and delivering marketing services, and salaries and other personnel expenses related to fee-based activities. Costs of services also include the cost of allocated facility and telephone usage for our telesales representatives as well as other direct costs associated with the delivery of our services. Most of the costs are personnel related and are relatively fixed. Bonuses and sales commissions will typically change in proportion to revenue or profitability.

Advertising

We expense advertising costs as incurred. These costs were not material and are included in sales and marketing expense.

Income Taxes

We account for income taxes using the liability method in accordance with Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements, but have not been reflected in our taxable income. A valuation allowance is established to reduce deferred tax assets to their estimated realizable value. Therefore, we provide a valuation allowance to the extent that we do not believe it is more likely than not that we will generate sufficient taxable income in future periods to realize the benefit of our deferred tax assets. At December 31, 2006 and 2005, we had gross deferred tax assets of $19.3 and $20.5 million. In 2006 and 2005, the deferred tax asset was subject to a 100% valuation allowance and therefore is not recorded on our balance sheet as an asset. Realization of our deferred tax assets is limited and we may not be able to fully utilize these deferred tax assets to reduce our tax rates. In 2006, we utilized some of our deferred tax assets to reduce our tax expense. Due to operating losses in previous years, we will maintain a 100% valuation allowance on our deferred tax assets until a sustained pattern of operating profits can be established.

Stock-Based Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (SFAS 123(R)) which establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains employee services in share-based payment transactions.

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s Consolidated Financial Statements as of and for the year ended December 31, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s Consolidated Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Consolidated Statement of Operations. Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). Under the intrinsic value method, no stock-based compensation expense had been recognized in the Company’s Consolidated Statements of Operations, other than option grants to employees and directors below the fair market value of the underlying stock at the date of grant. See Note 8 for further discussion of the adoption of this standard and its effects on the financial statements presented herein.

Concentrations of Credit Risk and Credit Evaluations

Our financial instruments that expose us to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable.

We place our cash and cash equivalents in a variety of financial institutions and limit the amount of credit exposure through diversification and by investing the funds in money market accounts and certificates of deposit which are insured by the FDIC. At times, the balance of cash deposits is in excess of the FDIC insurance limits.

We sell our clients’ products and services primarily to business end users and, in most transactions, assume full credit risk on the sale. Credit is extended based on an evaluation of the financial condition of our client’s customer, and collateral is generally not required. Credit losses have traditionally been immaterial, and such losses have been within management’s expectations.

We have generated a significant portion of our revenue from sales to customers of a limited number of clients. In 2006, two clients accounted for more than 10% of our net revenue and collectively represented 48% of our net revenue with the largest representing 38% of our net revenue. In 2005, these same two clients accounted for 47% of net revenue with the largest individual client accounting for 36% of our net revenue. In 2004, four clients accounted for more than 10% of our net revenues. In 2004, combined sales to these clients accounted for 96% of net revenue and the largest individual client accounted for 47% of our net revenue.

No individual client’s end-user customer accounted for 10% or more of our revenues in any period presented.

We have outsourced services agreements with our clients that expire at various dates ranging through April 2009. Many of our client agreements contain automatic renewal clauses. These clients may, however, terminate their contracts for cause in accordance with the provisions of each contract. In most cases, a client must provide us with advance written notice of its intention to terminate. Any loss of a single significant client may have a material adverse effect on the Company’s consolidated financial position, cash flows and results of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value of Financial Instruments

The amounts reported as cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to their short-term maturities.

The fair value of short-term and long-term capital lease and debt obligations is estimated based on current interest rates available to us for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of these obligations, as of each period presented, approximate their respective fair values.

Segment Reporting

We report segment results in accordance with SFAS No. 131, Segment Reporting (SFAS 131). Under SFAS 131, reportable segments represent an aggregation of operating segments that meet certain criteria for aggregation specified in SFAS 131.

Our three primary business units, service sales, lead development and hosted application software licensing have been aggregated into one reportable segment. The aggregation of operating segments is based on management by the chief operating decision-maker for the segment as well as similarities of products, production processes, and economic characteristics. We primarily operate in one geographical segment, North America. Substantially all of our sales are made to our client’s customers in the United States.

Recently Issued Accounting Standards

In June 2006, the Financial Accounting Standards Board (FASB) issued Financial Interpretation 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. The recently issued literature also provides guidance on the derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any recorded income tax uncertainties. The interpretation is effective for fiscal years beginning after December 15, 2006. Any differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. We expect that the disclosures required with the adoption of FIN 48 will indicate that the potential impact of uncertain positions is less than $50,000.

In September 2006, the SEC issued SAB No. 108, Materiality. The interpretations in SAB 108 are being issued to address diversity in practice in quantifying financial statement misstatements and the potential under current practice for the build up of improper amounts on the balance sheet. SAB 108 is effective for the first interim period of the first fiscal year ending after November 15, 2006. The adoption of the provisions of SAB 108 did not have a material effect on our financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS 157 replaces the different definitions of fair value in the accounting literature with a single definition. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 is effective for fair-value measurements already required or permitted by other standards for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We anticipate that adopting the provisions of SFAS 157 will not have a material effect on our financial position, results of operations and cash flows.

2. Net Income (Loss) Per Share

Basic net loss per common share is computed using the weighted-average number of shares of common stock outstanding during the year, less shares subject to repurchase. Diluted earnings per common share also gives effect, as applicable, to the potential dilutive effect of outstanding stock options, using the treasury stock method, and convertible securities, using the if converted method, as of the beginning of the period presented or the original issuance date, if later.

The following table presents the calculation of basic and diluted net income (loss) per common share (in thousands, except per share data):

	Years Ended December 31,
	2006	2005	2004
Net income (loss)	$3,403	$(5,004)	$(4,938)

Weighted-average common shares of common stock outstanding – basic	13,662	10,464	8,715
Plus: Outstanding dilutive options, warrants and unvested restricted stock awards outstanding	2,143	—	—
Less: weighted-average shares subject to repurchase	(1,237)	—	—

Weighted-average shares used to compute diluted net loss per share	14,568	10,464	8,715

Basic net income (loss) per share	$0.25	$(0.48)	$(0.57)

Diluted net income (loss) per share	$0.23	$(0.48)	$(0.57)

For the years ended December 31, 2005 and 2004, the Company has excluded all outstanding warrants and stock options from the calculation of basic and diluted net loss per share because these securities are antidilutive. Options and warrants to purchase 2,226,472 and 1,292,083 shares of common stock have been excluded for the years ended December 31, 2005 and 2004, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Balance Sheet Components (in thousands)

		December 31,
		2006	2005
Prepaid expenses and other current assets:
Prepaid insurance		$388	$428
Prepaid support and maintenance contracts		176	114
Other prepaid expenses and other current assets		608	670

		$1,172	$1,212

Property and equipment:

	Estimated Useful Life
Computer equipment	3 years	$7,607	$5,934
Capitalized software and development	2-5 years	11,353	8,830
Furniture and fixtures	5 years	331	511
Leasehold improvements	Lease term	180	103

		19,471	15,378
Accumulated depreciation and amortization		(15,178)	(13,851)
Construction in process (1)		—	2,883

Property and equipment, net		$4,293	$4,410

(1)	During late 2004 and throughout 2005, we developed a replacement for our existing system to identify potential service sales opportunities, track the sales contacts and process the sale of the service contracts. During the year ended December 31, 2006 we deployed and began depreciating the new order entry system. In total, we have invested $3.2 million in the new order entry system including $163,000 in capitalized interest costs. We placed this asset in service in March 2006 and are amortizing this asset on a straight line basis over an estimated useful life of 5 years.

	Estimated Useful Life	December 31,
		2006	2005
Intangible assets:
Developed technology	3-5 years	$1,880	$680
Customer relations	2-5 years	3,860	1,670
Database	5 years	1,100	1,100
Trade name	10 years	1,100	1,100

		7,940	4,550
Accumulated amortization		(2,336)	(898)

Intangibles and indefinite life intangibles, net		$5,604	$3,652

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table reflects the activity in our accounting for goodwill for the years ended December 31, 2005 and 2006:

	Sunset Direct		Launch Project	Business Telemetry	ViewCentral	Total
Balance at December 31, 2004	$—		$—	$—	$—	$—
Acquisition of:
Sunset Direct	3,663		—	—	—	3,663
Launch Project	—		258	—	—	258

Balance at December 31, 2005	3,663		258	—	—	3,921
Acquisition of:
Business Telemetry	—		—	656	—	656
ViewCentral	—		—	—	2,869	2,869
Infinite to finite classification of tradename	(440	)*	—	—	—	(440)

Balance at December 31, 2006	$3,223		$258	$656	$2,869	$7,006

*	See Note 5 with respect to Sunset Direct acquisition.

Future amortization of intangible assets at December 31, 2006 is as follows:

Intangible Amortization
2007	$2,052
2008	1,726
2009	1,115
2010	359
2011	151
Thereafter	201

Total future amortization	$5,604

Customer relations and the trade name are being amortized on an accelerated basis to match the estimated future cash flows generated from these intangible assets. Developed technology and database are being amortized using a straight-line method.

The value of our intangibles is based on allocations of the purchase price of assets included in our acquisitions (Note 5). For developed technology, the allocation was based on the estimated cost to reproduce the technology as well as market comparisons for similar purchases. For customer relations, we estimated the cash flows associated with the excess earnings the contacts would generate and allocated the present value of those earnings to the asset. For the database and trade name, we estimated the relief from royalties that we would have had to otherwise pay to use these assets and allocated the present value of those payments to the assets. In all cases we used a discount rate between 16% and 25%.

4. Capital Leases, Financing Agreements, Financing Obligations and Guarantees

Capital Leases

We lease certain property under a capital lease that expires in early 2007. The imputed effective annual interest rate on our capital lease obligation is 4.9%. As of December 31, 2006 and 2005, property and equipment

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

included amounts held under capital leases of approximately $24,000 and $398,000 and related accumulated depreciation of approximately $22,000 and $249,000, respectively. The capital lease obligation is collateralized by the related leased property and equipment.

During 2006 and 2005 we did not enter into any new capital leases. During 2004 we entered in four capital leases for various computer hardware and software. The remaining lease had 36 month terms ending in February 2007. Future minimum payments under this lease in 2007 are $2,000, substantially all of which is principal.

Financing Agreements

In February 2005, concurrent with the closing of the Sunset Direct merger transaction described in Note 5, we entered into a Business Loan Agreement and Commercial Security Agreement with Bridge Bank, N.A. (the Lender) pursuant to which we obtained a $3.0 million term loan (the Term Loan) that was utilized to retire certain indebtedness and certain other liabilities of Sunset Direct. The Term Loan is to be repaid in 36 monthly installments of $83,000 plus interest at a variable rate of prime per annum (8.25% per annum at December 31, 2006).

In June 2005, we entered into a Business Loan Agreement with the Lender pursuant to which we obtained a $1.5 million term loan (the “ June 2005 Term Loan”) that was utilized to fund the purchase and implementation of our new client management system. The June 2005 Term Loan is to be repaid in 36 monthly installments of $42,000 plus interest at a variable rate of prime (8.25% per annum at December 31, 2006). As of December 31, 2006, we had $1.1 million and $750,000 outstanding on the Term Loan and June 2005 Term Loan, respectively, of which $1.5 million and $417,000 are payable in 2007 and 2008, respectively.

In December 2005, our Business Loan Agreement and a Commercial Security Agreement (the Revolving Credit Facility) was increased to $4.0 million from the then existing $2.0 million. In addition, on July 6, 2007 the maturity date was extended to October 2007 from December 2006. We had originally entered into this Revolving Credit Facility with our lender in April 2004. A component of the Revolving Credit Facility is a $1.0 million Letter of Credit facility. The Revolving Credit Facility is subject to certain financial covenants, which include maintaining minimum net income, a minimum debt service coverage ratio, minimum working capital ratio and minimum tangible net worth and bears interest at the Prime Rate published in the Wall Street Journal but not less than 4.0%. Borrowings and letter of credit issuances are subject to borrowing base calculations and other limitations. The Term Loan, June 2005 Term Loan and the Revolving Credit Facility are secured by substantially all of our consolidated assets, including intellectual property. We must comply with certain financial covenants, including maintaining a minimum quick ratio and maintaining unrestricted cash of $2.0 million with Bridge Bank, reducing from time to time to the outstanding amount of Rainmaker’s Term Loan and June 2005 Term Loan referenced above rounded upwards to the nearest $250,000 increment. Prior to the July 6, 2006 amendment, we were required to maintain minimum unrestricted cash of $3.0 million. The Term Loan, June 2005 Term Loan and the Revolving Credit Facility also contain customary covenants that will, subject to limited exceptions, limit the Company’s ability to, among other things, (i) create liens; (ii) make capital expenditures; (iii) pay cash dividends; and (iv) merge or consolidate with another company. The Revolving Credit Facility also provides for customary events of default, including nonpayment, breach of covenants, payment defaults of other indebtedness, and certain events of bankruptcy, insolvency and reorganization that may result in acceleration of outstanding amounts under the Term Loan, June 2005 Term Loan and Revolving Credit Facility. For the year ended December 31, 2005, the Company’s capital expenditures were in excess of the limit specified in the loan agreement. The loan agreement restricted our capital expenditures to $3 million whereas our actual expenditures amounted to $3.2 million. We obtained a waiver of this covenant breach from our lender. As of December 31, 2005, we had borrowed $2.0 million under the Revolving Credit Facility, which was repaid in January 2006. As of December 31, 2006, no amounts were outstanding under the Revolving Credit Facility. Interest on the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revolving Line of Credit is a variable rate of prime per annum (8.25% at December 31, 2006). In addition, two letters of credit in the aggregate face amount of $425,000 were outstanding under the Revolving Credit Facility (as described below).

In July 2005, we issued an Irrevocable Standby Letter of Credit in the amount of $100,000 to our landlord for a security deposit for our new corporate headquarters located in Campbell, California. In 2004, we issued Irrevocable Standby Letters of Credit to two of our clients. The letters of credit were issued in the amount of $325,000 as a guarantee for service contracts sold by us on behalf of our clients and will expire in September 2007. The letters of credit was issued under the Revolving Credit Facility described above. As of December 31, 2006, no amounts have been drawn against the letters of credit.

Financing Obligations

In November 2005, we entered into a Commercial Insurance Premium Finance and Security Agreement (the Financing Agreement) to finance certain of our liability insurance premiums in the amount of $334,000. Amounts owed under the Financing Agreement bear interest at an annual rate of 6.0% and principal and interest are payable in monthly installments of approximately $33,000, through September 2006. At December 31, 2005, our liability related to the Financing Agreement was $301,000 which was fully paid in 2006. In 2006, we did not renew such a financing arrangement and instead paid for the liability insurance premiums in advance.

Guarantees

From time to time, we enter into certain types of contracts that contingently require us to indemnify parties against third party claims. These obligations primarily relate to certain agreements with our officers, directors and employees, under which we may be required to indemnify such persons for liabilities arising out of their employment relationship. The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated. Because the obligated amounts of these types of agreements often are not explicitly stated, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, we have not been obligated to make any payments for these obligations, and no liabilities have been recorded for these obligations on our balance sheets as of December 31, 2006 and 2005.

Restricted Cash

Restricted cash is comprised of cash receipts inadvertently remitted to the Company for goods and services sold by our clients. At the time of cash receipt, the Company records a liability for the amount of cash received and subsequently remits the amount to its clients. At December 31, 2006, the Company designates all cash receipts inadvertently remitted to the Company be classified in the balance sheet as restricted cash.

5. Acquisitions

ViewCentral Asset Purchase

On September 15, 2006, we closed an Asset Purchase Agreement with ViewCentral, Inc., a California corporation (ViewCentral), and Dan Tompkins as representative of certain shareholders of ViewCentral. The results of ViewCentral’s operations have been included in the consolidated financial statements since that date. ViewCentral is a provider of enterprise training and marketing program management solutions, and is expected to enhance the Company’s revenue delivery platform with modules for marketing and training event management. Under the terms of the Purchase Agreement, Rainmaker issued 754,968 shares of common stock representing approximately 5.5% of Rainmaker’s 13,845,000 common shares outstanding as of August 31, 2006 and assumed

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

certain liabilities of ViewCentral under its customer contracts, purchase orders and office lease in exchange for substantially all of ViewCentral’s assets. In connection with the acquisition, ViewCentral’s employees became employees of Rainmaker. In connection with their employment, Rainmaker awarded a total of 28,976 shares of restricted stock in the company that will be earned by each employee over one or two years of continued employment. See Note 8 for further discussion of the restricted stock awarded to the former ViewCentral employees. The estimated value of the 754,968 shares issued was $4.4 million computed at a share price of $5.88 which is the average closing price for the period from September 15, 2006 through September 21, 2006.

Our acquisition of ViewCentral has been accounted for as a business combination. Assets acquired and deferred revenue assumed from ViewCentral were recorded at their estimated fair values as of September 15, 2006. The total purchase price was $4.6 million as follows:

(in thousands)
Issuance of 754,968 shares of Rainmaker Common Stock	$4,439
Acquisition related transaction costs	200

Total purchase price	$4,639

Using the purchase method of accounting, the total purchase price was allocated to ViewCentral’s net tangible and identifiable intangible assets based on their estimated fair values. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill, which will be amortized over 15 years for tax purposes. Using the estimated future discounted cash flows from the assets acquired, management performed a valuation and the total purchase price was allocated as follows:

(in thousands)
Cash	$634
Identified tangible assets	366
Developed technology	920
Customer relationships	2,190
Goodwill	2,869
Deferred revenue assumed (1)	(2,340)

Total purchase price allocation	$4,639

(1)	In accordance with EITF 01-03, Accounting in a Business Combination of Deferred Revenue of an Acquiree we have reduced the carrying value of the deferred revenue by 11.4%, which represents our best estimate of the reduction from carrying to fair value for the legal performance obligation assumed from ViewCentral.

Amortization of the intangible assets is calculated using an accelerated method for customer relationships that is based on the estimated future cash flows for the relationship, and the straight-line method for the developed technology. The estimated useful life of the amortizable intangible assets acquired is five years for customer relationships and three years for the developed technology. For developed technology and customer relations, we estimated the cash flows associated with the excess earnings the technology and contacts would generate and allocated the present value of those earnings to the asset. We used a discount rate of 16%.

On November 13, 2006, Rainmaker filed a registration statement with the Securities and Exchange Commission with respect to the shares issued to ViewCentral’s shareholders that became effective December 8, 2006. Such shares are initially subject to a contractual prohibition of sale that will be removed as follows: 304,738 of such shares will be available for public sale on March 15, 2007 and the remaining 304,737 of such shares will be available for public sale on September 15, 2007. In addition, approximately 145,493 of the shares

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of the common stock consideration have been placed in escrow to secure certain customary indemnity obligations under the Purchase Agreement and will not be released until twelve months after the closing, subject to potential post closing adjustments.

Business Telemetry Asset Purchase

On May 16, 2006, we announced that we had entered into and closed an Asset Purchase Agreement (the Purchase Agreement) with Business Telemetry, Inc. (d/b/a Metrics Corporation), a California corporation (Metrics), and Kenneth S. Forbes, III, as representative of the shareholders of Metrics. Pursuant to the Purchase Agreement, Rainmaker acquired certain of the assets of Metrics, including certain software and related intellectual property. Under the terms of the Purchase Agreement, Rainmaker issued 158,480 shares of common stock in exchange for the assets and incurred approximately $70,000 of acquisition related costs. Also, the shareholders of Metrics entered into non-compete agreements with Rainmaker and accepted employment positions with Rainmaker. The estimated value of the 158,480 shares of Rainmaker common stock was $898,000 computed at a per share price of $5.67, the average closing price for the period from May 12, 2006 through May 18, 2006.

Our acquisition of Metrics has been accounted for as a business combination. Assets acquired from Metrics were recorded at their estimated fair values as of May 12, 2006. The total purchase price was $966,000 as follows:

(in thousands)
Issuance of 158,480 shares of Rainmaker Common Stock	$898
Acquisition related transaction costs	68

Total purchase price	$966

Using the purchase method of accounting, the total purchase price was allocated to Metric’s net tangible and identifiable intangible assets based on their estimated fair values. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill, which will be amortized over 15 years for tax purposes. Using the estimated future discounted cash flows from the assets acquired, management performed a valuation and the total purchase price was allocated as follows:

(in thousands)
Developed technology and customer relationships	$310
Goodwill	656

Total purchase price allocation	$966

Amortization of the intangible assets is calculated using an accelerated method for customer relationships that is based on the estimated future cash flows for the relationship, and the straight-line method for the developed technology. The weighted-average useful life of the amortizable intangible assets acquired is approximately three years. For developed technology and customer relations, we estimated the cash flows associated with the excess earnings the technology and contacts would generate and allocated the present value of those earnings to the asset. We used a discount rate of 22%.

Rainmaker filed a registration statement with the Securities and Exchange Commission on June 23, 2006 that became effective July 28, 2006 with respect to the shares that were issued to Metrics. Such shares are initially subject to a contractual prohibition of sale that will be removed as follows: as of December 31, 2006, 63,392 shares were available for sale; an additional 31,696 of such shares became available for public sale on

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 7, 2007; and the remaining 31,696 of such shares will be available for public sale on May 13, 2007. In addition, 31,696 shares of the common stock consideration have been placed in escrow to secure certain customary indemnity obligations under the Purchase Agreement and will not be released until twelve months after the closing, subject to potential post closing adjustments.

Launch Project Asset Purchase

On July 1, 2005, Rainmaker and Sunset Direct entered into, and simultaneously closed, an Asset Purchase Agreement (the Purchase Agreement) with Launch Project, LLC, the members of Launch Project, LLC, and Chad Nuss, as representative of the members (Launch Project). Pursuant to the Purchase Agreement, Sunset Direct acquired certain of the assets of Launch Project primarily including certain software and intellectual property. Under the terms of the Purchase Agreement, Sunset Direct paid $40,000 in cash and Rainmaker issued 140,000 shares of common stock in exchange for the assets and incurred approximately $82,000 of purchase related costs. The estimated value of the 140,000 shares of Rainmaker common stock was $385,000 computed at a per share price of $2.75, the average closing price for the period from June 30, 2005 through July 7, 2005.

Assets acquired from Launch Project were recorded at their estimated fair values as of July 1, 2005. The total purchase price was $508,000 as follows:

(in thousands)
Issuance of 140,000 shares of Rainmaker Common Stock	$385
Cash payment for acquisition of Launch Project	40
Acquisition related transaction costs	83

Total purchase price	$508

Using the purchase method of accounting, the total purchase price was allocated to Launch Project’s net tangible and identifiable intangible assets based on their estimated fair values as of July 1, 2005. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill which will be amortized over 15 years for tax purposes. Based upon a valuation by management, the total purchase price was allocated as follows:

(in thousands)
Developed technology and customer relationships	$250
Goodwill	258

Total purchase price allocation	$508

In connection with the asset purchase with Launch Project LLC, we filed a registration statement with the SEC with respect to the shares that were issued to Launch Project’s members that was declared effective August 12, 2005. Pursuant to that registration statement all shares are available for public sale.

Sunset Direct

On February 8, 2005, we acquired all of the issued and outstanding voting securities of Sunset Direct by means of a merger of Sunset Direct and a wholly owned subsidiary of Rainmaker, with Sunset Direct continuing as the surviving corporation. The results of Sunset Direct’s operations have been included in the consolidated financial statements since that date. Sunset Direct is an outsource provider of lead development services primarily to high-tech companies. As a result of the acquisition, Sunset Direct has been accretive to our financial results and has provided certain other benefits including cross-selling, client diversification, expanded service

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

offering and a larger, more cost-effective talent pool. Pursuant to our Agreement and Plan of Merger (the Merger Agreement) with Sunset Direct, we paid approximately $3.5 million in cash that was used to retire approximately $3.3 million of debt and certain liabilities retained by Sunset Direct, issued 664,080 shares of common stock in exchange for the outstanding capital stock of Sunset Direct, and incurred approximately $910,000 of acquisition related costs. The estimated value of the 664,080 shares of Rainmaker common stock was $2.2 million computed at a per share price of $3.32, the average closing price for the period from February 8, 2005 through February 14, 2005.

Our acquisition of Sunset Direct has been accounted for as a business combination. Assets acquired and liabilities assumed were recorded at their estimated fair values as of February 8, 2005. The total purchase price was $6.6 million as follows:

(in thousands)
Issuance of 664,080 shares of Rainmaker Common Stock	$2,205
Cash payment for acquisition of Sunset Direct	3,476
Acquisition related transaction costs	910

Total purchase price	$6,591

Using the purchase method of accounting, the total purchase price was allocated to Sunset Direct’s net tangible and identifiable intangible assets based on their estimated fair values as of February 8, 2005. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill, which is not deductible for tax purposes. Based upon a valuation by management, the total purchase price was allocated as follows:

(in thousands)
Tangible assets acquired	$1,866
Identifiable intangible assets	4,300
Goodwill	3,223
Net liabilities assumed	(2,798)

Total purchase price allocation	$6,591

Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired. Goodwill amounts are not amortized, but rather are tested for impairment at the reporting unit level at least annually. In the event that we determine that the value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made.

Identifiable intangible assets acquired consist of developed technology, customer relationships, trade names, and a proprietary database. The estimated fair value of identifiable intangible assets was determined by management. Amortization of the intangible assets is calculated using an accelerated method for customer relationships that is based on the estimated future cash flows of the relationships, and the straight-line method for the proprietary database and developed technology. The weighted-average useful life of the amortizable intangible assets acquired is approximately five years.

During the year ended December 31, 2006, the Company determined that due to certain marketing and branding initiatives, the “Sunset Direct” trade name was now estimated to have a 10 year life as opposed to an indefinite life as originally determined at the acquisition date. In accordance with SFAS 142 (Goodwill and Other Intangible Assets), a valuation to test for impairment was performed. No impairment was noted and the Sunset

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Direct trade name is being amortized over 10 years using an accelerated amortization method. During the year ended December 31, 2006, we recorded $158,000 in amortization related to the trade name.

On June 30, 2005, the Company filed a registration statement with the Securities and Exchange Commission with respect to the shares were issued to Sunset Direct’s shareholders that was declared effective July 19, 2005. Pursuant to that registration statement all shares are available for public sale.

The following unaudited pro forma information presents a summary of the results of operations of the Company assuming the purchase of assets from ViewCentral and the acquisition of Sunset Direct occurred at the beginning of the years ended December 31, 2005 and 2006 and assumes the amortization of intangible assets, the effect of compensation expense for the restricted stock awards, the reduction of revenue for the estimated fair value of the legal performance obligation in accordance with the guidance of EITF 01-03, the addition of interest expense related to the Sunset Direct acquisition and the tax effect of the aforementioned adjustments (in thousands, except per share amounts):

	Year Ended December 31,
	2006	2005
	(Unaudited)
Net revenue	$52,187	$37,590

Net income (loss)	$2,613	$(7,627)

Pro forma – basic net income (loss) per share	$0.18	$(0.68)

Pro forma – diluted net income (loss) per share	$0.17	$(0.68)

Pro forma weighted average shares outstanding – basic	14,228	11,289

Pro forma weighted average shares outstanding – diluted	15,159	11,289

The unaudited pro forma information presented above excludes the effects of the Launch Project and Metrics acquisitions since the effect of these acquisitions on the results of operations was deemed insignificant.

6. Commitments

As of December 31, 2006, our off-balance sheet arrangements include operating leases for our facilities and certain property and equipment that expire at various dates through 2010, including an additional facility operating lease commitment assumed in connection with the Company’s acquisition of Sunset Direct in February 2005 and the lease for the Company’s corporate headquarters in Campbell, California (as described below). These arrangements allow us to obtain the use of the equipment and facilities without purchasing them. If we were to acquire these assets, we would be required to obtain financing and record a liability related to the financing of these assets. Leasing these assets under operating leases allows us to use these assets for our business while minimizing the obligations and up front cash flow related to purchasing the assets.

On November 13, 2006, the Company executed an amendment to the operating lease for its corporate headquarters in Campbell, California. Under the lease and its amendment, we have a total of 23,149 square feet of usable office space. The lease term originally began on November 1, 2005 and will now end on January 31, 2010. Beginning January 1, 2007 and through the expiration of the lease term, base rent will escalate from approximately $392,000 in 2007 to $440,000 in 2009, the final full year of the lease. In addition, the Company must pay its proportionate share of operating costs and taxes. In connection with the execution of the lease, the Company has issued a Letter of Credit to the Landlord in the amount of $100,000 as a security deposit.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In Austin, Texas we have rented a total of 53,989 square feet of office space under a lease and its amendments that expire in June of 2009. In August 2005, we renewed the existing lease for 46,366 square feet of space and then in March 2006 we further amended the lease for an additional 7,623 square feet of space. Under the lease and its amendments, our base rent will escalate from approximately $407,000 in 2007 to $447,000 in the final full year of the lease that ends in June 2009. In both the California and the Texas facilities, we pay rent and maintenance on some of the common areas in each of our leased facilities.

Future minimum payments under our non-cancelable operating leases at December 31, 2006 are as follows (in thousands):

Operating Leases
2007	$816
2008	852
2009	670
2010	37

Total minimum payments	$2,375

Rent expense under operating lease agreements during the years ended December 31, 2006, 2005 and 2004 was $869,000, $771,000 and $311,000, respectively.

7. Income Taxes

The federal and state income tax expense for the years ended December 31, 2006, 2005, and 2004 consists of the following (in thousands):

	December 31,
	2006	2005	2004
Current:
Federal	$110	$—	$—
State	145	—	—

	255	—	—

Deferred
Federal	40	—	—
State	3	—	—

	43	—	—

Total income tax expense	$298	$—	$—

A reconciliation of taxes computed at the statutory federal income tax rate to income tax expense (benefit) follows (in thousands):

	December 31,
	2006	2005	2004
Tax expense (benefit) computed at federal statutory rate	$1,258	$(1,701)	$(1,679)
Effect of state income taxes	148	—	—
Change in valuation allowance	(1,214)	1,685	1,660
Other	106	16	19

Total income tax expense	$298	$—	$—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the value of assets and liabilities used for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets as of December 31, 2006 and 2005 are as follows (in thousands):

	Years Ended December 31,
	2006	2005
Deferred tax assets:
Net operating loss carryforwards	$17,602	$19,693
Depreciation and amortization	1,270	16
Accrued reserves and other	499	792

Total deferred tax assets	19,371	20,501
Valuation allowance	(18,456)	(19,565)

Net deferred tax assets	915	936

Deferred tax liabilities
Acquired intangibles	(958)	(1,376)

Net deferred tax liability	(958)	(1,376)

Total net deferred tax liability	$(43)	$(440)

Realization of deferred tax assets is dependent upon future taxable earnings, the timing and amount of which are uncertain. Due to operating losses in previous years, we will maintain a 100% valuation allowance on our deferred tax assets until a sustained pattern of operating profits can be established, at which time management believes that it will be able to conclude that it is more likely than not that some portion of the deferred tax assets will be realizable in future periods. The valuation allowance for deferred tax assets decreased approximately $1.1 million and increased approximately $1.3 million during the years ended December 31, 2006 and 2005, respectively. Included in the December 31, 2006 valuation allowance is approximately $490,000 related to stock options, which will be credited to stockholder’s equity when realized for tax purposes.

As of December 31, 2006, we had net operating loss carryforwards for federal and state of California tax purposes of $48 million and $31 million respectively. The net operating loss carryforwards will expire at various dates beginning in 2020 through 2024, if not utilized.

During 2006, we performed an analysis of prior ownership changes which would result in a limitation on the availability of our net operating losses. This analysis indicated that the company twice had ownership changes as defined under IRC section 382 which limit the utilization of our net operating losses. The amount of net operating losses available for utilization during 2007 will be approximately $32 million, increasing to $41 million in 2008. All historic losses incurred will be available as of 2010. In the event that the company has another ownership change as defined under IRC section 382, the utilization of these losses could be further limited.

8. Stockholders’ Equity

Reverse Stock Split

On December 15, 2005, the Company held a Special Meeting of Stockholders. At the meeting, the Stockholders approved the amendment the Company’s Certificate of Incorporation to effect a reverse split of the outstanding shares of the Company’s common stock by a ratio of between one-for-three to one-for-ten, inclusive, without further approval or authorization of the Company’s stockholders. On December 15, 2005, the Company’s Board of Directors authorized an amendment of the Company’s Certificate of Incorporation to effect a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

one-for-five reverse split of the outstanding shares of the Company’s Common Stock, which decreased the Company’s total number of outstanding shares from approximately 56.5 million to approximately 11.3 million, subject to adjustment for fractional shares. Stockholders’ equity has been restated to give retroactive recognition to the reverse stock split for all periods presented by combining the par value previously attributable to the common stock and then reclassifying the excess common stock par value resulting from the reverse split to additional paid-in capital. In addition, all references in the financial statements and notes to numbers of shares and per share amounts have been restated to reflect the reclassification and the reverse stock split.

Preferred Stock

We have 5,000,000 shares of preferred stock authorized. The board of directors has the authority to issue the preferred stock and to fix or alter the rights, privileges, preferences and restrictions related to the preferred stock, and the number of shares constituting any such series or designation. No shares of preferred stock were outstanding at December 31, 2006 and 2005.

Common Stock and Warrants

On May 18, 2006 we amended our certificate of incorporation with the State of Delaware whereby, among other things, our authorized number of common shares was reduced from 80,000,000 to 50,000,000. Over the three years in the period ended December 31, 2006, we had several significant transactions that involved the issuance of our common stock and warrants to buy our common stock.

On February 7, 2006, the Company entered into two Securities Purchase Agreements with certain new and existing investors. Pursuant to the Securities Purchase Agreements, the Company issued a total of 2,000,000 shares of the Company’s common stock at a price of $3.00 per share for gross proceeds of $6.0 million and issued warrants to the investors to purchase an additional 799,999 shares of common stock of the Company at an exercise price of $4.28 per share. The warrants have a 5-year term and were exercisable beginning August 7, 2006. Net proceeds from the issuance were $5.3 million after payment of fees and costs. The securities issued pursuant to the Securities Purchase Agreements were not registered under the Securities Act of 1933, as amended (the Securities Act), or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated there under and in reliance on similar exemptions under applicable state laws. Under the Securities Purchase Agreements, the Company also granted certain registration rights to each of the investors pursuant to which the Company filed a registration statement on Form S-3 that became effective on March 21, 2006, with respect to the common stock issued under the Securities Purchase Agreements and the common stock issuable upon conversion of the related warrants.

On June 15, 2005, we entered into a Purchase Agreement with certain investors. Pursuant to the Purchase Agreement, we agreed to issue 1,340,444 shares of our common stock for gross proceeds of approximately $2.7 million to a group of investors that included members of our management and our board of directors. The sale to investors who were not members of management or the board of directors consisted of 1,280,000 shares of our common stock at a price of $2.00 per share, for gross proceeds of $2,560,000, and the sale to investors who were members of management or the board of directors consisted of 60,444 shares of our common stock at the market price of $2.25 per share, for gross proceeds of $136,000. In addition, we issued warrants to the investors to purchase a total of 201,066 shares of our common stock at an exercise price of $2.40 per share of which 121,984 were outstanding at December 31, 2006. Stock offering costs of $103,000 have been reflected as a reduction of the gross proceeds received.

In February 2004, we completed a private placement of common stock and common stock purchase warrants with certain institutional investors that resulted in net proceeds to the company of approximately $6.3

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

million. The Company sold an aggregate of approximately 933,000 shares of common stock at $7.50 per share. The investors also received warrants to purchase an aggregate of 186,668 shares of our common stock at an exercise price of $9.375 per share. In connection with the private placement, our investment banker also received a warrant to purchase 7,466 shares of our common stock at an exercise price of $9.375 per share. The common stock and shares of common stock underlying the warrants issued in the private placement were subsequently registered on a commercially best efforts basis in March 2004. The warrants expire in February 2009 and the Company has reserved 194,134 shares of common stock for the exercise of the warrants. At December 31, 2006, the warrants were still outstanding.

For each of the aforementioned private placements of common stock, we are required by the terms of the respective Purchase Agreements to register the shares with the Securities Exchange Commission and maintain the effectiveness of the registration for periods of up to 2 years. In the event that we do not meet these obligations, we are potentially liable to the investors to pay penalties that range between 15% and 36% of the gross proceeds of the transaction. In each of these transactions, we compared the potential impact of the penalty to the fair value of the unregistered shares and determined that the penalties were not excessive and therefore recorded each as equity in accordance with EITF No. 00-19, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock. To date we have met these obligations and no penalties have been incurred.

As described in Note 5, we have issued common stock as consideration given in four acquisitions of businesses during the three year period ended December 31, 2006. The following table summarizes the common stock issued in each of those transactions:

	($ in thousands, except per share amounts)
Acquisition	Transaction Date	# of Common Shares Issued	Market Price Used per Share	Value of Shares Issued	Registration Effective Date
ViewCentral	September 15, 2006	754,968	$5.88	$4,439	December 8, 2006
Business Telemetry	May 12, 2006	158,480	$5.67	$898	July 28, 2006
Launch Project	July 1, 2005	140,000	$2.75	$385	August 12, 2005
Sunset Direct	February 8, 2005	664,080	$3.32	$2,205	July 19, 2005

For each of these transactions, the shares were subject to customary contractual prohibitions of sale. At December 31, 2006, the contractual prohibition of sale was in place for all of the ViewCentral shares and for 95,088 of the Business Telemetry shares. At December 31, 2006 all of the shares issued for Launch Project and Sunset Direct were available for sale.

Stock Repurchases

At December 31, 2006, there were no shares of common stock subject to repurchase outstanding.

Stock Option Plans

In 2003, the board of directors adopted and the shareholders approved the 2003 Stock Incentive Plan (the 2003 Plan). The 2003 Plan provides for the issuance of incentive stock options or nonqualified stock options to employees, consultants and non-employee members of the board of directors, and issuance of shares of common stock for purchase or as a bonus for services rendered. Options granted under the 2003 Plan are priced at not less than 100% of the fair value of the common stock on the date of grant and have a maximum term of ten years from the date of grant. In the case of incentive stock options granted to employees who own 10% or more of our outstanding common stock, the exercise price may not be less than 110% of the fair value of the common stock

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

on the date of grant and such options will have a maximum term of five years from the date of grant. Options granted to employees and consultants become exercisable and vest in one or more installments over varying periods ranging up to five years as specified by the board of directors. Unexercised options expire upon, or within, six months of termination of employment, depending on the circumstances surrounding termination.

The 2003 Plan provides for a fixed issuance amount to non-employee members of the board of directors at prices not less than 100% of the fair value of the common stock on the date of grant and a maximum term of ten years from the date of grant. Generally, options granted to non-employee members of the board of directors are immediately exercisable and vest in two or more installments over periods ranging from twelve to twenty-four months from the date of grant. Unvested options expire twelve months from the date termination of service as a non-employee member of the board of directors.

The number of shares authorized for grant under the 2003 Plan automatically increases annually on the first trading date of January by an amount equal to the lesser of 4% of our outstanding common stock at December 31 or 600,000 shares.

In 1999, the board of directors adopted and the shareholders approved the 1999 Stock Incentive Plan (the 1999 Plan). The 1999 Plan provides for the issuance of incentive stock options or nonqualified stock options to employees, consultants and non-employee members of the board of directors, and issuance of shares of common stock for purchase or as a bonus for services rendered. Options granted under the 1999 Plan are priced at not less than 100% of the fair value of the common stock on the date of grant and have a maximum term of ten years from the date of grant. In the case of incentive stock options granted to employees who own 10% or more of our outstanding common stock, the exercise price may not be less than 110% of the fair value of the common stock on the date of grant and such options will have a maximum term of five years from the date of grant. Options granted to employees and consultants become exercisable and vest in one or more installments over varying periods ranging up to five years as specified by the board of directors. Unexercised options expire upon, or within, six months of termination of employment, depending on the circumstances surrounding termination.

The 1999 Plan provides for a fixed issuance amount to non-employee members of the board of directors at prices not less than 100% of the fair value of the common stock on the date of grant and a maximum term of ten years from the date of grant. Generally, options granted to non-employee members of the board of directors are immediately exercisable and vest in two or more installments over periods ranging from twelve to twenty-four months from the date of grant. Unvested options expire twelve months from the date termination of service as a non-employee member of the board of directors. No additional shares will be granted under the 1999 Plan.

Stock-Based Compensation Expense

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (SFAS 123(R)) which establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant-date fair value of the award and to recognize it as compensation expense over the period the employee is required to provide service in exchange for the award, usually the vesting period. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (SAB 107) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. The Company’s Consolidated Financial Statements as of and for the year ended December 31, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s Consolidated Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Consolidated Statement of Operations. Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). Under the intrinsic value method, no stock-based compensation expense had been recognized in the Company’s Consolidated Statements of Operations, other than option grants to employees and directors below the fair market value of the underlying stock at the date of grant.

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in the Company’s Consolidated Statement of Operations for the year ended December 31, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). As stock-based compensation expense recognized in the Consolidated Statement of Operations for the year ended December 31, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. As a result of the acceleration of vesting of 1,126,439 “out-of-the-money” options in December 2005, which was done in order to avoid compensation expense under the provisions of SFAS 123(R), there were a small number of unvested options remaining that were held by directors, officers and long term employees. The remaining options were vested in 2006 and had strike prices below the current market price for the stock. Therefore we expect all of these options to be exercised. We have applied the forfeiture estimates to option and restricted stock compensation awards issued in 2006. In the Company’s pro forma information required under SFAS 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

SFAS 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash flows. Accordingly, a benefit of $65,000 has been recorded as an increase to the Company’s Stockholder equity as part of additional paid-in capital for the year ended December 31, 2006. Prior to the adoption of Statement SFAS 123(R), those benefits would have been reported as operating cash flows had the Company received any tax benefits related to stock option exercises.

The fair value of stock-based awards to employees is calculated using the Black-Scholes option pricing model, even though this model was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from the Company’s stock options. The Black- Scholes model also requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior. The risk-free rate is based on the U.S. Treasury rates in effect during the corresponding period of grant.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The expected volatility is based on the historical volatility of our stock price. These factors could change in the future, which would affect the stock-based compensation expense in future periods.

During the year ended December 31, 2006, the company issued a total of 368,802 shares of restricted stock awards to directors, officers and certain employees. These awards are authorized by the 2003 Plan and therefore reduce the number of grants available under that plan. The restricted shares were valued at the market close price for Rainmaker’s stock on the date of the awards. The restricted shares vest over one to four year terms according to each individual award. Accordingly, we will record compensation expense for the full value less estimated forfeiture of these restricted shares over the respective vesting periods.

Valuation and Expense Information under SFAS 123(R)

The weighted-average fair value of stock-based compensation to employees is based on the single option valuation approach. Estimated forfeiture rates are applied separately to option and restricted stock awards and it is assumed no dividends will be declared. The estimated fair value of stock-based compensation awards to employees is amortized using the straight-line method over the vesting period of the options. We calculate the estimated compensation expense separately for Employee Stock Options (Options) and Employee Stock Purchase Plan (Purchase Plan).

We expense stock-based compensation to the same operating expense categories that the respective award grantee’s salary expense is reported. The table below reflects stock based compensation expense under SFAS 123(R) for the Options and Purchase Plan for the year ended December 31, 2006 as follows (in thousands):

	Year Ended Dec. 31, 2006
	Options & Restricted Stock	Purchase Plan	Total
Stock based compensation expense included:
Cost of services	$43	$2	$45
Sales and marketing	61	—	61
Technology	22	1	23
General and administrative	75	3	78

	$201	$6	$207

At December 31, 2006, approximately $4.2 million of stock-based compensation relating to unvested awards had not been amortized and will be expensed in future periods through 2010. Under current grants unvested and outstanding, approximately $1.1 million will be expensed in 2007 as stock-based compensation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The table below reflects net income and basic and diluted net income per share as if the fair value recognition provisions of SFAS 123 had been applied for the years ended December 31, 2005 and 2004 as follows (in thousands except per share amounts):

	Pro Forma Results under SFAS 123 for the Year Ended Dec. 31, 2005	Pro Forma Results under SFAS 123 for the Year Ended Dec. 31, 2004
Net loss as reported for the comparative period	$(5,004)	$(4,938)
Stock-based employee compensation expense	(4,124)	(948)

Pro forma net income (loss) including effect of stock based compensation	$(9,128)	$(5,886)

Basic and diluted loss reported for the comparative period	$(0.48)	$(0.57)

Pro forma basic net income (loss) including effect of stock based compensation	$(0.87)	$(0.68)

Pro forma diluted net income (loss) including effect of stock based compensation	$(0.87)	$(0.68)

We calculate the value of our stock option awards when they are granted. Accordingly, we update our valuation assumptions for volatility and the risk free interest rate each quarter that option grants are awarded. Annually, we prepare an analysis of the historical activity within our option plans as well as the demographic characteristics of the grantees of options within our stock option plan to determine the estimated life of the grants and possible ranges of estimated forfeiture. During 2006, option grants were awarded in the three month periods ended June 30 and December 31, 2006. The table below reflects the weighted average assumptions of stock option awards for each of the years ended December 31, 2006, 2005 and 2004:

	Ranges of Valuation Assumptions Years Ended December 31
	Options			Purchase Plan
	2006	2005	2004	2006	2005	2004
Expected life in years	4.3	4.0	4.0	0.5	0.7	0.5
Volatility	0.80	1.09	1.75	0.92	0.94	0.91
Risk-free interest rate	4.7%	4.1%	3.1%	3.3%	3.3%	1.6%
Forfeiture Rates:
Options	6.9%	—	—	—	—	—
Restricted stock awards	6.1%	—	—	—	—	—

Expected life is estimated based on our analysis of our actual historical option exercises and cancellations. Expected stock price volatility is based on the historical volatility from traded shares of our stock over the expected term. The risk-free interest rate is based on the rate of a zero-coupon U.S. Treasury instrument with a remaining term approximately equal to the expected term. We do not expect to pay dividends in the near term and therefore do not incorporate the dividend yield as part of our assumptions.

RAINMAKER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of activity under our Stock Incentive Plans for the years ended December 31, 2006, 2005 and 2004 is as follows:

	Options Outstanding
	Available for Grant	Number of Shares	Weighted Average Exercise Price
Balance at January 1, 2004	1,366,217	870,051	$2.60
Authorized	313,348	—	—
Granted	(425,420)	425,420	9.40
Exercised	—	(101,496)	2.80
Canceled	96,027	(96,027)	7.75

Balance at December 31, 2004	1,350,172	1,097,948	4.75
Authorized	355,359	—	—
Granted	(1,386,900)	1,386,900	2.60
Exercised	—	(258,116)	1.22
Canceled	393,998	(395,321)	5.10

Balance at December 31, 2005	712,629	1,831,411	4.75
Authorized	452,277	—	—
Granted	(783,802)	783,802	6.70
Restricted Stock Awards	—	(368,802)	—
Exercised	—	(405,285)	2.50
Canceled	125,640	(125,640)	9.21

Balance at December 31, 2006	506,744	1,715,486	$4.20

The following table summarizes the activity with regard to nonvested restricted stock awards during the year ended December 31, 2006. Nonvested restricted stock awards are issued from the 2003 Stock Incentive Plan and any issuances will reduce the shares available for grant as indicated in the previous table. Nonvested restricted stock awards are valued at the closing price on the date of the grant.

	Number of Shares	Weighted Average Grant Price
Balance at December 31, 2005	—	$—
Granted	368,802	7.16
Vested	—	—
Exercised	—	—
Forfeited	—	—

Balance of nonvested shares at December 31, 2006	368,802	$7.16

The total fair value of the unvested restricted stock awards at grant date was $2.6 million. Based on our closing stock price of $7.74, the aggregate intrinsic value of the unvested restricted stock awards at December 31, 2006 was $214,000.

RAINMAKER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information about stock options outstanding as of December 31, 2006:

	Options Outstanding				Options Vested
Range of Exercise Prices	Number Outstanding	Weighted Average Contractual Life (Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value Closing Price at 12/31/06 of $7.47	Number Exercisable	Weighted Average Exercise Price	Aggregate Intrinsic Value Closing Price at 12/31/06 of $7.47
$ 1.10 - $ 1.35	128,766	3.57	$1.15	$813,801	128,761	$1.15	$813,770
$ 1.36 - $ 2.29	98,678	5.71	$1.62	577,266	94,850	$1.59	557,718
$ 2.30 - $ 2.55	348,493	8.57	$2.51	1,728,525	348,488	$2.51	1,728,500
$ 2.56 - $ 2.80	398,305	8.63	$2.60	1,939,745	398,305	$2.60	1,939,745
$ 2.81 - $ 3.90	107,520	8.52	$2.92	489,216	107,519	$2.92	489,211
$ 3.91 - $ 7.70	457,450	9.47	$6.61	393,407	42,448	$5.77	72,162
$ 7.71 - $13.28	170,954	7.20	$9.08	—	170,953	$9.08	—
$13.29 - $20.32	5,320	5.97	$16.98	—	5,320	$16.98	—

$ 1.10 - $20.32	1,715,486	8.14	$4.20	$5,941,960	1,296,644	$3.40	$5,601,106

The aggregate intrinsic value in the preceding table represents the total intrinsic value based on our closing stock price of $7.74 as of December 29, 2006, which would have been received by the option holders had all option holders exercised as of that date. The total intrinsic value of the options exercised during 2006 was $1.1 million and the total fair value of the options granted during 2006 was $1.7 million. The fair value of the options that vested during 2006 was $194,000. Prior to our adoption of FAS 123(R) on January 1, 2006, the fair value of the options granted during the years ended December 31, 2005 and 2004 were $2.7 million and $3.7 million, respectively.

Employee Stock Purchase Plan

In 1999, our board of directors adopted and our shareholders approved the 1999 Employee Stock Purchase Plan (the Purchase Plan) and further amended the Purchase Plan on December 15, 2005 with regard to the discount price. The Purchase Plan is available for all full-time employees possessing less than 5% of combined voting power on all outstanding classes of stock. The Purchase Plan provides for the issuance of common stock at a purchase price of 95% of the fair value of the common stock at the purchase date. Purchase of shares is made through employee payroll deductions and may not exceed 15% of an employee’s total compensation. Unless terminated earlier at the discretion of our board of directors, the Purchase Plan terminates on the earlier of the last business day in October 2009, the date on which all shares available for issuance have been sold or the date on which all purchase rights are exercised in connection with a change in control. The number of shares available for future issuance under the Purchase Plan automatically increases annually on the first trading day of January by an amount equal to the lesser of 1% of our outstanding common stock at the end of the calendar year, or 80,000 shares. Prior to the amendment on December 15, 2005, the Purchase Plan provided for the issuance of common stock at a purchase price of 85% of the fair value of the common stock at the beginning or end of the offering period, whichever was lower. As of December 31, 2006, a total of 150,242 shares had been issued under the Purchase Plan and 521,035 shares were available for future issuance. During 2006, the intrinsic value of the shares purchased under the employee stock purchase plan was $19,000. The total fair value of the shares purchased under the employee stock purchase plan during 2006 was $35,000.

RAINMAKER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Warrants

In conjunction with equity transactions in February 2006, June 2005 and February 2004 referred to above, we issued warrants to purchase common shares of our stock. The following table summarizes the terms of those outstanding warrants:

Date of Issuance	Exercise Price	Warrants Outstanding at December 31, 2006	Term from Date of Issuance
February 7, 2006	$4.28	799,999	Five Years
June 15, 2005	2.40	121,984	Five Years
February 20, 2004	9.38	194,135	Five Years

Weighted average strike price	$4.96
Total outstanding		1,116,118

9. Related Party Transactions

We have made purchases of computer equipment and services from several vendors including Dell and Hewlett-Packard, two of our largest clients. During the year ended December 31, 2006, we purchased equipment from Dell and Hewlett-Packard totaling $399,000 and $95,000, respectively.

During 2004, we purchased certain of our computer equipment and software from Dell through arrangements accounted for as capital leases. The single remaining lease bears interest at 4.9% per annum and expires in February 2007.

As of December 31, 2006, property and equipment included amounts held under capital leases with Dell of approximately $24,000 and related accumulated depreciation of approximately $20,000. Principal and interest owed to Dell amounted to approximately $2,000 at December 31, 2006. These capital lease obligations are collateralized by the related leased property and equipment. Additionally, we are leasing computers from Hewlett-Packard on a month to month basis. These capital lease obligations are collateralized by the related leased property and equipment.

The Chairman of our board of directors also serves on the board of Saama Technologies, a technology services firm. During the year ended December 31, 2006, we paid Saama Technologies $150,000 for technology services. We continue to utilize their services and may expand the scope of Saama Technologies’ engagement.

10. Employee Benefit Plan

We have a defined contribution benefit plan established under the provisions of Section 401(k) of the Internal Revenue Code. All employees may elect to contribute up to 20% of their compensation to the plan through salary deferrals. We match 25% of the first 6% of the employee’s compensation contributed to the plan. Participants’ contributions are fully vested at all times. Our contributions vest incrementally over a four-year period. During the years ended December 31, 2006, 2005 and 2004, we expensed $44,000, $57,000 and $64,000, respectively, relating to our contributions under the plan.

RAINMAKER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Interest and Other Income (Expense), Net

The components of interest and other (expense) income, net are as follows (in thousands):

	Years Ended December 31,
	2006	2005	2004
Interest income	$377	$113	$87
Interest expense	(178)	(177)	(30)
Other	(12)	(4)	(7)

	$187	$(68)	$50

Interest expense is net of interest capitalized with regard to the development of our new order entry system (Note 3). We capitalized interest totaling $63,000 and $100,000 during the years ended December 31, 2006 and 2005, respectively.

12. Subsequent Events

Shelf Registration

On January 10, 2007 we filed a registration statement on Form S-3 with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. With this shelf registration, we may issue, either publicly or privately, common or preferred stock, debt securities or warrants in order to generate proceeds up to $40 million that we may use for capital expenditures, acquisitions of businesses, products and technologies or to repay indebtedness. On January 18, 2007, the SEC declared our registration statement effective. As of February 22, 2007, we had not issued any securities under this registration statement.

Acquisition of Assets

On January 25, 2007, we and our wholly-owned subsidiary, Rainmaker Systems (Canada) Inc., a Canadian federal corporation, entered into and closed two Asset Purchase Agreements (the Purchase Agreements) with CAS Systems, Inc., a California corporation (CAS) and Barry Hanson, as representative of the shareholders of CAS and 3079028 Nova Scotia Company, its wholly owned Canadian subsidiary. Under the terms of the Purchase Agreements, in exchange for all of the assets of CAS, Rainmaker paid a total of $2 million at closing, and will pay an additional $2 million over three years plus interest at a fixed rate of 5.36% per annum. The acquisition agreements also provide for a potential additional payment of $1 million contingent on attaining certain performance metrics at the end of the 12 months following the acquisition, subject to adjustment. This $1 million of contingent consideration will be recorded as purchase price if and when its payment is determinable beyond a reasonable doubt. CAS increases the scale of our growing lead development operations by adding proven management strength, multiple locations, and an established international presence in Canada. At December 31, 2006, we had recorded $63,000 in deferred acquisition costs related to this asset purchase which will be included in the total purchase price.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Rainmaker Systems, Inc.

Campbell, California

The audits referred to in our report dated February 22, 2007 relating to the consolidated financial statements of Rainmaker Systems, Inc., which is contained in Item 8 of this Form 10-K included the audit of the financial statement schedule listed in the accompanying index. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based upon our audits.

In our opinion such financial statement schedule presents fairly, in all material respects, the information set forth therein.

/s/    BDO SEIDMAN, LLP

San Francisco, California

February 22, 2007

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

Description	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Deductions *	Balance at End of Year
	(in thousands)
Allowance for doubtful accounts:
Year ended December 31, 2006	$422	$267	$(456)	$233
Year ended December 31, 2005	$208	$321	$(107)	$422
Year ended December 31, 2004	$207	$186	$(185)	$208

*	Uncollectible accounts written off, net of recoveries.

PROSPECTUS

754,968 Shares

Rainmaker Systems, Inc.

Common Stock

This prospectus relates to resales of up to 754,968 shares of our common stock. The shares of common stock are offered for the account of certain stockholders of Rainmaker who obtained shares in connection with our acquisition of certain assets of ViewCentral, Inc. on September 15, 2006.

The shares of common stock to which this prospectus relates may be sold from time to time by and for the account of the Selling Stockholders named in this prospectus or in supplements to this prospectus. The Selling Stockholders may sell all or a portion of these shares from time to time in market transactions, in negotiated transactions or otherwise. See “Plan of Distribution” on page 9 for additional information on the methods of sale.

We will not receive any of the proceeds from the sale of the shares of common stock offered by the Selling Stockholders.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “RMKR.” On November 8, 2006, the last reported sales price of our common stock on the Nasdaq Capital Market was $6.72 per share.

Investing in these securities involves risks. You should carefully review the information contained in this prospectus under the heading “ Risk Factors” beginning on page 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 8, 2006.

You should rely only upon the information contained in, or incorporated by reference into, this document. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The common stock to which this prospectus relates is not being offered in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this document is accurate only as of the date on the front cover of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

SUMMARY

This is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the “Risk Factors” section as well as the information incorporated by reference into this prospectus under “Where You Can Find More Information.”

The Company

Rainmaker Systems, Inc. and its subsidiaries (“Rainmaker,” “we,” “our,” “us” or “the Company”) is a leading provider of business-to-business sales and marketing services, leveraging integrated telesales, marketing, web technologies, and data analytics to achieve higher revenue for clients. Our core activities include lead qualification and nurturing management, lead generation for product sales, subscription and service contract sales, and contract renewals and warranty extension sales. Our services are available individually or as an integrated solution.

Rainmaker was incorporated in 1991 under the laws of California and was subsequently reincorporated in 1999 under the laws of Delaware. Our principal executive offices are located at 900 East Hamilton Avenue, Suite 400, Campbell, California 95008. Our telephone number is (408) 626-3800. Our website is www.rainmakersystems.com. The information found on our website is not incorporated into or a part of this prospectus.

The Offering

Common stock offered by Selling Stockholders	754,968 shares

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of our common stock by the Selling Stockholders. See “Use of Proceeds” on page 8.

NASDAQ Capital Market Symbol	RMKR

RISK FACTORS

An investment in the securities offered by this prospectus involves a high degree of risk. You should consider carefully the following risk factors in addition to the other information contained in this prospectus, including the information contained in the documents that are or will be incorporated by reference into this prospectus, before making a decision to invest in our common stock.

We have incurred recent losses and may incur losses in the future.

Although we reported net income for the three and nine month period ended September 30, 2006, we incurred a net loss of $5.0 million for the year ended December 31, 2005, a net loss of $4.9 million for the year ended December 31, 2004, and a net loss of $3.1 million for the year ended December 31, 2003. Our accumulated losses through December 31, 2005 were $63.0 million. We may incur losses in the future, depending on the timing of signing of new clients, costs to initiate service for new clients, impact of new and existing clients, our decisions to further invest in our technology or infrastructure, and our ability to continue to increase our operating efficiencies.

We may need to raise additional capital which might not be available or which, if available, could be on terms adverse to our common stockholders.

We anticipate that our existing capital resources and cash flow expected to be generated from future operations will enable us to maintain our current level of operations, our planned operations and our planned

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capital expenditures for at least the next twelve months. We may also require additional capital for the acquisition of businesses, products and technologies that are complementary to ours. Further, if we issue equity securities to raise capital, the ownership percentage of our stockholders would be reduced, and the new equity securities may have rights, preferences or privileges senior to those existing holders of our common stock.

Because we depend on a small number of clients for a significant portion of our revenue, the loss of a single client could result in a substantial decrease in our revenue.

We enter into contracts with our clients to market and sell our clients’ products and services. As a result, we primarily earn revenue from sales to the client’s customer, not the client itself. We have generated a significant portion of our net revenue from sales to customers of a limited number of clients. During the three and nine months ended September 30, 2006, two customers accounted for more than 10% of our revenue and collectively represented 51% and 49% of our net revenue for the three and nine months ended September 30, 2006, respectively. Our largest client represented 41% and 39% of our net revenue for the respective three and nine month periods. In the three and nine month periods ended September 30, 2005, these same two customers each accounted for more than 10% of our revenue and collectively represented 45% and 48% of our net revenue, respectively.

No individual client’s end-user customer accounted for 10% or more of our revenues in any period presented.

We expect that a small number of clients will continue to account for a significant portion of our revenue for the foreseeable future. The loss of any of our principal clients could cause a significant decrease in our revenue. In addition, our software and technology clients operate in industries that experience consolidation from time to time, which could reduce the number of our existing and potential clients. Any loss of a single significant client may have a material adverse effect on our financial position, cash flows and results of operations. Our agreement with Hewlett Packard, a client that represents more than 10% of our revenue, will expire in July 2007 unless renewed. Our contracts generally allow our clients to cancel the agreement with 90 to 180 days notice.

Our revenue will decline if demand for our clients’ products and services decreases.

Our business primarily consists of marketing and selling our clients’ products and services to their customers. In addition, a significant percentage of our revenue is based on a “pay for performance” model in which our revenues are based on the amount of our clients’ products and services that we sell. Accordingly, if a particular client’s products and services fail to appeal to its customers for reasons beyond our control, such as preference for a competing product or service, our revenue from the sale of the client’s products and services may decline. In addition, revenue from our lead generation product offering is predominately based on fixed-fee retainer contracts. Our customers are under no obligation to renew their engagements with us when their contracts come up for renewal from time to time.

Failure by us to achieve and maintain effective internal control over financial reporting in accordance with the rules of the SEC could harm our business and operating results and/or result in a loss of investor confidence in our financial reports, which could in turn have a material adverse effect on our business and stock price.

Under current rules of the SEC, we will be required to document and test our internal control over financial reporting so that our management can certify as to the effectiveness of our internal control over financial reporting and our independent registered public accounting firm can render an opinion on management’s assessment. We are in the process of documenting our internal controls systems to allow management to evaluate and report on, and our independent auditors to audit, our internal controls over financial reporting. Once the documentation is complete, we will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation

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requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Based on current SEC rules, we will be required to comply with the management report on internal controls over financial reporting as of December 31, 2007. Since our market capitalization, excluding the holdings of officers, directors and other affiliates, was below $75 million on June 30, 2006, we will be required under currently proposed rules to be compliant with the auditor attestation provisions of Section 404 of the Sarbanes Oxley Act of 2002 by December 31, 2008. However, if our market capitalization, as defined, increases to above $75 million on June 30, 2007, we will be required to be compliant with the auditor attestation provisions of Section 404 of the Sarbanes Oxley Act of 2002 by December 31, 2007. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. We are required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting. A “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory authorities such as the SEC. In addition, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our consolidated financial statements, and our stock price may be adversely affected as a result. If we fail to remedy any material weakness, our consolidated financial statements may be inaccurate, we may face restricted access to the capital markets and our stock price may be adversely affected.

Terrorist acts and acts of war may harm our business and revenue, costs and expenses, and financial position.

Terrorist acts or acts of war may cause damage to our employees, facilities, clients, our clients’ customers, and vendors, which could significantly impact our revenues, costs and expenses and financial position. The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to national security, and other acts of war or hostility have created many economic and political uncertainties that could adversely affect our business and results of operations in ways that cannot be presently predicted. We are predominantly uninsured for losses and interruptions caused by terrorist acts and acts of war.

Our quarterly operating results may fluctuate, and if we do not meet market expectations, our stock price could decline.

We believe that quarter-to-quarter comparisons of our operating results are not a good indication of future performance. Although our operating results have generally improved from quarter to quarter, our future operating results may not follow past trends in every quarter, even if they continue to improve overall. In any future quarter, our operating results may be below the expectation of public market analysts and investors.

Factors which may cause our future operating results to be below expectations include:

•	the growth of the market for outsourced sales and marketing solutions;

•	the demand for and acceptance of our services;

•	the demand for our clients’ products and services;

•	the length of the sales and integration cycle for our new clients;

•	our ability to expand relationships with existing clients;

•	our ability to develop and implement additional services, products and technologies;

•	our ability to execute on pay for performance contract arrangements;

•	the success of our direct sales force;

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•	our ability to retain existing clients; and

•	our ability to integrate acquisitions.

The length and unpredictability of the sales and integration cycles for our full solution service offering could cause delays in our revenue growth.

Selection of our services often entails an extended decision-making process on the part of prospective clients. We often must provide a significant level of education regarding the use and benefit of our services, which may delay the evaluation and acceptance process. The selling cycle can extend to approximately nine to twelve months or longer between initial client contact and signing of a contract for our services. Additionally, once our services are selected, the integration of our services often can be a lengthy process, which further impacts the timing of revenue. Because we are unable to control many of the factors that will influence our clients’ buying decisions or the integration of our services, the length and unpredictability of the sales and integration cycles make it difficult for us to forecast the growth and timing of our revenue.

If we are unable to attract and retain highly qualified management, sales and technical personnel, the quality of our services may decline, and our ability to execute our growth strategies may be harmed.

Our success depends to a significant extent upon the contributions of our executive officers and key sales and technical personnel and our ability to attract and retain highly qualified sales, technical and managerial personnel. Competition for personnel is intense as these personnel are limited in supply. We have at times experienced difficulty in recruiting qualified personnel, and there can be no assurance that we will not experience difficulties in the future. Any difficulties could limit our future growth. The loss of certain key personnel, particularly Michael Silton, our chief executive officer, and Steve Valenzuela, our chief financial officer, could seriously harm our business. We have obtained a life insurance policy in the amount of $6.3 million on Michael Silton.

We have strong competitors and may not be able to compete effectively against them.

Competition in CRM services is intense, and we expect such competition to increase in the future. Our competitors include system integrators, ecommerce solutions providers, and other outsource providers of different components of customer interaction management. We also face competition from internal marketing departments of current and potential clients. Additionally, we may face competition from outsource providers with substantial offshore facilities which may enable them to compete aggressively with similar service offerings at a substantially lower price. Many of our existing or potential competitors have greater name recognition, longer operating histories, and significantly greater financial, technical and marketing resources, which could further impact our ability to address competitive pressures. Should competitive factors require us to increase spending for, and investment in, client acquisition and retention or for the development of new services, our expenses could increase disproportionately to our revenues. Competitive pressures may also necessitate price reductions and other actions that would likely affect our business adversely. Additionally, there can be no assurances that we will have the resources to maintain a higher level of spending to address changes in the competitive landscape. Failure to maintain or to produce revenue proportionate to any increase in expenses would have a negative impact on our financial results.

The demand for outsourced sales and marketing services is highly uncertain.

Demand and acceptance of our sales and marketing services is dependent upon companies’ willingness to outsource these processes. It is possible that these outsourced solutions may never achieve broad market acceptance. If the market for our services does not grow or grows more slowly than we currently anticipate, our business, financial condition and operating results may be materially adversely affected.

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Our success depends on our ability to successfully manage growth.

Any future growth will place additional demands on our managerial, administrative, operational and financial resources. We will need to improve our operational, financial and managerial controls and information systems and procedures and will need to train and manage our overall work force. If we are unable to manage additional growth effectively, our business will be harmed.

Our business strategy may ultimately include expansion into foreign markets, which would require increased expenditures, and if our international operations are not successfully implemented, they may not result in increased revenue or growth of our business.

Our long-term growth strategy may include expansion into international markets. As a result, we may need to establish international operations, hire additional personnel and establish relationships with additional clients and customers in those markets. This expansion may require significant financial resources and management attention and could have a negative effect on our earnings. In addition, we may be exposed to political risks associated with operating in foreign markets. We cannot assure you that we will be successful in creating international demand for our CRM services or that we will be able to effectively sell our clients’ products and services in international markets.

Any business combinations in which we participate could result in dilution, unfavorable accounting charges and difficulties in successfully managing our business.

As part of our business strategy, we review from time to time business combination prospects (which may include asset acquisitions) that would complement our existing business or enhance our technological capabilities, such as our acquisition of Sunset Direct and our acquisition of assets from Launch Project, Metrics Corp and ViewCentral. Future business combinations by us could result in potentially dilutive issuances of equity securities, large and immediate write-offs, the incurrence of debt and contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could cause our financial performance to suffer. Furthermore, business combinations entail numerous risks and uncertainties, including:

•	difficulties in the assimilation of operations, personnel, technologies, products and the information systems of the combined companies;

•	diversion of management’s attention from other business concerns;

•	risks of entering geographic and business markets in which we have no or limited prior experience; and

•	potential loss of key employees of acquired organizations.

We cannot be certain that we would be able to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and our failure to do so could limit our future growth. Although we do not currently have any agreement with respect to any material business combinations, we may enter into business combinations with complementary businesses, products or technologies in the future. However, we may not be able to locate suitable business combination opportunities.

We rely heavily on our communications infrastructure, and the failure to invest in or the loss of these systems could disrupt the operation and growth of our business and result in the loss of clients or our clients’ customers.

Our success is dependent in large part on our continued investment in sophisticated computer, Internet and telecommunications systems. We have invested significantly in technology and anticipate that it will be necessary to continue to do so in the future to remain competitive. These technologies are evolving rapidly and are characterized by short product life cycles, which require us to anticipate technological developments. We may be unsuccessful in anticipating, managing, adopting and integrating technological changes on a timely basis,

5

or we may not have the capital resources available to invest in new technologies. Temporary or permanent loss of these systems could limit our ability to conduct our business and result in lost revenue.

We have made significant investments in technology systems that operate our business operations. Such assets are subject to reviews for impairment in the event they are not fully utilized

We have made technology and system improvements and capitalized those costs while the technology was being developed. During the nine months ended September 30, 2006, we deployed our new order entry system for use on one of our clients which we had developed over an 18 month period. We invested $3.2 million in this system and expect to use it as our order entry platform for all of our service sales clients. If unforeseen events or circumstances prohibit us from using this system with all clients, we may be forced to impair some or all of this asset.

If we are unable to safeguard our networks and clients’ data, our clients may not use our services and our business may be harmed.

Our networks may be vulnerable to unauthorized access, computer hacking, computer viruses and other security problems. A user who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in our operations. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems caused by any breaches. Although we intend to continue to implement industry-standard security measures, these measures may be inadequate.

Damage to our facilities may disable our operations.

We have taken precautions to protect ourselves from events that could interrupt our services, such as off-site storage of computer backup data and a backup power source, but there can be no assurance that an earthquake, fire, flood or other disaster affecting any of our facilities would not disable these operations. In February 2005, we acquired Sunset Direct that has its primary facility located in Austin, Texas. We believe our combined operational facilities would help to minimize but not eliminate disruptions to the operations of the Company in the event of a business interruption in any one of our facilities on a short-term basis. In the event of the loss of a facility in either Campbell or Austin, our business would be impacted until such time as we were able to transfer operations to the sister facility. While we maintain insurance coverage for business interruptions, such coverage does not extend to losses caused by earthquake and such coverage may not be sufficient to cover all possible losses.

If we fail to adequately protect our intellectual property or face a claim of intellectual property infringement by a third party, we may lose our intellectual property rights and be liable for significant damages.

We cannot guarantee that the steps we have taken to protect our proprietary rights will be adequate to deter misappropriation of our intellectual property. In addition, we may not be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. If third parties infringe or misappropriate our trade secrets, copyrights, trademarks, service marks, trade names or other proprietary information, our business could be seriously harmed. In addition, although we believe that our proprietary rights do not infringe the intellectual property rights of others, other parties may assert infringement claims against us that we violated their intellectual property rights. These claims, even if not true, could result in significant legal and other costs and may be a distraction to management. In addition, protection of intellectual property in many foreign countries is weaker and less reliable than in the United States, so if our business expands into foreign countries, risks associated with protecting our intellectual property will increase. We have applied to register the RAINMAKER SYSTEMS, RAINMAKER (and Design), CONTRACT RENEWALS PLUS, and EDUCATION SALES PLUS services marks in the United States and certain foreign countries, and have received registrations for the RAINMAKER SYSTEMS service mark in the United States, Canada, Australia, the European Community, Switzerland, Norway and New Zealand, the RAINMAKER (and Design) mark in the United States

6

and the European Community, the CONTRACTS RENEWALS PLUS mark in the United States and Switzerland, and the EDUCATION SALES PLUS mark in the United States and Switzerland.

Increased government regulation of the Internet could decrease the demand for our services and increase our cost of doing business.

The increasing popularity and use of the Internet and online services may lead to the adoption of new laws and regulations in the U.S. or elsewhere covering issues such as online privacy, copyright and trademark, sales taxes and fair business practices or which require qualification to do business as a foreign corporation in certain jurisdictions. Increased government regulation, or the application of existing laws to online activities, could inhibit Internet growth. A number of government authorities are increasingly focusing on online privacy issues and the use of personal information. Our business could be adversely affected if new regulations regarding the use of personal information are introduced or if government authorities choose to investigate our privacy practices. In addition, the European Union has adopted directives addressing data privacy that may limit the collection and use of some information regarding Internet users. Such directives may limit our ability to target our clients’ customers or collect and use information. A decline in the growth of the Internet could decrease demand for our services and increase our cost of doing business and otherwise harm our business.

We are subject to government regulation of direct marketing, which could restrict the operation and growth of our business.

The Federal Trade Commission’s (“FTC’s”) telemarketing sales rules prohibit misrepresentations of the cost, terms, restrictions, performance or duration of products or services offered by telephone solicitation and specifically addresses other perceived telemarketing abuses in the offering of prizes. Additionally, the FTC’s rules limit the hours during which telemarketers may call consumers. The Federal Telephone Consumer Protection Act of 1991 contains other restrictions on facsimile transmissions and on telemarketers, including a prohibition on the use of automated telephone dialing equipment to call certain telephone numbers. A number of states also regulate telemarketing and some states have enacted restrictions similar to these federal laws. In addition, a number of states regulate email and facsimile transmissions. The failure to comply with applicable statutes and regulations could result in penalties. There can be no assurance that additional federal or state legislation, or changes in regulatory implementation, or judicial interpretation of existing or future laws would not limit our activities in the future or significantly increase the cost of regulatory compliance.

Our directors, executive officers and their affiliates own a significant percentage of our stock and can significantly influence all matters requiring stockholder approval.

Our directors, executive officers and entities affiliated with them together beneficially control approximately 9.3% of our outstanding shares (based on the number of shares outstanding as of September 30, 2006). As a result, any significant combination of those stockholders, acting together, may have the ability to disproportionately influence all matters requiring stockholder approval, including the election of all directors, and any merger, consolidation or sale of all or substantially all of our assets. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of Rainmaker, which, in turn, could depress the market price of our common stock.

Our charter documents and Delaware law contain anti-takeover provisions that could deter takeover attempts, even if a transaction would be beneficial to our stockholders.

The provisions of Delaware law and of our certificate of incorporation and bylaws could make it difficult for a third party to acquire us, even though an acquisition might be beneficial to our stockholders. Our certificate of incorporation provides our board of directors the authority, without stockholder action, to issue up to 5,000,000 shares of preferred stock in one or more series. Our board determines when we will issue preferred stock, and the rights, preferences and privileges of any preferred stock. In addition, our bylaws establish an advance notice

7

procedure for stockholder proposals and for nominating candidates for election as directors. Delaware corporate law also contains provisions that can affect the ability to take over a company.

Our stock price may be volatile resulting in potential litigation.

If our stock price is volatile, we could face securities class action litigation. In the past, following periods of volatility in the market price of their stock, many companies have been the subjects of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management’s attention and resources and could cause our stock price to fall. The trading price of our common stock could fluctuate widely due to:

•	quarter to quarter variations in results of operations;

•	loss of a major client;

•	announcements of technological innovations by us or our competitors;

•	changes in, or our failure to meet, the expectations of securities analysts;

•	new products or services offered by us or our competitors;

•	changes in market valuations of similar companies;

•	announcements of strategic relationships or acquisitions by us or our competitors;

•	other events or factors that may be beyond our control; or

•	if we raise additional cash, this would likely be highly dilutive to investors and our stock price may decline.

In addition, the securities markets in general have experienced extreme price and trading volume volatility in the past. The trading prices of securities of many business process outsourcing companies have fluctuated broadly, often for reasons unrelated to the operating performance of the specific companies. These general market and industry factors may adversely affect the trading price of our common stock, regardless of our actual operating performance.

We may have difficulty obtaining director and officer liability insurance in acceptable amounts for acceptable rates.

Like most other public companies, we carry insurance protecting our officers and directors and us against claims relating to the conduct of our business. This insurance covers, among other things, the costs incurred by companies and their management to defend against and resolve claims relating to management conduct and results of operations, such as securities class action claims. These claims typically are extremely expensive to defend against and resolve. Hence, as is customary, we purchase and maintain insurance to cover some of these costs. We pay significant premiums to acquire and maintain this insurance, which is provided by third-party insurers. Since 1999, the premiums we have paid for this insurance have increased substantially. One consequence of the current economic climate and decline in stock prices has been a substantial general increase in the number of securities class actions and similar claims brought against public corporations and their management. Many, if not all, of these actions and claims are, and will likely continue to be, at least partially insured by third-party insurers. Consequently, insurers providing director and officer liability insurance have in recent periods sharply increased the premiums they charge for this insurance, raised retentions (that is, the amount of liability that a company is required to itself pay to defend and resolve a claim before any applicable insurance is provided), and limited the amount of insurance they will provide. Moreover, insurers typically provide only one-year policies. We have recently renewed our director and officer insurance for a one-year term, beginning November 2006. Particularly in the current economic environment, we cannot assure that we will be able to obtain sufficient director and officer liability insurance coverage at acceptable rates and with acceptable deductibles and other limitations. Failure to obtain such insurance could materially harm our financial condition

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in the event that we are required to defend against and resolve any future securities class actions or other claims made against us or our management. Further, the inability to obtain such insurance in adequate amounts may impair our future ability to retain and recruit qualified officers and directors.

Our business may be subject to additional obligations to collect and remit sales tax and, any successful action by state authorities to collect additional sales tax could adversely harm our business.

We file sales tax returns in certain states within the United States as required by law and certain client contracts for a portion of the outsourced sales and marketing services that we provide. We do not collect sales or other similar taxes in other states and many of the states do not apply sales or similar taxes to the vast majority of the services that we provide. However, one or more states could seek to impose additional sales or use tax collection and record-keeping obligations on us. Any successful action by state authorities to compel us to collect and remit sales tax, either retroactively, prospectively or both, could adversely affect our results of operations and business.

If we fail to meet the NASDAQ Capital Market listing requirements, our common stock will be delisted.

Our common stock is currently listed on the NASDAQ Capital Market. NASDAQ has requirements that a company must meet in order to remain listed on the NASDAQ Capital Market. If we continue to experience losses from our operations, or are unable to raise additional funds or our stock price does not meet minimum standards, we may not be able to maintain the standards for continued listing on the NASDAQ Capital Market, which include, among other things, that our stock maintain a minimum closing bid price of at least $1.00 per share (subject to applicable grace and cure periods). If as a result of the application of such listing requirements our common stock is delisted from the NASDAQ Capital Market, our stock would become harder to buy and sell. Consequently, if we were removed from the NASDAQ Capital Market, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline. As a result, the ability to resell shares of our common stock could be adversely affected.

Shares eligible for sale in the future could negatively affect our stock price.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock or the perception that these sales could occur. This might also make it more difficult for us to raise funds through the issuance of securities. As of October 27, 2006, we had 14,619,000 outstanding shares of common stock. This amount includes shares issued under the Asset Purchase Agreements on September 15, 2006 and May 12, 2006, as described below. As of September 30, 2006, there were an aggregate of 2,611,973 shares of common stock issuable upon exercise of outstanding stock options and warrants, including 1,495,522 issuable upon exercise of options outstanding under our option plan and 1,116,451 shares of common stock issuable upon exercise of the outstanding warrants issued to the investors in our private placement transactions completed on February 7, 2006, June 15, 2005 and February 20, 2004. Under our existing stock option plan and employee stock purchase plan, we may issue up to an additional 1,163,470 shares and 445,554 shares of our common stock, respectively, subject to the terms and conditions of such plans. We may issue and/or register additional shares, options, or warrants in the future in connection with acquisitions, compensation or otherwise. We have not entered into any definitive agreements regarding any future acquisitions and cannot ensure that we will be able to identify or complete any acquisition in the future.

On May 16, 2006, we announced that we had entered into and closed an Asset Purchase Agreement with Business Telemetry, Inc. (d/b/a Metrics Corporation), a California corporation (“Metrics”), and Kenneth S. Forbes, III, as representative of the shareholders of Metrics. We issued 158,480 shares of common stock in exchange for certain assets of Metrics. Such shares are initially subject to a contractual prohibition of sale that will be removed as follows: 39,620 of such shares became available for public sale commencing 91 days after the closing; an additional 39,620 of such shares will be available for public sale commencing 181 days from the closing; an additional 39,620 of such shares will be available for public sale commencing 281 days from the

9

closing; and the remaining 39,620 of such shares will be available for public sale commencing 366 days from the closing. In addition, 31,696 shares of the common stock consideration have been placed in escrow to secure certain indemnity obligations under the Purchase Agreement and will not be released until twelve months after the closing, subject to adjustment.

The securities issued pursuant to each of the aforementioned Asset Purchase Agreements were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated there under and in reliance on similar exemptions under applicable state laws. Under the Securities Purchase Agreements, the Company also granted certain registration rights to each of the investors pursuant to which the Company filed a registration statement on Form S-3 that became effective on July 28, 2006, with respect to the common stock issued under the Securities Purchase Agreement for Metrics. Rainmaker has agreed to use commercially reasonable efforts to file a registration statement with the Securities and Exchange Commission by November 14, 2006 for the shares issued in conjunction with the purchase of the ViewCentral assets.

On February 7, 2006, the Company entered into two Securities Purchase Agreements with certain new and existing investors. Pursuant to the Securities Purchase Agreements, the Company issued a total of 2,000,000 shares of the Company’s common stock at a price of $3.00 per share for gross proceeds of $6.0 million and issued warrants to the investors to purchase an additional 799,999 shares of common stock of the Company at an exercise price of $4.28 per share. The securities issued pursuant to the Securities Purchase Agreements were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated there under and in reliance on similar exemptions under applicable state laws. Under the Securities Purchase Agreements, the Company also granted certain registration rights to each of the investors pursuant to which the Company filed a registration statement on Form S-3 that became effective on March 21, 2006, with respect to the common stock issued under the Securities Purchase Agreements and the common stock issuable upon conversion of the related warrants.

US E OF PROCEEDS

The Selling Stockholders will receive all proceeds from the sale of the shares of common stock offered by this prospectus. We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus.

ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS

On September 15, 2006, we entered into and closed an Asset Purchase Agreement (the “Purchase Agreement”) with ViewCentral, Inc. (“ViewCentral”), and Dan Tompkins, as representative of certain shareholders of ViewCentral. Pursuant to the Purchase Agreement, Rainmaker acquired certain assets of Metrics, including certain software and related intellectual property. Under the terms of the Purchase Agreement, Rainmaker issued 158,480 shares of common stock in exchange for the assets. 31,696 shares of the common stock consideration have been placed in escrow to secure certain indemnity obligations under the Purchase Agreement and will not be released until twelve months after the closing, subject to adjustment.

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SELLING STOCKHOLDERS

We are registering the shares to permit the Selling Stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from the Selling Stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate. The following table sets forth:

•	the name of each Selling Stockholder,

•

the number and percent of shares of our common stock that each Selling Stockholder beneficially owned prior to the offering for resale of the shares under this prospectus, including warrants to purchase common shares and options to purchase common shares that are exercisable within 60 days of the date of this prospectus,

•	the number of shares of our common stock that may be offered for resale for the account of each Selling Stockholder under this prospectus, and

•

the number and percent of shares of our common stock to be beneficially owned by each Selling Stockholder after the offering of the resale shares (assuming all of the offered resale shares are sold by each Selling Stockholder).

The number of shares in the column “Number of Shares Being Offered” represents all of the shares that each Selling Stockholder may offer under this prospectus. Except for the contractual prohibition of sale included in the Purchase Agreement, we do not know how long each Selling Stockholder will hold the shares before selling them or how many shares they will sell and we currently have no agreements, arrangements or understandings with the stockholders regarding the sale of any of the resale shares. The shares offered by this prospectus may be offered from time to time by each Selling Stockholder listed below.

This table is prepared solely based on information supplied to us by the listed Selling Stockholder, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the resale shares. The applicable percentages of beneficial ownership are based on an aggregate of 14,619,407 shares of our common stock issued and outstanding on October 27, 2006, adjusted as may be required by rules promulgated by the SEC.

Selling Stockholder	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering
	Number	Percent		Number	Percent
Artemis Ventures Fund L.P.	51,869	*	51,869	0	0
Aspen Ventures III. L.P.	127,525	*	127,525	0	0
Novus Annex Fund, L.P.	13,385	*	13,385	0	0
Novus Ventures, L.P.	33,391	*	33,391	0	0
Novus Ventures II, L.P.	501,297	3.4%	501,297	0	0
Terence Lyndon	11,124	*	11,124	0	0
Greg McLemore	7,107	*	7,107	0	0
Brigitte Wilson	9,270	*	9,270	0	0

*	Less than 1%.

Relationship of Selling Stockholders to the Company

None of the Selling Stockholders have a material relationship with us.

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PLAN OF DISTRIBUTION

We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus.

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledge intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

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The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. If the Selling Stockholders use this prospectus for any sale of the Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, San Francisco, California.

EXPERTS

The 2005 and 2004 consolidated financial statements and schedule incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements and schedule at December 31, 2003 included in our Annual Report on Form 10-K for the year ended December 31, 2005, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Copies of the reports, proxy and information statements and other information may also be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

We also make available free of charge through our internet website at http://www.rainmakersystems.com our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with or furnish it to the SEC. The information contained on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We will provide you with a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus at no cost to you upon written or oral request to:

Rainmaker Systems, Inc.

900 East Hamilton Avenue, Suite 400

Campbell, CA 95008

Attention: Steve Valenzuela

Chief Financial Officer

Telephone: (408) 626-3800

Incorporation by Reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important business, financial and other information to you in this prospectus by referring you to the documents publicly filed with the SEC containing this information. The information incorporated by reference is deemed to be a part of this prospectus. We incorporate by reference into this prospectus our documents listed below and any documents we file subsequently with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the transactions contemplated by this prospectus are completed (which filed documents do not include any portion thereof containing information furnished under either Item 9 or any related exhibit, of any Current Report on Form 8-K):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC on March 10, 2006.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 20, 2006 were filed with the SEC on May 11, 2006, August 10, 2006 and November 10, 2006; and

•

Our Current Reports on Form 8-K, filed with the SEC on February 10, 2006, February 14, 2006, March 13, 2006, March 30, 2006, April 26, 2006, May 16, 2006, July 10, 2006, August 2, 2006, September 9, 2006, September 19, 2006, and November 1, 2006.

The reports and other documents that we file after the date of this prospectus will update, supplement and supersede the information in this prospectus. All documents that we file after the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering, shall be deemed incorporated by reference into this prospectus.

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You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors”, that may cause our, or our industry’s, actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activities, performance or achievements expressed or implied by such forward-looking statements.

Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to integrate acquisitions ) and expand our call center without disruption to our business, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients’ business, our ability to raise additional equity or debt financing and other factors detailed in the Company's filings with the Securities and Exchange Commission.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We assume no obligation to update such forward-looking statements publicly for any reason even if new information becomes available in the future.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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PROSPECTUS

$40,000,000

Rainmaker Systems, Inc.

Preferred Stock

Common Stock

Debt Securities

Warrants

We may offer and sell from time to time in one or more offerings up to $40,000,000 in the aggregate of:

•	shares of our common stock;

•	shares of our preferred stock in one or more series;

•	our debt securities, in one or more series, which may be either senior or subordinated debt securities;

•	warrants to purchase shares of our common stock;

•	warrants to purchase shares of our preferred stock; or

•	any combination of the foregoing.

We will provide the specific terms of these securities in supplements to this prospectus when we offer these securities. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the supplements carefully before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Investing in these securities involves risks. You should carefully review the information contained in this prospectus under the heading “ Risk Factors” beginning on page 3.

Our common stock is quoted on the Nasdaq Global Market under the symbol “RMKR.” On January 9, 2007, the last reported sales price of our common stock on the Nasdaq Global Market was $7.57 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 18, 2007.

You should rely only upon the information contained in, or incorporated by reference into, this document. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The securities to which this prospectus relates are not being offered in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this document is accurate only as of the date on the front cover of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors”, that may cause our, or our industry’s, actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activities, performance or achievements expressed or implied by such forward-looking statements.

Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to integrate acquisitions) and expand our call center without disruption to our business, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients’ business, our ability to raise additional equity or debt financing and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We assume no obligation to update such forward-looking statements publicly for any reason even if new information becomes available in the future.

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SUMMARY

This is only a summary and does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the “Risk Factors” section as well as the information incorporated by reference into this prospectus under “Where You Can Find More Information.”

The Company

Rainmaker Systems, Inc. and its subsidiaries (“Rainmaker,” “we,” “our,” “us” or “the Company”) is a leading provider of business-to-business sales and marketing services. Through the use of proprietary technologies and enhanced data analytics, our solutions leverage integrated multi-channel communications to accelerate the sales process and achieve higher revenues for our clients. Our core services include complete lead qualification and management, new product sales, webinar event management, online sales of training classes, channel enablement, subscription renewal, and service contract sales.

Rainmaker was incorporated in 1991 under the laws of California and was subsequently reincorporated in 1999 under the laws of Delaware. Our principal executive offices are located at 900 East Hamilton Avenue, Suite 400, Campbell, California 95008. Our telephone number is (408) 626-3800. Our website is www.rmkr.com. The information found on our website is not incorporated into or a part of this prospectus.

About this Prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. You should read both this prospectus and any prospectus supplement together with additional information described in this prospectus under “Where You Can Find More Information.”

As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or at the SEC’s offices described below under the heading “Where You Can Find More Information.”

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RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed below and in the sections entitled “Risk Factors” contained in any applicable prospectus supplement and our filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, any applicable prospectus supplement or incorporated by reference in this prospectus. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of your investment.

We have incurred recent losses and may incur losses in the future.

Although we reported net income for the three and nine month period ended September 30, 2006, we incurred a net loss of $5.0 million for the year ended December 31, 2005, a net loss of $4.9 million for the year ended December 31, 2004, and a net loss of $3.1 million for the year ended December 31, 2003. Our accumulated losses through December 31, 2005 were $63.0 million. We may incur losses in the future, depending on the timing of signing of new clients, costs to initiate service for new clients, impact of new and existing clients, our decisions to further invest in our technology or infrastructure, and our ability to continue to increase our operating efficiencies.

We may need to raise additional capital which might not be available or which, if available, could be on terms adverse to our common stockholders.

We anticipate that our existing capital resources and cash flow expected to be generated from future operations will enable us to maintain our current level of operations, our planned operations and our planned capital expenditures for at least the next twelve months. We may also require additional capital for the acquisition of businesses, products and technologies that are complementary to ours. Further, if we issue equity securities or securities convertible into equity securities to raise capital, the ownership percentage of our stockholders would be reduced, and the new equity securities may have rights, preferences or privileges senior to those existing holders of our common stock.

Because we depend on a small number of clients for a significant portion of our revenue, the loss of a single client could result in a substantial decrease in our revenue.

We enter into contracts with our clients to market and sell our clients’ products and services. As a result, we primarily earn revenue from sales to the client’s customer, not the client itself. We have generated a significant portion of our net revenue from sales to customers of a limited number of clients. During the three and nine months ended September 30, 2006, two customers accounted for more than 10% of our revenue and collectively represented 51% and 49% of our net revenue for the three and nine months ended September 30, 2006, respectively. Our largest client represented 41% and 39% of our net revenue for the respective three and nine month periods. In the three and nine month periods ended September 30, 2005, these same two customers each accounted for more than 10% of our revenue and collectively represented 45% and 48% of our net revenue, respectively.

No individual client’s end-user customer accounted for 10% or more of our revenues in any period presented.

We expect that a small number of clients will continue to account for a significant portion of our revenue for the foreseeable future. The loss of any of our principal clients could cause a significant decrease in our revenue.

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In addition, our software and technology clients operate in industries that experience consolidation from time to time, which could reduce the number of our existing and potential clients. Any loss of a single significant client may have a material adverse effect on our financial position, cash flows and results of operations. Our contracts generally allow our clients to cancel the agreement with 90 to 180 days notice.

Our revenue will decline if demand for our clients’ products and services decreases.

Our business primarily consists of marketing and selling our clients’ products and services to their customers. In addition, a significant percentage of our revenue is based on a “pay for performance” model in which our revenues are based on the amount of our clients’ products and services that we sell. Accordingly, if a particular client’s products and services fail to appeal to its customers for reasons beyond our control, such as preference for a competing product or service, our revenue from the sale of the client’s products and services may decline. In addition, revenue from our lead generation product offering is predominately based on fixed-fee retainer contracts. Our customers are under no obligation to renew their engagements with us when their contracts come up for renewal from time to time.

Failure by us to achieve and maintain effective internal control over financial reporting in accordance with the rules of the SEC could harm our business and operating results and/or result in a loss of investor confidence in our financial reports, which could in turn have a material adverse effect on our business and stock price.

Under current rules of the SEC, we will be required to document and test our internal control over financial reporting so that our management can certify as to the effectiveness of our internal control over financial reporting and our independent registered public accounting firm can render an opinion on management’s assessment. We are in the process of documenting our internal controls systems to allow management to evaluate and report on, and our independent auditors to audit, our internal controls over financial reporting. Once the documentation is complete, we will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Based on current SEC rules, we will be required to comply with the management report on internal controls over financial reporting as of December 31, 2007. Since our market capitalization, excluding the holdings of officers, directors and other affiliates, was below $75 million on June 30, 2006, we will be required under currently proposed rules to be compliant with the auditor attestation provisions of Section 404 of the Sarbanes Oxley Act of 2002 by December 31, 2008. However, our market capitalization, as defined, increased to above $75 million on December 29, 2006, and if our market capitalization remains at or above this level on June 30, 2007, we will be required to be compliant with the auditor attestation provisions of Section 404 of the Sarbanes Oxley Act of 2002 by December 31, 2007. Given that our market capitalization is now above $75 million, we will incur additional and substantial costs in 2007 to achieve compliance with Section 404 of the Sarbanes Oxley Act of 2002. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. We are required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to materially affect internal controls over financial reporting. A “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory authorities such as the SEC. In addition, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our consolidated financial statements, and our stock price may be adversely affected as a result. If we fail to remedy any material weakness, our consolidated financial statements may be inaccurate, we may face restricted access to the capital markets and our stock price may be adversely affected.

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Terrorist acts and acts of war may harm our business and revenue, costs and expenses, and financial position.

Terrorist acts or acts of war may cause damage to our employees, facilities, clients, our clients’ customers, and vendors, which could significantly impact our revenues, costs and expenses and financial position. The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to national security, and other acts of war or hostility have created many economic and political uncertainties that could adversely affect our business and results of operations in ways that cannot be presently predicted. We are predominantly uninsured for losses and interruptions caused by terrorist acts and acts of war.

Our quarterly operating results may fluctuate, and if we do not meet market expectations, our stock price could decline.

We believe that quarter-to-quarter comparisons of our operating results are not a good indication of future performance. Although our operating results have generally improved from quarter to quarter, our future operating results may not follow past trends in every quarter, even if they continue to improve overall. In any future quarter, our operating results may be below the expectation of public market analysts and investors.

Factors which may cause our future operating results to be below expectations include:

•	the growth of the market for outsourced sales and marketing solutions;

•	the demand for and acceptance of our services;

•	the demand for our clients’ products and services;

•	the length of the sales and integration cycle for our new clients;

•	our ability to expand relationships with existing clients;

•	our ability to develop and implement additional services, products and technologies;

•	our ability to execute on pay for performance contract arrangements;

•	the success of our direct sales force;

•	our ability to retain existing clients;

•	our ability to integrate acquisitions and the costs associated with acquisitions; and

•	our ability to expand our operations, including potential international expansion.

The length and unpredictability of the sales and integration cycles for our full solution service offering could cause delays in our revenue growth.

Selection of our services often entails an extended decision-making process on the part of prospective clients. We often must provide a significant level of education regarding the use and benefit of our services, which may delay the evaluation and acceptance process. The selling cycle can extend to approximately nine to twelve months or longer between initial client contact and signing of a contract for our services. Additionally, once our services are selected, the integration of our services often can be a lengthy process, which further impacts the timing of revenue. Because we are unable to control many of the factors that will influence our clients’ buying decisions or the integration of our services, the length and unpredictability of the sales and integration cycles make it difficult for us to forecast the growth and timing of our revenue.

If we are unable to attract and retain highly qualified management, sales and technical personnel, the quality of our services may decline, and our ability to execute our growth strategies may be harmed.

Our success depends to a significant extent upon the contributions of our executive officers and key sales and technical personnel and our ability to attract and retain highly qualified sales, technical and managerial personnel. Competition for personnel is intense as these personnel are limited in supply. We have at times experienced

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difficulty in recruiting qualified personnel, and there can be no assurance that we will not experience difficulties in the future. Any difficulties could limit our future growth. The loss of certain key personnel, particularly Michael Silton, our chief executive officer, and Steve Valenzuela, our chief financial officer, could seriously harm our business. We have obtained a life insurance policy in the amount of $6.3 million on Michael Silton.

We have strong competitors and may not be able to compete effectively against them.

Competition in CRM services is intense, and we expect such competition to increase in the future. Our competitors include system integrators, ecommerce solutions providers, and other outsource providers of different components of customer interaction management. We also face competition from internal marketing departments of current and potential clients. Additionally, we may face competition from outsource providers with substantial offshore facilities which may enable them to compete aggressively with similar service offerings at a substantially lower price. Many of our existing or potential competitors have greater name recognition, longer operating histories, and significantly greater financial, technical and marketing resources, which could further impact our ability to address competitive pressures. Should competitive factors require us to increase spending for, and investment in, client acquisition and retention or for the development of new services, our expenses could increase disproportionately to our revenues. Competitive pressures may also necessitate price reductions and other actions that would likely affect our business adversely. Additionally, there can be no assurances that we will have the resources to maintain a higher level of spending to address changes in the competitive landscape. Failure to maintain or to produce revenue proportionate to any increase in expenses would have a negative impact on our financial results.

The demand for outsourced sales and marketing services is highly uncertain.

Demand and acceptance of our sales and marketing services is dependent upon companies’ willingness to outsource these processes. It is possible that these outsourced solutions may never achieve broad market acceptance. If the market for our services does not grow or grows more slowly than we currently anticipate, our business, financial condition and operating results may be materially adversely affected.

Our success depends on our ability to successfully manage growth.

Any future growth will place additional demands on our managerial, administrative, operational and financial resources. We will need to improve our operational, financial and managerial controls and information systems and procedures and will need to train and manage our overall work force. If we are unable to manage additional growth effectively, our business will be harmed.

Our business strategy may ultimately include expansion into foreign markets, which would require increased expenditures, and if our international operations are not successfully implemented, they may not result in increased revenue or growth of our business.

Our growth strategy may include expansion into international markets. As a result, we may need to establish international operations, hire additional personnel and establish relationships with additional clients and customers in those markets. This expansion may require significant financial resources and management attention and could have a negative effect on our earnings. In addition, we may be exposed to political risks associated with operating in foreign markets and fluctuations in foreign currencies which could impact our operating results. We cannot assure you that we will be successful in creating international demand for our CRM services or that we will be able to effectively sell our clients’ products and services in international markets.

Any business combinations in which we participate could result in dilution, unfavorable accounting charges and difficulties in successfully managing our business.

As part of our business strategy, we review from time to time business combination prospects (which may include asset acquisitions) that would complement our existing business or enhance our technological

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capabilities, such as our acquisition of Sunset Direct and our acquisition of assets from Launch Project, Metrics Corp and ViewCentral. We perform valuation analyses on all acquisitions and need to reassess the valuations and carrying value of goodwill and other intangibles assets on our balance sheet at least on an annual basis. This annual reassessment could result in a write-down or write-off of assets, which would negatively affect our financial results. Future business combinations by us could result in potentially dilutive issuances of equity securities, large and immediate write-offs, the incurrence of debt and contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could cause our financial performance to suffer. Furthermore, business combinations entail numerous risks and uncertainties, including:

•	difficulties in the assimilation of operations, personnel, technologies, products and the information systems of the combined companies;

•	diversion of management’s attention from other business concerns;

•	risks of entering geographic and business markets in which we have no or limited prior experience; and

•	potential loss of key employees of acquired organizations.

We cannot be certain that we would be able to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and our failure to do so could limit our future growth. Although we do not currently have any definitive agreement with respect to any material business combinations, we may enter into business combinations with complementary businesses, products or technologies in the future. However, we may not be able to locate suitable business combination opportunities.

We rely heavily on our communications infrastructure, and the failure to invest in or the loss of these systems could disrupt the operation and growth of our business and result in the loss of clients or our clients’ customers.

Our success is dependent in large part on our continued investment in sophisticated computer, Internet and telecommunications systems. We have invested significantly in technology and anticipate that it will be necessary to continue to do so in the future to remain competitive. These technologies are evolving rapidly and are characterized by short product life cycles, which require us to anticipate technological developments. We may be unsuccessful in anticipating, managing, adopting and integrating technological changes on a timely basis, or we may not have the capital resources available to invest in new technologies. Temporary or permanent loss of these systems could limit our ability to conduct our business and result in lost revenue.

We have made significant investments in technology systems that operate our business operations. Such assets are subject to reviews for impairment in the event they are not fully utilized

We have made technology and system improvements and capitalized those costs while the technology was being developed. During the nine months ended September 30, 2006, we deployed our new order entry system for use on one of our clients which we had developed over an 18-month period. We invested $3.2 million in this system and expect to use it as our order entry platform for all of our service sales clients. If unforeseen events or circumstances prohibit us from using this system with all clients, we may be forced to impair some or all of this asset, which could result in a charge to our financial results.

If we are unable to safeguard our networks and clients’ data, our clients may not use our services and our business may be harmed.

Our networks may be vulnerable to unauthorized access, computer hacking, computer viruses and other security problems. A user who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in our operations. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems caused by any breaches. Although we intend to continue to implement industry-standard security measures, these measures may be inadequate.

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Damage to our facilities may disable our operations.

We have taken precautions to protect ourselves from events that could interrupt our services, such as off-site storage of computer backup data and a backup power source, but there can be no assurance that an earthquake, fire, flood or other disaster affecting any of our facilities would not disable these operations. In February 2005, we acquired Sunset Direct that has its primary facility located in Austin, Texas. We believe our combined operational facilities would help to minimize but not eliminate disruptions to the operations of the Company in the event of a business interruption in any one of our facilities on a short-term basis. In the event of the loss of a facility in either Campbell or Austin, our business would be impacted until such time as we were able to transfer operations to the sister facility. While we maintain insurance coverage for business interruptions, such coverage does not extend to losses caused by earthquake and such coverage may not be sufficient to cover all possible losses.

If we fail to adequately protect our intellectual property or face a claim of intellectual property infringement by a third party, we may lose our intellectual property rights and be liable for significant damages.

We cannot guarantee that the steps we have taken to protect our proprietary rights will be adequate to deter misappropriation of our intellectual property. In addition, we may not be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. If third parties infringe or misappropriate our trade secrets, copyrights, trademarks, service marks, trade names or other proprietary information, our business could be seriously harmed. In addition, although we believe that our proprietary rights do not infringe the intellectual property rights of others, other parties may assert infringement claims against us that we violated their intellectual property rights. These claims, even if not true, could result in significant legal and other costs and may be a distraction to management. In addition, protection of intellectual property in many foreign countries is weaker and less reliable than in the United States, so if our business expands into foreign countries, risks associated with protecting our intellectual property will increase. We have applied to register the RAINMAKER SYSTEMS, RAINMAKER (and Design), CONTRACT RENEWALS PLUS, and EDUCATION SALES PLUS services marks in the United States and certain foreign countries, and have received registrations for the RAINMAKER SYSTEMS service mark in the United States, Canada, Australia, the European Community, Switzerland, Norway and New Zealand, the RAINMAKER (and Design) mark in the United States and the European Community, the CONTRACTS RENEWALS PLUS mark in the United States and Switzerland, and the EDUCATION SALES PLUS mark in the United States and Switzerland.

Increased government regulation of the Internet could decrease the demand for our services and increase our cost of doing business.

The increasing popularity and use of the Internet and online services may lead to the adoption of new laws and regulations in the U.S. or elsewhere covering issues such as online privacy, copyright and trademark, sales taxes and fair business practices or which require qualification to do business as a foreign corporation in certain jurisdictions. Increased government regulation, or the application of existing laws to online activities, could inhibit Internet growth. A number of government authorities are increasingly focusing on online privacy issues and the use of personal information. Our business could be adversely affected if new regulations regarding the use of personal information are introduced or if government authorities choose to investigate our privacy practices. In addition, the European Union has adopted directives addressing data privacy that may limit the collection and use of some information regarding Internet users. Such directives may limit our ability to target our clients’ customers or collect and use information. A decline in the growth of the Internet could decrease demand for our services and increase our cost of doing business and otherwise harm our business.

We are subject to government regulation of direct marketing, which could restrict the operation and growth of our business.

The Federal Trade Commission’s (“FTC’s”) telemarketing sales rules prohibit misrepresentations of the cost, terms, restrictions, performance or duration of products or services offered by telephone solicitation and specifically addresses other perceived telemarketing abuses in the offering of prizes. Additionally, the FTC’s

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rules limit the hours during which telemarketers may call consumers. The Federal Telephone Consumer Protection Act of 1991 contains other restrictions on facsimile transmissions and on telemarketers, including a prohibition on the use of automated telephone dialing equipment to call certain telephone numbers. A number of states also regulate telemarketing and some states have enacted restrictions similar to these federal laws. In addition, a number of states regulate email and facsimile transmissions. The failure to comply with applicable statutes and regulations could result in penalties. There can be no assurance that additional federal or state legislation, or changes in regulatory implementation, or judicial interpretation of existing or future laws would not limit our activities in the future or significantly increase the cost of regulatory compliance.

Our directors, executive officers and their affiliates own a significant percentage of our stock and can significantly influence all matters requiring stockholder approval.

Our directors, executive officers and entities affiliated with them together beneficially control approximately 9.3% of our outstanding shares (based on the number of shares outstanding as of September 30, 2006). As a result, any significant combination of those stockholders, acting together, may have the ability to disproportionately influence all matters requiring stockholder approval, including the election of all directors, and any merger, consolidation or sale of all or substantially all of our assets. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of Rainmaker, which, in turn, could depress the market price of our common stock.

Our charter documents and Delaware law contain anti-takeover provisions that could deter takeover attempts, even if a transaction would be beneficial to our stockholders.

The provisions of Delaware law and of our certificate of incorporation and bylaws could make it difficult for a third party to acquire us, even though an acquisition might be beneficial to our stockholders. Our certificate of incorporation provides our board of directors the authority, without stockholder action, to issue up to 5,000,000 shares of preferred stock in one or more series. Our board determines when we will issue preferred stock, and the rights, preferences and privileges of any preferred stock. In addition, our bylaws establish an advance notice procedure for stockholder proposals and for nominating candidates for election as directors. Delaware corporate law also contains provisions that can affect the ability to take over a company.

Our stock price may be volatile resulting in potential litigation.

If our stock price is volatile, we could face securities class action litigation. In the past, following periods of volatility in the market price of their stock, many companies have been the subjects of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management’s attention and resources and could cause our stock price to fall. The trading price of our common stock could fluctuate widely due to:

•	quarter to quarter variations in results of operations;

•	loss of a major client;

•	announcements of technological innovations by us or our competitors;

•	changes in, or our failure to meet, the expectations of securities analysts;

•	new products or services offered by us or our competitors;

•	changes in market valuations of similar companies;

•	announcements of strategic relationships or acquisitions by us or our competitors;

•	other events or factors that may be beyond our control; or

•	if we raise additional cash, this would likely be highly dilutive to investors and our stock price may decline.

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In addition, the securities markets in general have experienced extreme price and trading volume volatility in the past. The trading prices of securities of many business process outsourcing companies have fluctuated broadly, often for reasons unrelated to the operating performance of the specific companies. These general market and industry factors may adversely affect the trading price of our common stock, regardless of our actual operating performance.

We may have difficulty obtaining director and officer liability insurance in acceptable amounts for acceptable rates.

Like most other public companies, we carry insurance protecting our officers and directors and us against claims relating to the conduct of our business. This insurance covers, among other things, the costs incurred by companies and their management to defend against and resolve claims relating to management conduct and results of operations, such as securities class action claims. These claims typically are extremely expensive to defend against and resolve. Hence, as is customary, we purchase and maintain insurance to cover some of these costs. We pay significant premiums to acquire and maintain this insurance, which is provided by third-party insurers. Since 1999, the premiums we have paid for this insurance have increased substantially. One consequence of the current economic climate and decline in stock prices has been a substantial general increase in the number of securities class actions and similar claims brought against public corporations and their management. Many, if not all, of these actions and claims are, and will likely continue to be, at least partially insured by third-party insurers. Consequently, insurers providing director and officer liability insurance have in recent periods sharply increased the premiums they charge for this insurance, raised retentions (that is, the amount of liability that a company is required to itself pay to defend and resolve a claim before any applicable insurance is provided), and limited the amount of insurance they will provide. Moreover, insurers typically provide only one-year policies. We have recently renewed our director and officer insurance for a one-year term, beginning November 2006. Particularly in the current economic environment, we cannot assure that we will be able to obtain in the future sufficient director and officer liability insurance coverage at acceptable rates and with acceptable deductibles and other limitations. Failure to obtain such insurance could materially harm our financial condition in the event that we are required to defend against and resolve any future securities class actions or other claims made against us or our management. Further, the inability to obtain such insurance in adequate amounts may impair our future ability to retain and recruit qualified officers and directors.

Our business may be subject to additional obligations to collect and remit sales tax and, any successful action by state authorities to collect additional sales tax could adversely harm our business.

We file sales tax returns in certain states within the United States as required by law and certain client contracts for a portion of the outsourced sales and marketing services that we provide. We do not collect sales or other similar taxes in other states and many of the states do not apply sales or similar taxes to the vast majority of the services that we provide. However, one or more states could seek to impose additional sales or use tax collection and record-keeping obligations on us. Any successful action by state authorities to compel us to collect and remit sales tax, either retroactively, prospectively or both, could adversely affect our results of operations and business.

If we fail to meet the NASDAQ Global Market listing requirements, our common stock will be delisted.

Our common stock is currently listed on the NASDAQ Global Market. NASDAQ has requirements that a company must meet in order to remain listed on the NASDAQ Global Market. If we experience losses from our operations, or are unable to raise additional funds or our stock price does not meet minimum standards, we may not be able to maintain the standards for continued listing on the NASDAQ Global Market, which include, among other things, that our stock maintain a minimum closing bid price of at least $1.00 per share (subject to applicable grace and cure periods). If as a result of the application of such listing requirements our common stock is delisted from the NASDAQ Global Market, our stock would become harder to buy and sell. Consequently, if we were removed from the NASDAQ Global Market, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline. As a result, the ability to resell shares of our common stock could be adversely affected.

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Shares eligible for sale in the future could negatively affect our stock price.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock or the perception that these sales could occur. This might also make it more difficult for us to raise funds through the issuance of securities. As of December 31, 2006, we had 14,719,000 outstanding shares of common stock. This amount includes shares issued under the Asset Purchase Agreements on September 15, 2006 and May 12, 2006, as described below. As of September 30, 2006, there were an aggregate of 2,611,973 shares of common stock issuable upon exercise of outstanding stock options and warrants, including 1,495,522 shares of common stock issuable upon exercise of options outstanding under our option plan and 1,116,451 shares of common stock issuable upon exercise of the outstanding warrants issued to the investors in our private placement transactions completed on February 7, 2006, June 15, 2005 and February 20, 2004. Under our existing stock option plan and employee stock purchase plan, we may issue up to an additional 1,163,470 shares and 445,554 shares of our common stock, respectively, subject to the terms and conditions of such plans. We may issue and/or register additional shares, options, or warrants in the future in connection with acquisitions, compensation or otherwise. Our officers may from time to time adopt pre-arranged sales plans of common stock and options under Rule 10b5-1.

On September 15, 2006, we closed an Asset Purchase Agreement with ViewCentral, Inc., a California corporation (“ViewCentral”), certain shareholders of ViewCentral and Dan Tompkins, as representative of such shareholders. Under the terms of the Purchase Agreement, we issued 754,968 shares of common stock and assumed certain liabilities of ViewCentral under its customer contracts, purchase orders and office lease in exchange for substantially all of ViewCentral’s assets. Such shares are initially subject to a contractual prohibition of sale that will be removed as follows: 50% of such shares will be available for public sale commencing 181 days after the closing and the remaining 50% of such shares will be available for public sale commencing 366 days from the closing. In addition, approximately 20% of the shares of the common stock consideration have been placed in escrow to secure certain indemnity obligations under the Purchase Agreement and will not be released until twelve months after the closing, subject to adjustment.

On May 16, 2006, we announced that we had entered into and closed an Asset Purchase Agreement with Business Telemetry, Inc. (d/b/a Metrics Corporation), a California corporation (“Metrics”), and Kenneth S. Forbes, III, as representative of the shareholders of Metrics. We issued 158,480 shares of common stock in exchange for certain assets of Metrics. Such shares are initially subject to a contractual prohibition of sale that will be removed as follows: 39,620 of such shares became available for public sale commencing 91 days after the closing; an additional 39,620 of such shares became available for public sale commencing 181 days from the closing; an additional 39,620 of such shares will be available for public sale commencing 281 days from the closing; and the remaining 39,620 of such shares will be available for public sale commencing 366 days from the closing. In addition, 31,696 shares of the common stock consideration have been placed in escrow to secure certain indemnity obligations under the Purchase Agreement and will not be released until twelve months after the closing, subject to adjustment.

The securities issued pursuant to each of the aforementioned Asset Purchase Agreements were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Under the Asset Purchase Agreements, the Company also granted certain registration rights to each of the investors pursuant to which the Company filed registration statements on Form S-3 that became effective on July 28, 2006, with respect to the common stock issued under the Asset Purchase Agreement for Metrics and on December 8, 2006, with respect to the common stock issued under the Asset Purchase Agreement for ViewCentral.

On February 7, 2006, the Company entered into two Securities Purchase Agreements with certain new and existing investors. Pursuant to the Securities Purchase Agreements, the Company issued a total of 2,000,000 shares of the Company’s common stock at a price of $3.00 per share for gross proceeds of $6.0 million and issued warrants to the investors to purchase an additional 799,999 shares of common stock of the Company at an

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exercise price of $4.28 per share. The securities issued pursuant to the Securities Purchase Agreements were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Under the Securities Purchase Agreements, the Company also granted certain registration rights to each of the investors pursuant to which the Company filed a registration statement on Form S-3 that became effective on March 21, 2006, with respect to the common stock issued under the Securities Purchase Agreements and the common stock issuable upon conversion of the related warrants.

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RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30, 2006	Fiscal Year Ended December 31,
		2005	2004	2003	2002	2001
Ratio of earnings to fixed charges	7.66	—	—	—	—	—

Our ratio of earnings to fixed charges for the nine months ended September 30, 2006 is 7.66. For the fiscal years ended December 31, 2005, 2004, 2003, 2002 and 2001, our earnings were insufficient to cover fixed charges by $5.1 million, $4.9 million, $3.1 million, $3.9 million and $14.4 million, respectively. For the purpose of this table, “earnings” consist of income (loss) from continuing operations before income taxes, extraordinary items, fixed charges less capitalized interest and “fixed charges” consist of interest expense and the portion of financed obligation expense that represents interest.

We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding.

USE OF PROCEEDS

Unless we otherwise indicate in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities for working capital and other general corporate purposes, including:

•	For capital expenditures made in the ordinary course of business, including facilities expansion;

•	For acquisitions of businesses, products and technologies that complement or expand our business; and

•	to repay indebtedness we may incur from time to time.

If a material part of the net proceeds is to be used to repay indebtedness, we will set forth the interest rate and maturity of such indebtedness in a prospectus supplement.

We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

DESCRIPTION OF CAPITAL STOCK

The following is only a summary of the material terms of our common stock, preferred stock and warrants. Because it is only a summary, it does not contain all the information that may be important to you. Accordingly, you should carefully read the more detailed provisions of our restated certificate of incorporation filed with the Delaware Secretary of State on May 18, 2006 and our by-laws, each of which has been filed with the SEC, as well as applicable provisions of Delaware law.

Authorized Capitalization

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

As of December 31, 2006, there were 14,719,492 shares of common stock outstanding held by approximately 240 stockholders of record and no shares of our preferred stock were outstanding.

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Common Stock

All outstanding shares of our common stock are, and all shares of our common stock to be outstanding upon completion of any offering pursuant to this prospectus will be, validly issued, fully paid and nonassessable.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time. To date, we have not paid dividends on our common stock. For the foreseeable future, we intend to invest any earnings in further business development and do not intend to issue cash dividends.

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our restated certificate of incorporation.

In addition, our certificate of incorporation and bylaws provide that certain actions require the approval of two-thirds, rather than a majority, of the shares entitled to vote.

No Preemptive, Conversion or Redemption Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Each outstanding share of common stock is fully paid and nonassessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

Preferred Stock

Under our restated certificate of incorporation, our board of directors is authorized, without further stockholder approval, to issue up to 5,000,000 shares of preferred stock in one or more series and fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights which are superior to the rights of common stock or which could adversely affect the voting power and other rights of the holders of common stock. The issuance of preferred stock also may have the affect of delaying, deferring or preventing a change in control of the company or the removal of management.

A prospectus supplement relating to any preferred stock being offered will include specific terms relating to the offering. They will include, where applicable:

•	the title and stated value of the preferred stock;

•	the number of shares of preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

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•	the dividend rate(s), periods(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•	the provision for a sinking fund, if any, for the preferred stock;

•	the provision for redemption, if applicable of the preferred stock;

•	any voting rights of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•

the terms and conditions, if applicable, upon which the preferred stock will be convertible into or exchangeable for our common stock, into other series of our preferred stock or other securities including the conversion or exercise price or the manner of calculating the conversion or exercise price and the conversion or exercise period;

•	the relative rankings and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on any series of preferred stock ranking senior to or on parity with the preferred stock as to dividends rights and rights upon liquidation, dissolution or winding up our affairs;

•	if appropriate, a discussion of the material federal income tax consequences applicable to the preferred stock; and

•	any other specific terms, preferences, rights limitations or restrictions on the preferred stock.

Unless otherwise specified in the prospectus supplement, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, the preferred stock will rank:

•

senior to all classes or series of the Company’s common stock and all other equity securities listed by the Company, the terms of which specifically provide that such equity securities rank junior to the preferred stock with respect to the dividend rights or rights upon the liquidation, dissolution or winding up of the Company;

•

on a parity with all equity securities issued by the Company that do not rank senior or junior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company, or the terms of which specifically provide that such equity securities shall rank on parity to the preferred stock; and

•

junior to all equity securities issued by the Company, the terms of which do not specifically provide that such equity securities rank on a parity with or junior to the preferred stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up if the Company (including any entity with which we may be merged or consolidated or to which all or substantially all of the Company’s assets may be transferred or which transfers all or substantially all of the Company’s assets).

As used for these purposes, the term “equity securities” does not include convertible debt securities.

The transfer agent and registrar for any series of preferred stock will be set forth in the applicable prospectus supplement.

Warrants

We may issue warrants for the purchase of our common stock or preferred stock. Warrants may be issued independently or together with any offered securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement we will enter into with a warrant agent

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specified in the agreement. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

A prospectus supplement relating to any series of warrants being offered will include specific terms relating to the offering. They will include, where applicable:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

•	the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of warrants issued with the security;

•	if applicable, the date on which the warrants and the offered securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the minimum or maximum amount of the warrants which may be exercised at any one time and the expiration date for the warrants;

•	if applicable, any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given in connection therewith;

•	information with respect to book-entry procedures, if any;

•	if appropriate, a discussion of the material federal income tax consequences applicable to the warrants; and

•	any other material term of the warrants, including terms, procedures and limitations relating to the exercise of the warrants.

Prior to the exercise of the warrants, holders will not have any of the rights and will not be entitled to dividend payments or voting rights of holders of our common stock or preferred stock purchasable upon exercise of the warrants.

The prospectus supplement relating to the warrants will describe the number of securities that a holder may purchase for cash upon exercise of the warrants, and the exercise price. Holders may exercise a warrant as described in the prospectus supplement relating to the warrants at any time up to the close of business on the expiration date stated in the prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date, or any later expiration date that we determine.

We will forward the securities purchasable upon the exercise of warrants as soon as practicable after receipt of payment and the properly completed and executed warrant certificate at the office of the warrant agent or other office stated in the applicable prospectus supplement. If a holder exercises less than all of the warrants represented by the warrant certificate, we will issue such holder a new warrant certificate for the remaining warrants.

Certain Anti-Takeover Provisions

Certain provisions of Delaware law, our restated certificate of incorporation and our bylaws may make it more difficult to acquire control of us by various means. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of stock owned by them. In addition, they may adversely affect the prevailing market price of the stock.

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Delaware Law

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with his affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

Classified Board of Directors

Our restated certificate of incorporation provides for a classified board of directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. As a result, approximately one-third of the board of directors will be elected each year. These provisions are likely to increase the time required for stockholders to change the composition of our board of directors. For example, in general at least two annual meetings will be necessary for stockholders to effect a change in the majority our board of directors. Subject to the rights of the holders of any outstanding series of preferred stock, our restated certificate of incorporation authorizes only the board of directors to fill vacancies, including newly created directorships. Our restated certificate of incorporation also provides that directors may be removed by stockholders only for cause and only by affirmative vote of holders of 66 2/3% of the outstanding shares of voting stock entitled to vote at an election of directors.

Although the Company is a Delaware corporation, we have been subject to Section 2115 of the California Corporations Code. Section 2115 provides that corporations that are incorporated in jurisdictions other than California and that meet certain tests are subject to several provisions of the California Corporations Code, to the exclusion of the law of the jurisdiction in which the corporation is incorporated. We became subject to Section 2115 with the transfer of the listing of our common stock from the Nasdaq National Market (now known as the Nasdaq Global Market) to the Nasdaq Capital Market. Consequently, we have been subject to, among other provisions of the California Corporations Code, Section 301, which provides for the annual election of directors. However, as a result of, among other things, our transfer from the Nasdaq Capital Market to the Nasdaq Global Market on January 8, 2007, we are no longer subject to Section 2115 and intend to implement a classified board of directors, as provided in our restated certificate of incorporation, at our 2007 annual meeting of stockholders.

Special Stockholder Meetings

Our restated certificate of incorporation provides that special meetings of the stockholders for any purpose or purposes, unless required by law, may only be called by a majority of the entire board. This limitation on the ability to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the board. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board with respect to unsolicited takeover bids. In addition, the limited ability to call a special meeting of stockholders may make it more difficult to change the existing board and management.

Supermajority Vote to Amend Charter and Bylaws

Our restated certificate of incorporation authorizes our board of directors to amend and repeal our bylaws without stockholder vote. Our restated certificate of incorporation also provides that our bylaws may be amended by the affirmative vote of holders of at least 66 2/3% of the outstanding shares of voting stock of the Company entitled to vote at an election of directors. In addition, our restated certificate of incorporation provides that its provisions related to bylaw amendments and indemnification may only be amended by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock of the Company entitled to vote at the election of directors.

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Advance Notice Requirements for Stockholders Proposals and Director Nominations.

Our bylaws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive office not less than 120 days nor more than 150 days prior to the first anniversary of the date of the previous year’s annual meeting of stockholders; provided that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days earlier than or 60 calendar days after such anniversary, notice by the stockholder, to be timely, must be so received not more than 90 days nor later than the later of (i) 60 days prior to the annual meeting of stockholders or (ii) the close of business on the 10th day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever first occurs. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation further provides that we are authorized to indemnify our directors and officers to the fullest extent permitted by law through the bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law and require us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

We also have directors’ and officers’ liability insurance. In addition, we have entered into agreements to indemnify our directors and certain of our officers, in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements, among other things, indemnify our directors and certain of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as our director or officer or as a director or officer of any subsidiary of ours, or as a director or officer of any other company or enterprise that the person provides services to at our request.

Our restated certificate of incorporation provides that, pursuant to Delaware Law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us or our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to Rainmaker or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware Law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

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DESCRIPTION OF DEBT SECURITIES

We may offer senior debt securities or subordinated debt securities. The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement.

We may issue senior debt securities under a senior indenture that we will enter into with a trustee named in the senior indenture. We may issue subordinated debt securities under a subordinated indenture that we will enter into with a trustee named in the subordinated indenture. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” in this prospectus to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939, or the Trust Indenture Act. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following are summaries of the anticipated material provisions of the senior debt securities, the subordinated debt securities and the indentures and are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. There may also be provisions in the indentures which are important to you. We urge you to read the indenture applicable to a particular series of debt securities because it, and not this description, defines your rights as a holder of such debt securities.

General

We may issue debt securities in separate series. The prospectus supplement relating to any series of debt securities will set forth:

•	whether the debt securities will be senior or subordinated;

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount that may be issued;

•	the maturity date(s);

•

the interest rate(s), which may be fixed or variable, or the method for determining the interest rate(s), the date(s) interest will accrue, the interest payment date(s) and the regular record date(s) or the method for determining such date(s);

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the place(s) where payments may be made;

•	any mandatory or optional redemption provisions;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•

if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency;

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•	the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;

•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount;

•	any defeasance provisions if different from those described below under “—Satisfaction and Discharge; Defeasance”;

•	any conversion or exchange provisions;

•	the terms and conditions, if any, pursuant to which the notes are secured;

•	any obligation to redeem or purchase the debt securities pursuant to a sinking fund;

•

whether the debt securities will be issuable in the form of a global security and the identity of the depositary for the global securities, if different then described below under “—Global Securities”;

•	any subordination provisions, if different from those described below under “—Subordinated Debt Securities”;

•	any deletions of, or changes or additions to, the events of default or covenants;

•	any provisions granting special rights to holders when a specified event occur; and

•	any other specific terms of such debt securities which are not inconsistent with the provisions of the indentures.

Unless otherwise specified in the prospectus supplement:

•	the debt securities will be registered debt securities; and

•	the registered debt securities will be denominated in U.S. dollars and will be issued in denominations of $1,000 or an integral multiple of $1,000.

Special Terms of the Debt Securities

The debt securities may be issued as original issue discount securities. An original issue discount security is a debt security, including any zero-coupon note, which:

•	is issued at a price lower than the amount payable upon its state maturity; and

•	provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity shall become due and payable.

The material United Stated federal income tax consequences applicable to debt securities sold at an original issue discount will be described in the applicable prospectus supplement.

The debt securities of any series may be convertible into or exchangeable for our common stock or other securities. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at the holder’s option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of our common stock or other securities the holder would receive would be converted or exchanged.

Exchange and Transfer

Except as may be described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series. Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

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We will not impose a service charge for any transfer or exchange, but we may require holders to pay any taxes, assessments or other governmental charges associated with any transfer or exchange.

In the event of any potential redemption of debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We may initially appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

We may issue all or any part of a series of debt securities in the form of one or more global securities. We will appoint a depositary to hold the global securities. Unless we otherwise state in the applicable prospectus supplement, the depositary will be The Depository Trust Company. Each global security will:

•	be registered in the name of the depositary;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing; or

•	under any other circumstances described in a prospectus supplement.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to physical delivery of certificated debt securities; and

•	will not be considered to be holders of those debt securities under the indentures.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

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Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary.

The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agent

The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. Unless otherwise indicated in a prospectus supplement, the corporate trust office of the trustee in the City of New York will be designated as our sole paying agent.

We may name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets

The indentures do not contain any covenant which restricts our ability to merge or consolidate with another person, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor or acquirer of such assets must assume all of our obligations under the indentures and the debt securities.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the indentures will define an event of default with respect to any series of debt securities as one or more of the following events:

•	failure to pay principal of or any premium on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series for 30 days when due;

•	failure to perform any other covenant in the indenture continued for 60 days after being given the notice required in the indenture;

•	the Company’s bankruptcy, insolvency or reorganization; and

•	any other event of default specified in the prospectus supplement.

An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

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If an event of default, other than an event of default described in the fourth bullet point above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of a series, by notice in writing to us, and to the trustee if notice is given by such holders, may declare the principal amount of the debt securities of that series to be due and payable immediately.

If an event of default described in the fourth bullet point above shall occur, the principal amount of all debt securities of that series will automatically become immediately payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “—Subordinated Debt Securities”.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to such series and it consequences, except a continuing default or events of default in the payment of principal, premium, if any, or interest on the debt securities of such series.

After acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of an affected series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

•

the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 90 days after the original request.

A holder of debt securities may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security without following the procedures listed above.

We will periodically file statements with the trustee regarding our compliance with certain of the covenants in the indentures.

Modification and Waiver

We and the trustee may change an indenture without the consent of any holders with respect to certain matters, including:

•	to fix any ambiguity, defect or inconsistency in such indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of the debt securities of any series.

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We and the trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding debt security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security;

•	reduce the principal, premium, if any, or interest on any debt security;

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

•	reduce the rate of, or extend the term for payment of, interest on any debt security;

•	change the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	waive any default or event of default in payment of the principal of, premium or interest on any debt security;

•	waive a redemption payment or modify any of the redemption provisions of any debt security;

•	in the case of the subordinated debt securities, modifying the subordination provisions in a manner adverse to the holders of the subordinated debt securities;

•	in the case of secured debt securities, changing the terms and conditions pursuant to which the debt securities are secured in a manner adverse to the holders of such secured debt securities;

•	adversely affect the right to convert or exchange any debt security in any material respect; or

•	change the provisions in an indenture that relate to modifying or amending such indenture.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect:

•	to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding; and/or

•	to be released from our obligations under certain covenants described in the indentures and from the consequences of an event of default resulting from a breach of these covenants.

We refer to the first bullet point above as “legal defeasance” and the second bullet point above as “covenant defeasance.” The Company’s legal defeasance or covenant defeasance option may be exercised only if:

•	the Company deposits in trust with the trustee enough money in cash and/or U.S. government obligations to pay in full the principal of and interest and premium, if any, on the debt securities.

•

the deposit of the money by the Company does not result in a breach or violation of, or constitute a default under the applicable indenture or any other agreement or instrument to which the Company is a party.

•

no default or event of default with respect to the debt securities of such series shall have occurred and be continuing on the date of the deposit of the money or during the period ending on the 91st day after such date of deposit.

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•

the Company delivers to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize, gain or loss for Federal income tax purposes as a result of the legal defeasance or covenant defeasance. In the case of legal defeasance this opinion must be based on a ruling of the Internal Revenue Service or a change in the United Stated federal income tax law occurring after the date of the indenture.

•

in the case of legal defeasance, the Company delivers to the trustee an officer’s certificate, based on a ruling of the Internal Revenue Service or a change in the United Stated federal income tax law occurring after the date of the indenture, to the effect that the holders of the debt securities will not recognize, gain or loss for Federal income tax purposes as a result of the legal defeasance.

•

in the case of legal defeasance, such legal defeasance does not result in the trust arising from the deposit of the money constituting an investment company, as defined in the Investment Company Act of 1940, as amended, or the 1940 Act, or such trust shall be qualified under the 1940 Act or exempt from regulation thereunder.

•

the Company delivers to the trustee an officers’ certificate stating that the deposit of the money was not made with the intent of preferring the holders of the applicable series of debt securities over any other creditors of the Company.

•

the Company delivers to the trustee an officers’ certificate and opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

If any of the above events occurs, the holders of the debt securities of the series will not be entitled to the benefits of the applicable indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

The indentures and the debt securities will be governed by, and construed under, the law of the State of New York except to the extent that the Trust Indenture Act shall be applicable.

Regarding the Trustee

We may appoint a separate trustee for any series of debt securities. The trustee will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Each indenture limits the right of the trustee, should it become a creditor of us, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

Subordinated Debt Securities

Payment on the subordinated debt securities will, to the extent provided in the subordinated indenture, be subordinated in right of payment to the prior payment in full of all of the Company’s senior indebtedness. The

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subordinated debt securities also will be effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of the Company’s subsidiaries, if any.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of the Company’s senior indebtedness. In the event of any acceleration of the subordinated debt securities because of an event of default, the holders of any of the Company’s senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of the subordinated debt securities are entitled to receive any payment or distribution. The subordinated indenture requires us or the trustee to promptly notify holders of designated senior indebtedness if payment of the subordinated debt securities is accelerated because of an event of default.

We may not make any payment on the subordinated debt securities, including upon redemption at the option of the holder of any subordinated debt securities or at our option, if:

•

a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of senior indebtedness occurs and is continuing beyond any applicable period of grace, which is called a “payment default”;

•

a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives notice of such default, which is called a “payment blockage notice” from us or any other person permitted to give such notice under the subordinated indenture, which is called a “non-payment default”; or

•	any judicial proceeding is pending in connection with a default.

If the trustee or any holder of the subordinated debt securities receives any payment or distribution of our assets in contravention of the subordination provisions on the subordinated debt securities before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off, or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the subordinated indenture.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the subordinated debt securities. The trustee’s claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

When we use the term “indebtedness” we mean:

(1) all indebtedness, obligations and other liabilities for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, or evidenced by bonds, debentures, notes or similar instruments, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2) all reimbursement obligations and other liabilities with respect to letters of credit, bank guarantees or bankers’ acceptances;

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(3) all obligations and liabilities in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

(4) all obligations and liabilities, contingent or otherwise, and under any lease or related document (including a purchase agreement) in connection with the lease of real property or improvement thereon (or any personal property included as part of any such lease) which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including the obligations under such lease or related document to purchase or cause a third party to purchase such leased property (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with U.S. generally accepted accounting principles) or pay an agreed upon residual value of the leased property to the lessor;

(5) all obligations with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase agreement or other similar instrument or agreement;

(6) all direct or indirect guaranties or similar agreements in respect of, and our obligations or liabilities to purchase, acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others of the type described in (1) through (5) above;

(7) any indebtedness or other obligations described in (1) through (6) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us; and

(8) any and all refinancings, replacements, deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (7) above.

When we use the term “senior indebtedness” we mean the principal of and interest and premium, if any, on debt, whether incurred on, prior to, or after the date of the subordinated indenture, unless the instrument creating or evidencing that debt or pursuant to which that debt is outstanding states that those obligations are not superior in right of payment to the subordinated debt securities or to other debt which ranks equally with, or junior to, the subordinated debt securities. Interest in the senior indebtedness includes any interest accruing after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not the claim for post-petition is allowed in that proceeding. However, senior indebtedness does not include:

•

indebtedness that expressly provides that it shall not be senior in right of payment to the subordinated debt securities or expressly provides that it is on the same basis or junior to the subordinated debt securities;

•	the Company’s indebtedness to any of its majority-owned subsidiaries;

•	any liability for taxes;

•

indebtedness or other monetary obligations to trade creditors or assumed by the Company or any of its subsidiaries in the ordinary course of business in connection with the obtaining of goods, materials or services;

•	the subordinated debt securities.

The subordinated indenture allows us to change the subordination provisions relating to any particular issue of subordinated debt securities prior to issuance. We will describe any change in the prospectus supplement relating to the subordinated debt securities.

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PLAN OF DISTRIBUTION

We may sell the securities separately or together:

•	through one or more underwriters or dealers;

•	directly to investors;

•	through agents; or

•	through a combination of any of these methods of sale.

We may sell the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We will describe the method of distribution of the securities in the prospectus supplement.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The applicable prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Only underwriters named in the prospectus supplement are underwriters of the securities offered by the applicable prospectus supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the applicable prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment. If we sell securities directly, we will describe the terms of our direct sales in the applicable prospectus supplement.

We may use an underwriter or underwriters in the offer or sale of our securities. If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement on for the sale of the securities. We will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including compensation the underwriters and dealers will receive, in the applicable prospectus supplement. The underwriters will use the applicable prospectus supplement to sell the securities.

We may use a dealer to sell securities. If we use a dealer, we, as principal, will sell the securities to the dealer. The dealer will then sell the securities to the public at varying prices that the dealer will determine at the time it sells our securities. We will include the name of the dealer and the terms of the transactions with the dealer in the applicable prospectus supplement.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in

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the applicable prospectus supplement. If we use delayed delivery contracts, we will disclose when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the applicable prospectus supplement.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution. Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of our common stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when our common stock originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of our common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Maximum compensation to any underwriters, dealers or agents will not exceed any applicable NASD limitations.

All securities we offer, other than our common stock, will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of these securities may make a market in these securities. However, they are not obligated to make a market and may discontinue market making activity at any time. No assurance can be given as to the liquidity of the trading market for any of these securities.

Our underwriters, agents or dealers and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, Palo Alto, California. Legal counsel to any underwriters or agents may pass upon legal matters for such underwriters or agents.

EXPERTS

The 2005 and 2004 consolidated financial statements and schedule incorporated by reference in this prospectus from Rainmaker’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements and schedule as of and for the period ended December 31, 2003 included in our Annual Report on Form 10-K for the year ended December 31, 2005, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Copies of the reports, proxy and information statements and other information may also be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

We also make available free of charge through our internet website at http://www.rmkr.com our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with or furnish it to the SEC. The information contained on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We will provide you with a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus at no cost to you upon written or oral request to:

Rainmaker Systems, Inc.

900 East Hamilton Avenue, Suite 400

Campbell, CA 95008

Attention: Steve Valenzuela

Chief Financial Officer

Telephone: (408) 626-3800

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important business, financial and other information to you in this prospectus by referring you to the

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documents publicly filed with the SEC containing this information. The information incorporated by reference is deemed to be a part of this prospectus. We incorporate by reference into this registration statement and prospectus our documents listed below and any documents we file subsequently with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) after the date of the initial registration statement but prior to effectiveness of the registration statement and (ii) after the date of this prospectus until the transactions contemplated by this prospectus are completed (which filed documents do not include any portion thereof not deemed to be “Filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC on March 10, 2006;

•

Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 filed with the SEC on May 11, 2006, August 10, 2006 and November 13, 2006 respectively; and

•

Our Current Reports on Form 8-K, filed with the SEC on February 10, 2006, February 14, 2006, March 13, 2006, March 30, 2006, April 26, 2006, May 16, 2006, July 10, 2006, August 2, 2006, September 9, 2006, September 19, 2006, November 1, 2006, November 13, 2006, November 17, 2006 and November 29, 2006.

The reports and other documents that we file after the date of this prospectus will update, supplement and supersede the information in this prospectus. All documents that we file after the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering, shall be deemed incorporated by reference into this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

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PROSPECTUS

425,714 Shares

Rainmaker Systems, Inc.

Common Stock

This prospectus relates to resales of up to 425,714 shares of our common stock. The shares of common stock will be offered for the account of certain of our stockholders named in this prospectus under the heading “Selling Stockholders” beginning on page 17.

The shares of common stock to which this prospectus relates may be sold from time to time by and for the account of the selling stockholders named in this prospectus or in supplements to this prospectus. The selling stockholders may sell all or a portion of these shares from time to time in market transactions, in negotiated transactions or otherwise. See “Plan of Distribution” on page 19 for additional information on the methods of sale.

We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders.

Our common stock is quoted on the Nasdaq Global Market under the symbol “RMKR.” On February 23, 2007, the last reported sales price of our common stock on the Nasdaq Global Market was $9.36 per share.

Investing in these securities involves risks. You should carefully review the information contained in this prospectus under the heading “ Risk Factors” beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 8, 2007.

You should rely only upon the information contained in, or incorporated by reference into, this document. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The common stock to which this prospectus relates is not being offered in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this document is accurate only as of the date on the front cover of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors,” that may cause our, or our industry’s, actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activities, performance or achievements expressed in or implied by such forward-looking statements.

Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, our ability to integrate acquisitions without disruption to our business, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that we are currently dependent on a few significant client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, and the financial condition of our clients’ businesses.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We assume no obligation to update such forward-looking statements publicly for any reason even if new information becomes available in the future, except as may be required by law.

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SUMMARY

This is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the “Risk Factors” section as well as the information incorporated by reference into this prospectus under “Where You Can Find More Information.”

The Company

We are a leading provider of sales and marketing solutions, combining hosted application software and execution services designed to drive more revenue for our clients. We have developed an integrated solution, the Rainmaker Revenue Delivery PlatformSM, that combines proprietary, on-demand application software and advanced analytics with specialized sales and marketing execution services, which can include marketing strategy development, websites, e-commerce portal creation and hosting, both inbound and outbound e-mail, chat, direct mail and telesales services.

We were incorporated in 1991 under the laws of California and were subsequently reincorporated in 1999 under the laws of Delaware. Our principal executive offices are located at 900 East Hamilton Avenue, Suite 400, Campbell, California 95008. Our telephone number is (408) 626-3800. Our website is www.rmkr.com. The information found on our website is not incorporated into or a part of this prospectus.

About this Prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders may offer and sell shares of our common stock in one or more offerings from time to time. Each time this prospectus is used to offer shares of our common stock, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. You should read both this prospectus and any prospectus supplement together with additional information described in this prospectus under “Where You Can Find More Information.”

As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or at the SEC’s offices described below under the heading “Where You Can Find More Information.”

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RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed below and in the sections entitled “Risk Factors” contained in any applicable prospectus supplement and our filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, any applicable prospectus supplement or incorporated by reference in this prospectus. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of your investment.

Risks Related to Our Business

Because we depend on a small number of clients for a significant portion of our revenue, the loss of a single client could result in a substantial decrease in our revenue.

During the year ended December 31, 2006, two clients, Dell and Hewlett-Packard, each accounted for more than 10% of our net revenue and collectively represented 48% of our net revenue for the year ended December 31, 2006. Our largest client, Dell, represented 38% of our net revenue for the year ended December 31, 2006. In the year ended December 31, 2005, these two clients each accounted for more than 10% of our net revenue and collectively represented 47% of our net revenue with the largest individual client, Dell, accounting for 36% of our net revenue.

We expect that a small number of clients will continue to account for a significant portion of our net revenue for the foreseeable future. The loss of any of our principal clients would cause a significant decrease in our net revenue. In addition, our software and technology clients operate in industries that experience consolidation from time to time, which could reduce the number of our existing and potential clients. Any loss of a single significant client may have a material adverse effect on our financial position, cash flows and results of operations.

Our agreements with our clients allow for termination with short notice periods.

Our service sales agreements and our lead generation agreements generally allow our clients to terminate such agreements without cause with 90 to 180 days notice and 30 days notice, respectively. Our clients are under no obligation to renew their engagements with us when their contracts come up for renewal. In addition, our agreements with our clients are generally not exclusive.

We have strong competitors and may not be able to compete effectively against them.

Competition in our industry is intense, and such competition may increase in the future. Our competitors include providers of service contract sales and lead generation services, enterprise application software providers, providers of database marketing services, e-commerce service providers, online marketing services, and companies that offer training management systems. We also face competition from internal marketing departments of current and potential clients. Additionally, for portions of our service offering, we may face competition from outsource providers with substantial offshore facilities which may enable them to compete aggressively with similar service offerings at a substantially lower price. Many of our existing or potential competitors have greater brand recognition, longer operating histories, and significantly greater financial, technical and marketing resources, which could further impact our ability to address competitive pressures. Should competitive factors require us to increase spending for, and investment in, client acquisition and retention or for the development of new services, our expenses could increase disproportionately to our revenues.

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Competitive pressures may also necessitate price reductions and other actions that would likely affect our business adversely. Additionally, there can be no assurances that we will have the resources to maintain a higher level of spending to address changes in the competitive landscape. Failure to maintain or to produce revenue proportionate to any increase in expenses would have a negative impact on our financial position, cash flows and operating results.

Our revenue will decline if demand for our clients’ products and services decreases.

A significant portion of our business consists of marketing and selling our clients’ services to their customers. In addition, a significant percentage of our revenue is based on a “pay for performance” model in which our revenue is based on the amount of our clients’ services that we sell. Accordingly, if a particular client’s products and services fail to appeal to its customers for reasons beyond our control, such as preference for a competing product or service, our revenue may decline. In addition, revenue from our lead generation service offering could decline if our clients reduce their marketing efforts.

Any efforts we may make in the future to expand our service offerings may not succeed.

To date, we have focused our business on providing our service offerings to enterprises in selected vertical markets that retain our services and/or license our software in an effort to market and sell their offerings to their business customers. We may seek to expand our service offerings in the future to other markets, including other industry verticals or the business-to-consumer market. Any such effort to expand could cause us to incur significant investment costs and expenses and could ultimately not result in significant revenue growth for us. In addition, any efforts to expand could divert management resources from existing operations and require us to commit significant financial and other resources to unproven businesses.

Any acquisitions or strategic transactions in which we participate could result in dilution, unfavorable accounting charges and difficulties in successfully managing our business.

As part of our business strategy, we review from time to time acquisitions or other strategic transactions that would complement our existing business or enhance our technology capabilities. Future acquisitions or strategic transactions could result in potentially dilutive issuances of equity securities, the use of cash, large and immediate write-offs, the incurrence of debt and contingent liabilities, amortization of intangible assets or impairment of goodwill, any of which could cause our financial performance to suffer. Furthermore, acquisitions or other strategic transactions entail numerous risks and uncertainties, including:

•	difficulties assimilating the operations, personnel, technologies, products and information systems of the combined companies;

•	diversion of management’s attention;

•	risks of entering geographic and business markets in which we have no or limited prior experience; and

•	potential loss of key employees of acquired organizations.

We perform valuation analyses on all acquisitions and reassess the valuations and carrying value of goodwill and other intangible assets on our balance sheet at least annually. As of December 31, 2006, we had $7.0 million in goodwill and $5.6 million of unamortized intangibles. This reassessment has in the past resulted in adjustments in amortization schedules, and could in the future result in further adjustments, or in write-downs or write-offs of assets, which would negatively affect our financial position and operating results.

We cannot be certain that we would be able to successfully integrate any operations, personnel, technologies, products and information systems that might be acquired in the future, and our failure to do so could have a material adverse effect on our financial position, cash flows and operating results.

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Our business strategy may include further expansion into foreign markets, which would require increased expenditures, and if our international operations are not successfully implemented, they may not result in increased revenue or growth of our business.

On January 25, 2007, we acquired the business of CAS Systems, which has significant operations in Montreal, Canada. Our growth strategy may include further expansion into international markets. Our international expansion may require significant additional financial resources and management attention, and could have a negative effect on our financial position, cash flows and operating results. In addition, we may be exposed to associated risks and challenges, including:

•	regional and economic political conditions;

•	foreign currency fluctuations;

•	different or lesser protection of intellectual property rights;

•	longer account receivable collection cycles;

•	different pricing environments;

•	difficulty in staffing and managing foreign operations;

•	laws and business practices favoring local competitors; and

•	foreign government regulations.

We cannot assure you that we will be successful in creating international demand for our services and software or that we will be able to effectively sell our clients’ services in international markets.

Our success depends on our ability to successfully manage growth.

Any future growth will place additional demands on our managerial, administrative, operational and financial resources. We will need to improve our operational, financial and managerial controls and information systems and procedures and will need to train and manage our overall work force. If we are unable to manage additional growth effectively, our business will be harmed.

The length and unpredictability of the sales and integration cycles could cause delays in our revenue growth.

Selection of our services and software can entail an extended decision making process on the part of prospective clients. We often must educate our potential clients regarding the use and benefit of our services and software, which may delay the evaluation and acceptance process. For the service contract sales portion of our solution, the selling cycle can extend to approximately 9 to 12 months or longer between initial client contact and signing of an agreement. Once our services and software are selected, integration with our clients’ systems can be a lengthy process, which further impacts the timing of revenue. Because we are unable to control many of the factors that will influence our clients’ buying decisions or the integration process of our services and software, it can be difficult to forecast the growth and timing of our revenue.

We have incurred recent losses and may incur losses in the future.

Although we reported net income for each of the four quarters during 2006 and for the year ended December 31, 2006, we incurred a net loss of $5.0 million for the year ended December 31, 2005, and a net loss of $4.9 million for the year ended December 31, 2004. Our accumulated deficit through December 31, 2006 is $59.6 million. We may incur losses in the future, depending on the timing of signing of new clients, costs to initiate service for new clients, our ability to retain and expand our service to existing clients, our ability to successfully compete, our decisions to further invest in our technology or infrastructure, and our ability to continue to increase our operating efficiencies.

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We may need to raise additional capital which might not be available to us on acceptable terms, if at all.

We may require additional capital for the acquisition of businesses, products or technologies that are complementary to ours, or to fund our working capital and capital expenditure requirements. To date, we have raised capital through both equity and debt financings. On January 10, 2007, we filed a shelf registration statement covering $40.0 million of equity and debt securities, which was declared effective on January 18, 2007. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants and interest expenses that will affect our financial results. Additional funding may not be available when needed or on terms acceptable to us. If we are unable to obtain additional capital, we may be required to delay or reduce the scope of our operations.

Our quarterly operating results may fluctuate, and if we do not meet market expectations, our stock price could decline.

Our future operating results may not follow past trends in every quarter, even if they continue to improve overall. In any future quarter, our operating results may fall below the expectations of public market analysts and investors.

Factors which may cause our future operating results to be below expectations include:

•	the growth of the market for our sales and marketing solutions;

•	the demand for and acceptance of our services;

•	the demand for our clients’ products and services;

•	the length of the sales and integration cycle for our new clients;

•	our ability to expand relationships with existing clients;

•	our ability to develop and implement additional services, products and technologies;

•	the success of our direct sales force;

•	our ability to retain existing clients;

•	the costs of complying with Section 404 of the Sarbanes-Oxley Act;

•	the granting of additional stock options and/or restricted stock awards resulting in additional FAS 123R stock option expense;

•	new product and service offerings from our competitors;

•	general economic conditions;

•	regulatory compliance costs;

•	our ability to integrate acquisitions and the costs and write-downs associated with them, including the amortization of intangibles; and

•	our ability to expand our operations, including potential further international expansion.

We may experience seasonality in our sales, which could cause our quarterly operating results to fluctuate from quarter to quarter.

As we continue to grow our lead generation service offerings, we will experience seasonal fluctuations in our revenue as companies’ spending on marketing can be stronger in the second and fourth quarters than in the first and third. In addition, since our lead generation service offering has lower gross margins than our other service offerings, we may experience quarterly fluctuations in our financial performance as a result of a seasonal shift in the mix of our service offerings.

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If we are unable to attract and retain highly qualified management, sales and technical personnel, the quality of our services may decline, and our ability to execute our growth strategies may be harmed.

Our success depends to a significant extent upon the contributions of our executive officers and key sales and technical personnel and our ability to attract and retain highly qualified sales, technical and managerial personnel. Competition for personnel is intense as these personnel are limited in supply. We have at times experienced difficulty in recruiting qualified personnel, and there can be no assurance that we will not experience difficulties in the future, which could limit our future growth. The loss of certain key personnel, particularly Michael Silton, our chief executive officer, and Steve Valenzuela, our chief financial officer, could seriously harm our business.

We rely heavily on our communications infrastructure, and the failure to invest in or the loss of these systems could disrupt the operation and growth of our business and result in the loss of clients or our clients’ customers.

Our success is dependent in large part on our continued investment in sophisticated computer, Internet and telecommunications systems. We have invested significantly in technology and anticipate that it will be necessary to continue to do so in the future to remain competitive. These technologies are evolving rapidly and are characterized by short product life cycles, which require us to anticipate technology developments. We may be unsuccessful in anticipating, managing, adopting and integrating technology changes on a timely basis, or we may not have the capital resources available to invest in new technologies.

Our operations could suffer from telecommunications or technology downtime, disruptions or increased costs.

In the event that one of our operations facilities has a lapse of service or damage to such facility, our clients could experience interruptions in our service as well as delays, and we might incur additional expense in arranging new facilities and services. Our disaster recovery computer hardware and systems located at our facilities in California, Texas and Canada have not been tested under actual disaster conditions and may not have sufficient capacity to recover all data and services in the event of an outage occurring at one of our operations facilities. In the event of a disaster in which one of our operations facilities is irreparably damaged or destroyed, we could experience lengthy interruptions in our service. While we have not experienced extended system failures in the past, any interruptions or delays in our service, whether as a result of third party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with clients and our reputation. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These factors in turn could damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability, cause us to issue credits or cause clients to fail to renew their contracts, any of which could adversely affect our business, financial condition and results of operations. Temporary or permanent loss of these systems could limit our ability to conduct our business and result in lost revenue.

We have made significant investments in technology systems that operate our business operations. Such assets are subject to reviews for impairment in the event they are not fully utilized.

We have made technology and system improvements and capitalized those costs while the technology was being developed. During the year ended December 31, 2006, we deployed our new customer relationship management, or CRM, system, which we had developed over an 18-month period. We invested $3.2 million in this system, which has a carrying value of $2.7 million as of December 31, 2006 as capitalized software, and is being amortized over five years. We are using it as a CRM platform for our service sales clients. If unforeseen events or circumstances prohibit us from using this system with all clients, we may be forced to impair some or all of this asset, which could result in a charge to our financial results.

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Defects or errors in our software could harm our reputation, impair our ability to sell our services and result in significant costs to us.

Our software is complex and may contain undetected defects or errors. We have not suffered significant harm from any defects or errors to date, but we have from time to time found defects in our software and we may discover additional defects in the future. We may not be able to detect and correct defects or errors before releasing software. Consequently, we or our clients may discover defects or errors after our software has been implemented. We have in the past implemented, and may in the future need to implement corrections to our software to correct defects or errors. The occurrence of any defects or errors could result in:

•	our inability to execute our services on behalf of our clients;

•	delays in payment to us by customers;

•	damage to our reputation;

•	diversion of our resources;

•	legal claims, including product liability claims, against us;

•	increased service and warranty expenses or financial concessions; and

•	increased insurance costs.

Our liability insurance may not be adequate to cover all of the costs resulting from these legal claims. Moreover, we cannot assure you that our current liability insurance coverage will continue to be available on acceptable terms or that the insurer will not deny coverage as to any future claim. The successful assertion against us of one or more large claims that exceeds available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business and operating results. Furthermore, even if we succeed in the litigation, we are likely to incur substantial costs and our management’s attention will be diverted from our operations.

If we are unable to safeguard our networks and clients’ data, our clients may not use our services and our business may be harmed.

Our networks may be vulnerable to unauthorized access, computer hacking, computer viruses and other security problems. An individual who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in our operations. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems caused by any breaches. Security measures that we adopt from time to time may be inadequate.

If we fail to adequately protect our intellectual property or face a claim of intellectual property infringement by a third party, we may lose our intellectual property rights and be liable for significant damages.

We cannot guarantee that the steps we have taken to protect our proprietary rights and information will be adequate to deter misappropriation of our intellectual property. In addition, we may not be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. If third parties infringe or misappropriate our trade secrets, copyrights, trademarks, service marks, trade names or other proprietary information, our business could be seriously harmed. In addition, third parties may assert infringement claims against us that we violated their intellectual property rights. These claims, even if not true, could result in significant legal and other costs and may be a distraction to management. In addition, protection of intellectual property in many foreign countries is weaker and less reliable than in the U.S., so if our business further expands into foreign countries, risks associated with protecting our intellectual property will increase.

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Our business may be subject to additional obligations to collect and remit sales tax and, any successful action by state, foreign or other authorities to collect additional sales tax could adversely harm our business.

We file sales tax returns in certain states within the U.S. as required by law and certain client contracts for a portion of the sales and marketing services that we provide. We do not collect sales or other similar taxes in other states and many of the states do not apply sales or similar taxes to the vast majority of the services that we provide. However, one or more states could seek to impose additional sales or use tax collection and record-keeping obligations on us. Any successful action by state, foreign or other authorities to compel us to collect and remit sales tax, either retroactively, prospectively or both, could adversely affect our results of operations and business.

Risks Related to Our Industry and Other Risks

We are subject to government regulation of direct marketing, which could restrict the operation and growth of our business.

The Federal Trade Commission’s, or FTC’s, telesales rules prohibit misrepresentations of the cost, terms, restrictions, performance or duration of products or services offered by telephone solicitation and specifically addresses other perceived telemarketing abuses in the offering of prizes. Additionally, the FTC’s rules limit the hours during which telemarketers may call consumers. The Federal Telephone Consumer Protection Act of 1991 contains other restrictions on facsimile transmissions and on telemarketers, including a prohibition on the use of automated telephone dialing equipment to call certain telephone numbers. The Federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 contains restrictions on the content and distribution of commercial e-mail. A number of states also regulate telemarketing and some states have enacted restrictions similar to these federal laws. In addition, a number of states regulate e-mail and facsimile transmissions. State regulations of telesales, e-mail and facsimile transmissions may be more restrictive than federal laws. Any failure by us to comply with applicable statutes and regulations could result in penalties. There can be no assurance that additional federal or state legislation, or changes in regulatory implementation, or judicial interpretation of existing or future laws would not limit our activities in the future or significantly increase the cost of regulatory compliance.

The demand for sales and marketing services is highly uncertain.

Demand and acceptance of our sales and marketing services is dependent upon companies’ willingness to allow third parties to provide these services. It is possible that these solutions may never achieve broad market acceptance. If the market for our services does not grow or grows more slowly than we anticipate at any time, our business, financial condition and operating results may be materially adversely affected.

Increased government regulation of the Internet could decrease the demand for our services and increase our cost of doing business.

The increasing popularity and use of the Internet and online services may lead to the adoption of new laws and regulations in the U.S. or elsewhere covering issues such as online privacy, copyright and trademark, sales taxes and fair business practices or which require qualification to do business as a foreign corporation in certain jurisdictions. Increased government regulation, or the application of existing laws to online activities, could inhibit Internet growth. A number of government authorities are increasingly focusing on online personal data privacy and security issues and the use of personal information. Our business could be adversely affected if new regulations regarding the use of personal information are introduced or if government authorities choose to investigate our privacy practices. In addition, the European Union has adopted directives addressing data privacy that may limit the collection and use of some information regarding Internet users. Such directives may limit our ability to target our clients’ customers or collect and use information. A decline in the growth of the Internet could decrease demand for our services and increase our cost of doing business and otherwise harm our business.

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Failure by us to achieve and maintain effective internal control over financial reporting in accordance with the rules of the SEC could harm our business and operating results and/or result in a loss of investor confidence in our financial reports, which could in turn have a material adverse effect on our business and stock price.

Based on current SEC rules and if our public float remains above $75 million as of June 30, 2007, we will be required to comply by December 31, 2007 with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We are in the process of documenting our internal controls systems to allow management to evaluate and report on, and our independent auditors to audit, our internal controls over financial reporting. Once the documentation is complete, we will be performing the system and process evaluation and testing (and any necessary remediation) required to comply. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. We are required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to materially affect internal controls over financial reporting. A “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory authorities such as the SEC. In addition, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our consolidated financial statements, and our stock price may be adversely affected as a result. If we fail to remedy any material weakness, our consolidated financial statements may be inaccurate, we may face restricted access to the capital markets and our stock price may be adversely affected.

Changes in the accounting treatment of stock options will adversely affect our reported results of operations.

In December 2004, the Financial Accounting Standards Board, or FASB, announced its decision to require companies to expense employee stock options. The pro forma disclosure that the FASB previously permitted will no longer be an alternative to the financial statement recognition of the expense. We adopted the new accounting pronouncement, Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, beginning on January 1, 2006. This change in accounting practices may adversely affect our fiscal 2007 reported results of operations due to future changes to various assumptions used to determine the fair value of awards issued or the amount and type of equity awards granted but will have no impact on cash flows.

Terrorist acts and acts of war may harm our business and revenue, costs and expenses, and financial position.

Terrorist acts or acts of war may cause damage to our employees, facilities, clients, our clients’ customers, and vendors, which could significantly impact our revenues, costs and expenses, financial position and results of operations. The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to national security, and other acts of war or hostility have created many economic and political uncertainties that could adversely affect our business and results of operations in ways that cannot be presently predicted. We are predominantly uninsured for losses and interruptions caused by terrorist acts and acts of war.

Risks Associated with Our Stock

Our charter documents and Delaware law contain anti-takeover provisions that could deter takeover attempts, even if a transaction would be beneficial to our stockholders.

Our certificate of incorporation and bylaws and certain provisions of Delaware law may make it more difficult for a third party to acquire us, even though an acquisition might be beneficial to our stockholders. For

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example, our certificate of incorporation provides our board of directors the authority, without stockholder action, to issue up to 5,000,000 shares of preferred stock in one or more series. Our board determines when we will issue preferred stock, and the rights, preferences and privileges of any preferred stock. Our certificate of incorporation also provides for a classified board, with each board member serving a staggered three-year term. When our common stock was listed on the Nasdaq Capital Market, we were subject to various restrictions under California law that prohibited us from having a classified board. Now that our common stock is listed on the Nasdaq Global Market, we are no longer subject to those restrictions. Accordingly, we intend to implement a classified board at our 2007 annual meeting of our stockholders. In addition, our bylaws establish an advance notice procedure for stockholder proposals and for nominating candidates for election as directors. Delaware law also contains provisions that can affect the ability of a third party to take over a company. For example, we are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, unless certain conditions are met. Section 203 may discourage, delay or prevent an acquisition of our company even at a price our stockholders may find attractive.

Our common stock price may be volatile.

During the year ended December 31, 2006, the price for our common stock has fluctuated between $2.41 per share and $8.32 per share. The trading price of our common stock may continue to fluctuate widely due to:

•	quarter to quarter variations in results of operations;

•	loss of a major client;

•	announcements of technological innovations by us or our competitors;

•	changes in, or our failure to meet, the expectations of securities analysts;

•	new products or services offered by us or our competitors;

•	changes in market valuations of similar companies;

•	announcements of strategic relationships or acquisitions by us or our competitors;

•	other events or factors that may be beyond our control; or

•	dilution resulting from the raising of additional capital.

In addition, the securities markets in general have experienced extreme price and trading volume volatility in the past. The trading prices of securities of companies in our industry have fluctuated broadly, often for reasons unrelated to the operating performance of the specific companies. These general market and industry factors may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Our stock price is volatile, and we could face securities class action litigation. In the past, following periods of volatility in the market price of their stock, many companies have been the subjects of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management’s attention and resources and could cause our stock price to fall.

We may have difficulty obtaining director and officer liability insurance in acceptable amounts for acceptable rates.

We cannot assure that we will be able to obtain in the future sufficient director and officer liability insurance coverage at acceptable rates and with acceptable deductibles and other limitations. Failure to obtain such insurance could materially harm our financial condition in the event that we are required to defend against and resolve any future securities class actions or other claims made against us or our management. Further, the inability to obtain such insurance in adequate amounts may impair our future ability to retain and recruit qualified officers and directors.

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If we fail to meet the Nasdaq Global Market listing requirements, our common stock will be delisted.

Trading of our common stock moved from the Nasdaq Capital Market to the Nasdaq Global Market on January 8, 2007. The Nasdaq Global Market listing requirements are more onerous than the listing requirements for the Nasdaq Capital Market. If we experience losses from our operations, are unable to raise additional funds or our stock price does not meet minimum standards, we may not be able to maintain the standards for continued listing on the Nasdaq Global Market, which include, among other things, that our common stock maintain a minimum closing bid price of at least $1.00 per share (subject to applicable grace and cure periods). If, as a result of the application of such listing requirements, our common stock is delisted from the Nasdaq Global Market, our stock would become harder to buy and sell. Consequently, if we were removed from the Nasdaq Global Market, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline. As a result, the ability to resell shares of our common stock could be adversely affected.

Our directors, executive officers and their affiliates own a significant percentage of our common stock and can significantly influence all matters requiring stockholder approval.

As of February 20, 2007, our directors, executive officers and entities affiliated with them together beneficially control approximately 16.4% of our outstanding shares. As a result, these stockholders, acting together, may have the ability to disproportionately influence all matters requiring stockholder approval, including the election of all directors, and any merger, consolidation or sale of all or substantially all of our assets. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company, which, in turn, could depress the market price of our common stock.

Shares eligible for sale in the future could negatively affect our stock price.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock or the perception that these sales could occur. This might also make it more difficult for us to raise funds through the issuance of securities. As of December 31, 2006, we had 15,088,294 outstanding shares of common stock. As of December 31, 2006, there were an aggregate of 2,831,604 shares of common stock issuable upon exercise of outstanding stock options and warrants, including 1,715,486 shares of common stock issuable upon exercise of options outstanding under our option plan and 1,116,118 shares of common stock issuable upon exercise of the outstanding warrants issued to the investors in our private placement transactions completed on February 7, 2006, June 15, 2005 and February 20, 2004. As of December 31, 2006, we also have a total of 368,802 shares issued pursuant to restricted stock awards granted to certain employees. These restricted shares will become available for public sales subject to the respective employees continued employment with the company over vesting periods of not more than four years. As of December 31, 2006 under our existing stock option plan and employee stock purchase plan, we may issue up to an additional 506,744 shares and 521,035 shares of our common stock, respectively, subject to the terms and conditions of such plans. Since December 31, 2006, an additional 600,000 shares became available for issuance under our existing stock option plan and an additional 80,000 shares became available for issuance under our existing employee stock purchase plan, subject to the terms and conditions of such plans. We may issue and/or register additional shares, options, or warrants in the future in connection with acquisitions, compensation or otherwise. In addition, shares issued in connection with our acquisitions of ViewCentral and Metrics will be available for sale upon the lapse of contractual lock-ups as follows: 304,738 on March 15, 2007; 31,696 on May 13, 2007; and 304,737 on September 15, 2007. In addition, up to 31,696 shares and up to 145,493 shares will be released from escrow restrictions on May 12, 2007 and September 15, 2007, respectively.

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USE OF PROCEEDS

The selling stockholders will receive all proceeds from the sale of the shares of common stock offered by this prospectus. We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following is only a summary of the material terms of our common stock, preferred stock and warrants. Because it is only a summary, it does not contain all the information that may be important to you. Accordingly, you should carefully read the more detailed provisions of our restated certificate of incorporation and our bylaws, each of which has been filed with the SEC, as well as applicable provisions of Delaware law.

Authorized Capitalization

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

As of February 20, 2007, there were 15,164,067 shares of common stock outstanding held by approximately 230 stockholders of record and no shares of our preferred stock were outstanding.

Common Stock

All outstanding shares of our common stock are, and all shares of our common stock to be outstanding upon completion of any offering pursuant to this prospectus will be, validly issued, fully paid and nonassessable.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time. To date, we have not paid dividends on our common stock. For the foreseeable future, we intend to invest any earnings in further business development and do not intend to issue cash dividends.

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our restated certificate of incorporation.

In addition, our certificate of incorporation and bylaws provide that certain actions require the approval of two-thirds, rather than a majority, of the shares entitled to vote.

No Preemptive, Conversion or Redemption Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Each outstanding share of common stock is fully paid and nonassessable.

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Transfer Agent and Registrar

The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

Preferred Stock

Under our restated certificate of incorporation, our board of directors is authorized, without further stockholder approval, to issue up to 5,000,000 shares of preferred stock in one or more series and fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights which are superior to the rights of common stock or which could adversely affect the voting power and other rights of the holders of common stock. The issuance of preferred stock also may have the affect of delaying, deferring or preventing a change in control of the company or the removal of management.

Certain Anti-Takeover Provisions

Certain provisions of Delaware law, our restated certificate of incorporation and our bylaws may make it more difficult to acquire control of us by various means. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of stock owned by them. In addition, they may adversely affect the prevailing market price of the stock.

Delaware Law

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with his affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

Classified Board of Directors

Our restated certificate of incorporation provides for a classified board of directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. When our common stock was listed on the Nasdaq Capital Market, we were subject to various restrictions under California law that prohibited us from having a classified board. Now that our common stock is listed on the Nasdaq Global Market, we are no longer subject to those restrictions. Accordingly, we intend to implement a classified board at our 2007 annual meeting of our stockholders. As a result, approximately one-third of the board of directors will be elected each year. These provisions are likely to increase the time required for stockholders to change the composition of our board of directors. For example, in general at least two annual meetings will be necessary for stockholders to effect a change in the majority our board of directors. Subject to the rights of the holders of any outstanding series of preferred stock, our restated certificate of incorporation authorizes only the board of directors to fill vacancies, including newly created directorships. Our restated certificate of incorporation also provides that directors may be removed by stockholders only for cause and only by affirmative vote of holders of 66 2/3% of the outstanding shares of voting stock entitled to vote at an election of directors.

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Special Stockholder Meetings

Our restated certificate of incorporation provides that special meetings of the stockholders for any purpose or purposes, unless required by law, may only be called by a majority of the entire board. This limitation on the ability to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the board. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board with respect to unsolicited takeover bids. In addition, the limited ability to call a special meeting of stockholders may make it more difficult to change the existing board and management.

Supermajority Vote to Amend Charter and Bylaws

Our restated certificate of incorporation authorizes our board of directors to amend and repeal our bylaws without stockholder vote. Our restated certificate of incorporation also provides that our bylaws may be amended by the affirmative vote of holders of at least 66 2/3% of the outstanding shares of voting stock of the Company entitled to vote at an election of directors. In addition, our restated certificate of incorporation provides that its provisions related to bylaw amendments and indemnification may only be amended by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock of the Company entitled to vote at the election of directors.

Advance Notice Requirements for Stockholders Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive office not less than 120 days nor more than 150 days prior to the first anniversary of the date of the previous year’s annual meeting of stockholders; provided that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days earlier than or 60 calendar days after such anniversary, notice by the stockholder, to be timely, must be so received not more than 90 days nor later than the later of (i) 60 days prior to the annual meeting of stockholders or (ii) the close of business on the tenth day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever first occurs. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act. Our restated certificate of incorporation further provides that we are authorized to indemnify our directors and officers to the fullest extent permitted by law through the bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law and require us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our bylaws further provide that rights conferred under such bylaws do

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not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

We also have directors’ and officers’ liability insurance. In addition, we have entered into agreements to indemnify our directors and certain of our officers, in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements, among other things, indemnify our directors and certain of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as our director or officer or as a director or officer of any subsidiary of ours, or as a director or officer of any other company or enterprise that the person provides services to at our request.

Our restated certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us or our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

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SELLING STOCKHOLDERS

The following table sets forth, to our knowledge, certain information about the selling stockholders as of February 20, 2007, based on 15,164,067 shares of common stock outstanding as of February 20, 2007. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable under stock options that are exercisable within 60 days after February 20, 2007 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Each of the selling stockholders has informed us that it is neither a broker-dealer nor an affiliate of a broker-dealer.

The amounts set forth in the table below reflect the amounts each selling stockholder has indicated it may sell in an offering hereunder. We or the underwriters for an offering may limit or deny the ability of any selling stockholder to sell his or her shares in such offering for any reason, including the failure of a selling stockholder to produce the appropriate stock certificates or option exercise forms and related documents to our satisfaction. In addition, some of the selling stockholders may elect to reduce the number of shares sold or may decide not to participate at all in such offering.

Name of Selling Stockholder(1)	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering(2)
	Number	Percentage		Number	Percentage
Michael Silton(3)	1,550,009	10.0%	255,000	1,295,009	6.8%
Alok Mohan(4)	227,151	1.5	30,818	196,333	1.0
Steve Valenzuela(5)	201,111	1.3	40,000	161,111	*
Robert Leff(6)	173,121	1.1	20,000	153,121	*
Clinton Hauptmeier(7)	129,066	*	33,200	95,866	*
Robert Langer(8)	102,611	*	5,000	97,611	*
Kenneth Forbes(9)	83,392	*	31,696	51,696	*
Carmela Wong(10)	43,142	*	10,000	33,142	*

*	Less than one percent.

(1)	Unless otherwise indicated, the address of each of the individuals listed in this table is c/o Rainmaker Systems, Inc., 900 East Hamilton Avenue, Suite 400, Campbell, California 95008.

(2)	Assumes that all shares of common stock registered hereunder will be sold. Consequently, the number of shares of common stock shown as beneficially owned by each listed stockholder after any offering under this registration statement is equal to the number of shares of common stock beneficially owned by such stockholder prior to such offering, minus the number of shares of common stock, if any, offered by such stockholder in any such offering.

(3)	Common stock holdings include 1,268,009 shares held (110,000 of which are restricted shares), 280,000 shares acquirable upon the exercise of options and 2,000 shares issuable upon the exercise of warrants. Mr. Silton is our Chief Executive Officer and President and is a member of our Board of Directors.

(4)	Common stock holdings include 83,818 shares held (31,000 of which are restricted shares), 142,000 shares acquirable upon the exercise of options and 1,333 shares issuable upon the exercise of warrants. Mr. Mohan is the Chairman of our Board of Directors and serves on each of the audit committee and the nominating committee of our Board of Directors.

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(5)	Common stock holdings include 80,444 shares held (75,000 of which are restricted shares), 120,000 shares acquirable upon the exercise of options and 667 shares issuable upon the exercise of warrants. Mr. Valenzuela is our Vice President, Finance, Chief Financial Officer and Secretary.

(6)	Common stock holdings include 91,288 shares held, 80,500 shares acquirable upon the exercise of options and 1,333 shares issuable upon the exercise of warrants. Mr. Leff is a member of our Board of Directors and serves on each of the audit committee and compensation committee of our Board of Directors.

(7)	Common stock holdings include 53,999 shares held (20,000 of which are restricted shares), 75,000 shares acquirable upon the exercise of options and 67 shares acquired upon the exercise of warrants. Mr. Hauptmeier is a General Manager for our company.

(8)	Common stock holdings include 34,444 shares held (all of which are restricted shares), 67,500 shares acquirable upon the exercise of options and 667 shares issuable upon the exercise of warrants. Mr. Langer is a General Manager of our company.

(9)	Common stock holdings include 67,544 shares held by Mr. Forbes (20,000 of which are restricted shares) and 15,848 shares held by Business Telemetry, Inc., of which Mr. Forbes is a shareholder. Mr. Forbes is our Chief Technology Officer.

(10)	Common stock holdings include 15,000 shares held (all of which are restricted shares) and 28,142 shares acquirable upon the exercise of options. Ms. Wong is a Vice President of Marketing of our company.

We will pay all of the fees and expenses of registering the shares of common stock offered in this prospectus and in connection with any prospectus supplement filed as referenced below in “Plan of Distribution.”

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PLAN OF DISTRIBUTION

The selling stockholders may sell the securities separately or together:

•	through one or more underwriters or dealers;

•	directly to investors;

•	through agents; or

•	through a combination of any of these methods of sale.

The selling stockholders may sell the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The method of distribution of the securities will be described in the prospectus supplement.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The applicable prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from the selling stockholders. Only underwriters named in the prospectus supplement are underwriters of the securities offered by the applicable prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The selling stockholders may sell securities directly or through agents the selling stockholders designate from time to time. The selling stockholders will name any agent involved in the offering and sale of securities and will describe any commissions to be paid to the agent in the applicable prospectus supplement. Unless the prospectus supplement states otherwise, the agent for the selling stockholders will act on a best-efforts basis for the period of its appointment. If the selling stockholders sell securities directly, the terms of any direct sales will be described in the applicable prospectus supplement.

The selling stockholders may use an underwriter or underwriters in the offer or sale of securities registered hereunder. If the selling stockholders use an underwriter or underwriters, we and the selling stockholders will execute an underwriting agreement with the underwriter or underwriters at the time that the selling stockholders reach an agreement on for the sale of the securities. The names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including compensation the underwriters and dealers will receive, will be specified in the applicable prospectus supplement. The underwriters will use the applicable prospectus supplement to sell the securities.

The selling stockholders may use a dealer to sell securities. If the selling stockholders use a dealer, then the selling stockholders, as principals, will sell the securities to the dealer. The dealer will then sell the securities to the public at varying prices that the dealer will determine at the time it sells the securities. The name of the dealer and the terms of the transactions with the dealer will be described in the applicable prospectus supplement.

The selling stockholders may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from the selling stockholders at the public offering price set forth in

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the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions the selling stockholders must pay for solicitation of these contracts will be described in the applicable prospectus supplement. If the selling stockholders use delayed delivery contracts, the prospectus supplement will disclose when they will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that will be described in the applicable prospectus supplement.

Underwriters, dealers and agents may be entitled to indemnification by us and the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us, the selling stockholders and the underwriters, dealers and agents.

The selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

The selling stockholders may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover overallotments, if any, in connection with the distribution. Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of our common stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when our common stock originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of our common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Maximum compensation to any underwriters, dealers or agents will not exceed any applicable NASD limitations.

All securities offered under this prospectus, other than our common stock, will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of these securities may make a market in these securities. However, they are not obligated to make a market and may discontinue market making activity at any time. No assurance can be given as to the liquidity of the trading market for any of these securities.

Our underwriters, agents or dealers and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, Palo Alto, California. Legal counsel to any underwriters or agents may pass upon legal matters for such underwriters or agents.

EXPERTS

The consolidated financial statements and schedule incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of the reports, proxy and information statements and other information may also be examined without charge at the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

We also make available free of charge through our website at www.rmkr.com our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with or furnish it to the SEC. The information contained on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We will provide you with a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus at no cost to you upon written or oral request to:

Rainmaker Systems, Inc.

900 East Hamilton Avenue, Suite 400

Campbell, CA 95008

Attention: Steve Valenzuela

Chief Financial Officer

Telephone: (408) 626-3800

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INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important business, financial and other information to you in this prospectus by referring you to the documents publicly filed with the SEC containing this information. The information incorporated by reference is deemed to be a part of this prospectus. We incorporate by reference into this registration statement and prospectus our documents listed below and any documents we file subsequently with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) after the date of the initial registration statement but prior to effectiveness of the registration statement and (ii) after the date of this prospectus until the transactions contemplated by this prospectus are completed (which filed documents do not include any portion thereof not deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on February 26, 2007;

•	Our Current Reports on Form 8-K filed with the SEC on January 31, 2007 and February 5, 2007; and

•

The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on November 9, 1999, including any amendments or reports filed for the purposes of updating this description.

The reports and other documents that we file after the date of this prospectus will update, supplement and supersede the information in this prospectus. All documents that we file after the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering, shall be deemed incorporated by reference into this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

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